     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1997

                                                        Registration No. 333-___

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             _____________________


                                 OMNICARE, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE               (Primary Standard                 31-1001351
(State of Incorporation)           Industrial                 (I.R.S. Employer
                           Classification Code Number)       Identification No.)

                     50 East Rivercenter Blvd. - Suite 1530
                           Covington, Kentucky 41011
                                 (606) 655-1180
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             _____________________


                                Cheryl D. Hodges
                        c/o Omnicare Management Company
                               2800 Chemed Center
                             255 East Fifth Street
                          Cincinnati, Ohio  45202-4728
                                 (513) 762-6666
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _____________________


                                   Copies to:

     Morton A. Pierce                                John F. Bales, III
     Dewey Ballantine                              Morgan, Lewis & Bockius
1301 Avenue of the Americas                         2000 One Logan Square
 New York, New York  10019                    Philadelphia, Pennsylvania  19103
      (212) 259-8000                                   (215) 963-5000
                             _____________________

 Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the Merger described herein.

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Restriction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
 Title of each class of                             Proposed maximum          Proposed maximum
 securities to be          Amount to be             offering price per        aggregate offering       Amount of
 registered                registered(1)            share(2)                  price(2)                 fee(2) registration
-----------------------------------------------------------------------------------------------------------------------------
 Common Stock              1,894,810                N/A                       $1,840,019.80            $557.58
 $1.00 par value           shares
=============================================================================================================================

(1) Represents the maximum number of shares of common stock of Omnicare, Inc., par value $1.00 per share, that the Registrant would issue in exchange for the common stock of Coromed, Inc., par value $.01 per share and in respect of options to acquire the common stock of Coromed, Inc.

(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933. The proposed maximum aggregate offering price represents the book value of the securities to be received by the Registrant or cancelled in the merger plus the exercise price of the options to be cancelled in the merger.

                             _____________________


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               PROXY STATEMENT OF
                                 COROMED, INC.
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ________  , 1997

                        ________________________________

                                   PROSPECTUS

                                 OMNICARE, INC.


        Relating to the Offering of up to ____________ Shares of Common
                 Stock, Par Value $1.00 Per Share of Omnicare.



                   This Proxy Statement of Coromed, Inc., a Delaware corporation ("Coromed"), and Prospectus of Omnicare, Inc., a Delaware corporation ("Omnicare") (the "Proxy Statement/ Prospectus") is being furnished to the holders of common stock of Coromed, par value $.01 per share ("Coromed Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Coromed (the "Coromed Board") for use at the special meeting of
stockholders of Coromed to be held at       on __________, 1997, and any
adjournments or postponements thereof (the "Special Meeting").

                   At the Special Meeting, stockholders of Coromed will consider and vote on the proposed merger described herein, by which Coromed Acquisition Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of Omnicare, will merge (the "Merger") with and into Coromed and Coromed will become a wholly-owned subsidiary of Omnicare, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 27, 1997, by and among Omnicare, Merger Sub, Coromed and certain stockholders of Coromed (the "Merger Agreement"). If the Merger is consummated, all holders of Coromed Common Stock and of options to acquire Coromed Common Stock ("Coromed Options") will receive shares of the common stock, par value $1.00 per share, of Omnicare ("Omnicare Common Stock"), with an aggregate total value equivalent to $40,000,000.

                   FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER, INCLUDING A DESCRIPTION OF THE CONSIDERATION TO BE RECEIVED BY COROMED STOCKHOLDERS, SEE "THE MERGER."

                   Shares of Omnicare Common Stock are quoted on the New York Stock Exchange (the "NYSE") under the symbol "OCR." There is no public trading market for Coromed Common Stock.

                   This Proxy Statement also constitutes a Prospectus relating to the shares of Omnicare Common Stock to be issued in connection with the proposed Merger.

                   The information contained in this Proxy Statement/Prospectus relating to Omnicare has been furnished by Omnicare for inclusion herein. Omnicare is engaged directly and through subsidiaries, in providing professional pharmacy and related consulting services for long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. The principal executive offices of Omnicare are located at 50 East Rivercenter Blvd. - Suite 1530, Covington, Kentucky 41011, telephone number (606) 655-1180.

                   The information contained in this Proxy Statement/ Prospectus relating to Coromed has been furnished by Coromed for inclusion herein. Coromed's operations consist principally of providing contract research services to pharmaceutical, biotechnology and medical product companies. The principal executive offices of Coromed are located at Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615, telephone number (518) 283-4000.

                   This Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to Coromed stockholders on or about __________, 1997.

                   FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT STOCKHOLDERS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE ___.


                              ____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Proxy Statement/Prospectus is          , 1997.

                             AVAILABLE INFORMATION

                   Omnicare is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Omnicare with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                   Omnicare has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Omnicare Common Stock to be issued pursuant to the proposed Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus (or in any document incorporated in this Proxy Statement/ Prospectus by reference) as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                   Omnicare Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information concerning Omnicare can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

                   No person is authorized to give any information or to make any representation other than those contained in this Proxy
Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Omnicare or Coromed. Neither the delivery of this Proxy

Statement/Prospectus nor any distribution of securities registered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Omnicare or Coromed since the date hereof.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

                   The following documents previously filed by Omnicare with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

                   1. Omnicare's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (which incorporates by reference certain information from Omnicare's Proxy Statement relating to its 1996 Annual Meeting of Stockholders).

                   2. Omnicare's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

                   3. Omnicare's Current Reports on Form 8-K filed February 26, 1996, May 10, 1996, September 10, 1996, February 6, 1997 and February 21,
1997; and

                   4. The description of Omnicare Common Stock in Omnicare's Registration Statement on Form 8-A under the Exchange Act (File No. 1-08269) filed September 14, 1993, including all amendments and reports filed for the purpose of updating such description.

                   All documents subsequently filed by Omnicare pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM OMNICARE, INC., ATTENTION, CHERYL D. HODGES, C/O OMNICARE MANAGEMENT COMPANY, 2800 CHEMED CENTER, 255 EAST FIFTH STREET, CINCINNATI, OHIO 45202-4728, TELEPHONE NUMBER (513) 762-6666. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1997.

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i

INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . .   ii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Comparative Per Share Data (Unaudited) . . . . . . . . . . . . . . . . . . . .    9

OMNICARE AND SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

COROMED AND SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

MARKET PRICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

COROMED SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Record Date; Securities Entitled to Vote . . . . . . . . . . . . . . . . . . .   17
         Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Required Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Proxies and Revocation . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Reasons for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . .   25
         Support Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         Resales of Omnicare Common Stock . . . . . . . . . . . . . . . . . . . . . . .   29
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Termination of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . .   31
         Termination Fees; Expenses of the Merger . . . . . . . . . . . . . . . . . . .   32
         Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . .   32
         Survival of Representations and Warranties; Indemnification  . . . . . . . . .   33
         Governmental and Regulatory Approvals  . . . . . . . . . . . . . . . . . . . .   34
         Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Accounting Treatment of the Merger . . . . . . . . . . . . . . . . . . . . . .   37
         Comparison of Stockholder Rights . . . . . . . . . . . . . . . . . . . . . . .   38

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER . . . . . . . . . . . . . . . . .   43

BUSINESS OF COROMED . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS OF COROMED  . . . . . . . . . . . . . . . . . . . . .   53

BENEFICIAL OWNERSHIP OF COROMED COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . .   59

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Appendices
----------


Appendix A         -      Agreement and Plan of Merger, dated as of                          A-1
                                  January 27, 1997, by and among Omnicare,
                                  Inc., Coromed Acquisition Corporation,
                                  Coromed, Inc. and Certain
                                  Stockholders of Coromed, Inc.

Appendix B         -      Support Agreement, dated as of January 27,                         B-1
                                  1997, by and among Omnicare, Inc. ,
                                  Coromed, Inc. and Certain Stockholders
                                  of Coromed, Inc.

Appendix C         -      Section 262 of the Delaware General                                C-1
                                  Corporation Law - Appraisal Rights

Appendix D         -      Fairness Opinion of Wessels, Arnold &                              D-1
                                  Henderson, L.L.C.

                                    SUMMARY


                   The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus, in its Appendices and in the documents referred to herein, to which reference is made for a more complete statement of the matters discussed below.


THE COMPANIES

         Omnicare

                   Omnicare is a leading independent provider of pharmacy and related services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Omnicare purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical recordkeeping and third-party billing for patients in such facilities. Omnicare also provides consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the control, distribution and administration of drugs within the nursing facility and assisting in compliance with state and federal regulations. In addition, Omnicare provides ancillary services, such as infusion therapy, distributes medical supplies and offers clinical care plan and financial software information systems to its client nursing facilities. Omnicare currently provides these services to approximately 329,000 residents in approximately 3,900 nursing homes and other long-term care facilities principally in the states of Alabama, Connecticut, Georgia, Illinois, Indiana, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Virginia, Washington, West Virginia and Wisconsin.

                   Omnicare's executive offices are located at 50 East Rivercenter Blvd. - Suite 1530, Covington, Kentucky 41011, and its telephone number is (606) 655-1180.

         Coromed

                   Coromed is an international full-service contract research organization ("CRO") serving multinational pharmaceutical firms and biotechnology and medical device companies. Coromed provides support for the preclinical and clinical development of therapeutics by offering comprehensive and fully integrated biological, pharmacological, and chemical research services, as well as clinical, quality assurance, data management, medical writing, and regulatory support for its clients' clinical development programs. In addition to North America, Coromed conducts business in South America and Europe.

         Coromed's principal executive offices are located at Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615 and its telephone number is (518) 283-4000.


THE SPECIAL MEETING

         Time, Date and Place

                   The Special Meeting of the Coromed stockholders will be held on ___________, 1997, at _________ local time, at the __________
________________ located at ____________________.

         Purpose of the Meeting

                   At the Special Meeting, the Coromed stockholders will be asked to consider and vote upon the proposed Merger of Merger Sub, a wholly-owned subsidiary of Omnicare, with and into Coromed. The Merger will result in Coromed becoming a wholly-owned subsidiary of Omnicare.

         Record Date; Securities Entitled to Vote

                   Holders of record (the "Record Holders") of Coromed Common Stock at the close of business on ___________, 1997 (the "Record Date"), will be entitled to vote at the Special Meeting. On the Record Date, there were _________ shares of Coromed Common Stock issued and outstanding. Each issued and outstanding share of Coromed Common Stock is entitled to one vote per share with respect to the Merger.

         Quorum

                   The presence, in person or by proxy, of the holders of a majority of the outstanding Coromed Common Stock entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

         Required Vote

                   The approval of a majority of the outstanding shares of Coromed Common Stock is required to approve the Merger.

                   As of the Record Date, the following officers of Coromed:
Dr. Dale B. Evans, Chairman, President and Chief Executive Officer; Alice G. Fedory, Executive Vice President, Chief Operations Officer and Secretary; Thomas J. Massey, Senior Vice President, Drug Development, and Dr. Ronald E. Weishaar, Senior Vice President, Drug Research (each, a "Principal Stockholder") owned an aggregate of 385,047 shares of Coromed Common Stock, representing approximately 60% of Coromed Common Stock entitled to vote on the Merger. The Principal Stockholders and Coromed have entered into an agreement with Omnicare (the

"Support Agreement") pursuant to which the Principal Stockholders have agreed, among other things, to vote the shares of Coromed Common Stock owned by them in favor of the Merger. Thus, in the absence of breach of the Support Agreement, approval of the Merger is assured. Attached as Appendix B is the full text of the Support Agreement.

THE MERGER

                   Pursuant to the Merger Agreement, Merger Sub will be merged with and into Coromed and Coromed will become a wholly owned subsidiary of Omnicare. See "THE MERGER-Terms of the Merger."

         Closing Date; Effective Time

                   The closing date shall be the first business day immediately following the day on which the last to be fulfilled or waived of the conditions (see "THE MERGER-Conditions to the Merger") to the Merger Agreement are fulfilled or waived in accordance with the Merger Agreement or such other time, date or place as Omnicare and Coromed may agree (the "Closing Date").

                   Subject to the terms and conditions of the Merger Agreement, the Merger will be effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law ("DGCL") or at such later time as Omnicare and Coromed will have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         Terms of the Merger

                   At the Effective Time, each share of Coromed Common Stock issued and outstanding immediately prior to the Effective Time (other than Restricted Shares (as defined in "THE MERGER-Terms of the Merger"), treasury shares and any Dissenting Shares (as defined in "THE MERGER-Terms of the Merger")), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the result obtained by calculation pursuant to the following formula:

                                  40,000,000
                                  ----------
                             X =       Y
                                --------------
                                       Z

where X is the number of shares of Omnicare Common Stock to be issued in exchange for each share of Coromed Common Stock (the "Exchange Ratio"); Y is the average of the closing price per share of Omnicare Common Stock on the NYSE Composite Tape (as reported in The Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date (the "Average Closing Price"); and Z is the total number of shares of Coromed Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Coromed Common Stock deemed to be outstanding immediately prior to the Effective Time in respect of and in lieu of all Coromed Options and Restricted Shares, in each case outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, in the event that the Average Closing Price per share of Omnicare Common Stock is $21-1/8 or lower, or $37-1/8 or higher, then for purposes of calculating the Exchange Ratio, the Average Closing Price will be deemed to be $21-1/8 or $37-1/8, respectively.

                   At the Effective Time, each Coromed Option and each share of Coromed Common Stock that is an "Unvested Share," as such term is defined in the shareholders' agreement to which such share is subject (each such share, a "Restricted Share") outstanding immediately prior to the Effective Time, by virtue of the Merger, will be converted into the right to receive a number of shares of Omnicare Common Stock equal to the Exchange Ratio multiplied by the number of shares of Coromed Common Stock deemed to be outstanding with respect to and in lieu of each such Company Option or Restricted Share, based upon the applicable current value discount determined by Wessels, Arnold & Henderson, L.L.C. ("Wessels") and agreed to by the independent public accountants for Omnicare and Coromed. Notwithstanding the foregoing, no discount will be applied with respect to the Restricted Shares if the shares of Omnicare Common Stock pursuant to the Merger given in exchange for the Restricted Shares are subject to the same restrictions as those restrictions imposed upon the Restricted Shares.

         Support Agreement

                   As a condition to Omnicare's willingness to enter into the Merger Agreement, the Principal Stockholders executed the Support Agreement, dated as of January 27, 1997, pursuant to which the Principal Stockholders have agreed, among other things, (i) to vote the shares of Coromed Common Stock held by them (the "Principal Stockholder Shares") in favor of the Merger and against any action that would interfere with the Merger; (ii) not to sell any Principal Stockholder Shares or engage in discussions concerning any such sale; and (iii) to grant to Omnicare an option (the "Principal Stockholder Option") to purchase the Principal Stockholder Shares at a purchase price per share equal to the Exchange Ratio (calculated using the exercise date of the Principal Stockholder Option as the deemed date of the Effective Time for purposes of calculating the Average Closing Price). The Principal Stockholder Option is exercisable for a one-month period following (i) the termination of the Merger Agreement under circumstances entitling Omnicare to the termination fee described below under "THE MERGER Termination Fees; Expenses of the Merger" or (ii) Coromed having entered into an agreement to engage in an Acquisition Transaction (as defined below). See "THE MERGER--Support Agreement."

         Fairness Opinion

                   Wessels has acted as financial advisor to Coromed in connection with the Merger and has assisted the Coromed Board in its examination of the fairness, from a financial point of view, of the Merger consideration to be received by the Coromed stockholders.

                   On February 19, 1997, Wessels delivered its written opinion to the Coromed Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the Coromed stockholders in the Merger is fair to such stockholders from a financial point of view. A copy of Wessels' written opinion dated February 19, 1997, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by Wessels, is attached as Appendix D to this Proxy Statement/Prospectus. Coromed stockholders are encouraged to read such opinion in its entirety. See "THE MERGER-Fairness Opinion."

         Exclusivity

                   Pursuant to the Merger Agreement, Coromed and its Subsidiaries have agreed prior to the Effective Time, not to initiate, solicit or encourage an Alternative Proposal (as defined below in "THE MERGER-Exclusivity") or, subject to the fiduciary duties of the Coromed Board to the Coromed stockholders, engage in any negotiations concerning, or provide any non-public information or data, or have any discussions with any person relating to an Alternative Proposal. See "THE MERGER--Exclusivity."

         Conditions to the Merger

                   In addition to the required approval of the Coromed stockholders, the Merger is subject to the satisfaction or waiver of certain other conditions, including, without limitation: the absence of an order or injunction of a court of competent jurisdiction which prohibits the consummation of the Merger; the receipt of requisite governmental consents and approvals to consummate the Merger; the accuracy of the representations and warranties of each of the parties to the Merger Agreement; the performance of specified obligations of each party to the Merger Agreement; the receipt of letters from the independent public accountants of each of Coromed and Omnicare regarding the treatment of the Merger as a "pooling of interests"; holders of no more than 5% of the outstanding shares of Coromed Common Stock having exercised appraisal rights; and certain other conditions. See "THE MERGER-Conditions to the Merger."

         Termination

                   The Merger Agreement is subject to termination: (a) by mutual consent of Omnicare and Coromed; (b) by either Omnicare or Coromed if
(i) the Merger is not consummated by September 30, 1997, (ii) the approval of Coromed stockholders is not obtained, or (iii) upon the existence of an order, decree or ruling by a court or governmental agency prohibiting the Merger; (c) by the Coromed Board (i) upon exercise of its good faith judgment as to its fiduciary duties to its stockholders if required by reason of an Alternative Proposal or (ii) upon breach by Omnicare or Merger Sub of their representations and warranties or agreements in the Merger Agreement; (d) by the board of directors of Omnicare ("Omnicare Board") if (i) Coromed modifies or withdraws its approval or recommendation of the Merger in a manner materially adverse to Omnicare or (ii) upon breach by Coromed or the Principal Stockholders of their representations and warranties or agreements contained in the Merger Agreement. See "THE MERGER-Termination of the Merger Agreement."

         Termination Fees; Expenses of the Merger

                   Under certain circumstances upon termination of the Merger Agreement following the existence of an Alternative Proposal, Coromed would be required to pay Omnicare a fee of $2,000,000.

                   All expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses; provided, that if the Merger is consummated, the surviving corporation in the Merger will pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in an amount up to $1,100,000 in the aggregate. See "THE MERGER-Termination Fees; Expenses of the Merger."

         Interests of Certain Persons in the Merger

                   The Principal Stockholders (i) have entered into the Support Agreement with Omnicare pursuant to which they have agreed, among other things, to vote their shares of Coromed Common Stock in favor of the Merger and have granted to Omnicare the Principal Stockholder Option; (ii) will enter into employment agreements with Omnicare providing that the Principal Stockholders will maintain their current positions with Coromed, and, in the case of Dr. Evans, providing that Omnicare will use reasonable best efforts to nominate and elect Dr. Evans to the Coromed Board for one term following the Merger, and providing that, as a portion of their employment compensation, the Principal Stockholders will receive warrants to purchase an aggregate of 280,000 shares of Omnicare Common Stock; and (iii) will enter into non-competition agreements with Omnicare. See "THE MERGER-Interests of Certain Persons in the Merger."

         Governmental and Regulatory Approvals

                   Omnicare and Coromed do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the Registration Statement of which this Proxy Statement/Prospectus is a part with the Commission.

         Appraisal Rights

                   If the Merger is approved by the required vote of the Coromed stockholders and is not abandoned or otherwise terminated, holders of Coromed Common Stock on the Record Date who did not vote for the Merger may, by complying with the procedures prescribed in the DGCL, be entitled to appraisal rights as described therein. Failure to comply precisely with the requirements of the applicable provision will result in the loss of appraisal rights. See "THE MERGER-Appraisal Rights." The obligations of Omnicare and Merger Sub to effect the Merger are conditioned upon, among other things, holders of no more than 5% of the outstanding shares of Coromed Common Stock having taken the actions required to exercise appraisal rights.

         Accounting Treatment of the Merger

                   Omnicare and Coromed believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. The consummation of the Merger is subject to receipt of (i) an opinion from Price Waterhouse LLP, independent public accountants for Omnicare, to the effect that the Merger will be accounted for as a "pooling of interests" for purposes of generally accepted accounting principles and the applicable accounting rules of the Commission and (ii) a letter from Coopers & Lybrand, L.L.P., independent public accountants for Coromed, stating their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards. Coromed's historical financial condition and results of operations are not material to Omnicare's historical consolidated financial statements. Accordingly, (i) Coromed's results of operations will be included in the consolidated financial statements of Omnicare from the date of consummation of the Merger and (ii) pro forma financial statements are not included herein.

         Certain Federal Income Tax Consequences of the Merger

                   The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the Merger so qualifies, in general, no gain or loss will be recognized for federal income tax purposes by holders of Coromed Common Stock who exchange their Coromed Common Stock for Omnicare Common Stock pursuant to the Merger, except that gain or loss may be recognized to the extent of cash received in lieu of fractional shares of Omnicare Common Stock. It is a condition to the obligations of each party to consummate the Merger that Coromed receive opinions from Morgan, Lewis & Bockius LLP, dated as of (i) the date of this Proxy Statement/Prospectus and (ii) the Closing Date, that, on the basis of facts, representations and assumptions set forth in such opinions, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and that Coromed, Omnicare and Merger Sub each will be a party to such reorganization within the meaning of section 368(b) of the Code. Holders of Coromed Common Stock are urged to consult their own tax advisors to determine the particular consequences of the Merger to them under federal, state, local and foreign tax laws. For a further discussion of certain federal income tax consequences of the Merger, see "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

COMPARATIVE PER SHARE DATA (Unaudited)

                   The following table presents historical and pro forma per share data for Omnicare and historical and equivalent pro forma per share data for Coromed.

                                                                                    Year Ended
                                                                                   December 31,
                                                                    -------------------------------------------
                                                                    1996               1995                1994
                                                                    ----               ----                ----
 Omnicare

 Net Income:

  Historical - Fully Diluted                                        $0.61              $0.43               $0.30
  Pro Forma - Fully Diluted                                          0.61               0.43                0.28


 Dividends:
  Historical                                                         0.06               0.05                0.045

                                                                Six Months Ended             Year Ended
                                                                   December 31                June 30,
                                                                ----------------   -------------------------------
                                                                       1996        1996         1995         1994
                                                                      ------       -----        -----       ------
 Coromed

 Net Income:
  Historical - Fully Diluted                                          ($0.09)      $1.60        $1.21       ($0.59)
  Pro Forma - Fully Diluted(1)                                          0.55        1.01         0.71         0.47

 Dividends:
  Historical                                                            -           -            -            -

  Equivalent of 1.66 times cash dividend paid on each                   0.05        0.10         0.08         0.07
  share of Omnicare common stock (1)


Book Value Per Share

                   On December 31, 1996, the book value of Omnicare Common Stock was $8.24 per share. The pro forma book value per share for Omnicare Common Stock as of such date after giving effect to the Merger would be $8.08 per share. The book value of Coromed Common Stock on December 31, 1996 was $1.38 per share. The pro forma book value of Coromed Common Stock at such date after giving effect to the Merger would be $13.42 per share based upon the issuance of 1.66 shares of Omnicare Common Stock for each share of Coromed Common Stock.(1)

____________________

(1) Pro forma amounts for Omnicare have been multiplied by 1.66 (the assumed Exchange Ratio). The assumed Exchange Ratio has been estimated based on an assumed Average Closing Price of the Omnicare Common Stock of $29.60 per share, which represents the average of the closing price per share of Omnicare Common Stock on each of the five consecutive trading days ending on February 18, 1997. The actual Average Closing Price may vary, which would result in a different actual Exchange Ratio.

                           OMNICARE AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                  FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

                                                   For the years ended and at December 31,
                                    1996            1995            1994            1993           1992
                                  -----------------------------------------------------------------------
INCOME STATEMENT DATA: (a)(b)
Sales                             $536,604        $399,636        $307,655        $223,129       $157,406
                                  ========        ========        ========        ========       ========
Income from continuing
 operations                       $ 43,450(C)     $ 24,760(d)     $ 13,531(e)     $ 10,970(f)    $  5,873
Discontinued operations (a)              -               -               -               -          8,710(g)
Cumulative effect of
 accounting change                       -               -               -             280(h)           -
                                  --------        --------        --------        --------       --------
 Net income                       $ 43,450(C)     $ 24,760(d)     $ 13,531(e)     $ 11,250(f)    $ 14,583
                                  ========        ========        ========        ========       ========

Earnings per share data
Primary:
 Income from continuing
  operations                      $    .64(C)     $    .47(d)     $    .30(e)     $    .26(f)    $    .14
 Discontinued operations (a)             -               -               -               -            .21(g)
 Cumulative effect of
  accounting change                      -               -               -               -              -
                                  --------        --------        --------        --------       --------
 Net income                       $    .64(C)     $    .47(d)     $    .30(e)     $    .26(f)    $    .35
                                  ========        ========        ========        ========       ========
Fully diluted:
 Continuing operations                 .61(C)     $    .43(d)     $    .30(e)     $    .26(f)    $    .14
 Discontinued operations (a)             -               -               -               -            .21(g)
 Cumulative effect of
  accounting change                      -               -               -               -              -
                                  --------        --------        --------        --------       --------
 Net income                       $    .61(C)     $    .43(d)     $    .30(e)     $    .26(f)    $    .35
                                  ========        ========        ========        ========       ========
Dividends per share               $    .06        $    .05        $   .045        $    .04       $   .035
                                  ========        ========        ========        ========       ========

BALANCE SHEET DATA:
Working capital                   $329,002        $106,384        $125,550        $ 80,570       $ 25,792
Total assets                       721,697         360,836         317,205         241,318        151,403
Long-term debt (i)                   1,992          82,692          85,323          86,477          7,087
Stockholders' equity (j)(k)        634,378         214,761         180,104         102,750         94,333

(a) As a result of the December 1992 sale of the Veratex Group of businesses and the divestiture of Labtronics, Inc. which was completed in 1993, results have been restated to include these entities' results of operations as well as any gain or loss on dispositions as "discontinued operations."
(b)  Omnicare has had an active acquisition program in effect since 1989.  See
Note 2 of the Notes to Consolidated Financial Statements for information concerning these acquisitions.
(c) Includes acquisition expenses related to the 1996 "pooling of interests" transaction of $690,000. Such expenses, on an after tax basis, were $534,000, or $.01 per primary and fully diluted share. Net income, excluding these expenses, was $43,984,000, or $.65 per primary share ($.61 fully diluted).
(d) Includes acquisition expenses related to the Specialized "pooling of interests" transaction of $1,292,000. Such expenses, on an after tax basis, were $989,000, or $.02 per primary share ($.01 fully diluted). Net income, excluding these expenses, was $25,749,000, or $.49 per primary share ($.44 fully diluted).
(e) Includes acquisition expenses related to the Evergreen pooling of interests transaction of $2,380,000. Such expenses, on an after tax basis, were $1,860,000, or $.04 per primary share ($.03 fully diluted). Net income, excluding these expenses, was $15,391,000, or $.34 per primary share ($.33 fully diluted).
(f) Includes a one-time cumulative tax benefit of $450,000, or $.01 per share, arising from a change in tax laws enacted in August of 1993 relating to amortization of intangibles.
(g) Includes after tax gain of $5,198,000, or $.12 per share, related to the sale of the Veratex Group and the divestiture of Labtronics.
(h) After tax gain representing the cumulative effect of a change in accounting for income taxes.
(i) In 1993, Omnicare issued $80.5 million of Convertible Subordinated Notes due 2003. ("Notes") In 1996, all of the remaining Notes were converted into common stock. (See Note 6 of the Notes to Consolidated Financial Statements).
(j) In 1994, Omnicare sold 6,494,964 shares of common stock, in a public offering, resulting in net proceeds of $59,211,000.
(k) In 1996, Omnicare sold 5,750,000 (pre-1996 stock split) shares of its common stock in a public offering, resulting in net proceeds of $279,159,000. (See Note 7 of the Notes to Consolidated Financial Statements.)

                            COROMED AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                                         For the Six
                                         Months Ended
                                         December 31,                              For the Years Ended June 30,
                                         ------------                              ----------------------------
                                       1996         1995          1996         1995            1994           1993         1992
                                       ----         ----          ----         ----            ----           ----         ----
INCOME STATEMENT DATA
  Net Revenue                       $4,554,474   $4,316,467    $9,466,224    $5,655,887      $3,734,011    $3,119,141   $1,935,478
  Costs and expenses:
     Direct costs                    3,356,083    2,429,166     5,668,041     3,199,317       2,407,862        *            *

     Selling, general and            1,206,523      909,960     2,240,965     1,504,810       1,397,410        *            *
     administrative
     Depreciation and amortization      89,953       76,790       162,118       136,506         127,759        *            *
  Total Operating Expenses           4,652,559    3,415,916     8,071,124     4,840,633       3,933,031        *            *
                                    ----------   ----------    ----------    ----------      ----------

  Income (Loss) from Operations       (98,085)      900,551     1,395,100       815,254       (199,020)     (437,166)     (93,179)
  Net Income (Loss)                   (57,371)      692,540     1,084,265       708,695       (296,870)     (477,550)    (164,940)


EARNINGS PER SHARE DATA
  Primary                              $(0.09)        $1.08         $1.60         $1.21        $ (0.59)      $ (1.03)     $ (0.41)
  Shares used in Computing             617,370      642,107       675,673       594,000         502,254       464,500      400,982
  Fully Diluted                        $(0.09)        $1.08         $1.60         $1.21        $ (0.59)      $ (1.03)     $ (0.41)
  Shares used in Computing           (617,370)      642,107       675,673       594,000         502,254       464,500      400,982

BALANCE SHEET DATA
  Working Capital (Deficit)            $36,921      $16,548      $234,536    $(664,091)    $(1,441,553)  $(1,149,580)   $(565,368)
  Total Assets                       3,091,932    4,397,200     3,626,367     2,323,075       1,134,203     1,393,354    1,107,820
  Noncurrent Liabilities                25,928      123,078        54,781       155,616         272,005       372,787      499,908
  Stockholders Equity
  (Deficiency)                         880,866      504,194       910,693     (259,778)     (1,146,417)     (907,548)    (518,307)

__________________________

*  Not available

MARKET PRICES

                   The shares of Omnicare Common Stock are listed and principally traded on the NYSE. The shares of Coromed Common Stock are not traded in any established market. The following table sets forth, as of the indicated dates, (i) the last sale price of Omnicare Common Stock and (ii) the equivalent per share price (as explained below) of Coromed Common Stock. The indicated dates of January 28, 1997, and __________, 1997, represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition by Omnicare of Coromed and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                  Omnicare         Equivalent Per Share
Market Price Per Share At:        Common Stock     Basis of Coromed Common Stock
--------------------------        ------------     -----------------------------
January 28, 1997                   $28.00                   $49.97
__________, 1997                   $__________              $__________

                 The equivalent per share price of Coromed Common Stock at each specified date represents the last sale price of a share of Omnicare Common Stock on such date multiplied by the Exchange Ratio, determined using the dates listed above as the deemed date of the Effective Time for purposes of calculating the Average Closing Price.

                 The following table sets forth the high and low closing sales prices per share of Omnicare Common Stock as reported on the NYSE for the quarterly periods presented below, which periods correspond to Omnicare's quarterly fiscal periods for financial reporting purposes.


                                                                                          DIVIDEND
                                                            HIGH            LOW           DECLARED
                                                            ----            ---           --------
FISCAL YEAR ENDED DECEMBER 31, 1996 . . . . . . . . .
   First Quarter  . . . . . . . . . . . . . . . . . .      $27.13          $19.69           $.015
   Second Quarter   . . . . . . . . . . . . . . . . .       30.00           25.00            .015
   Third Quarter  . . . . . . . . . . . . . . . . . .       30.50           22.00            .015
   Fourth Quarter   . . . . . . . . . . . . . . . . .       32.13           26.13            .015

FISCAL YEAR ENDED DECEMBER 31, 1995 . . . . . . . . .
   First Quarter  . . . . . . . . . . . . . . . . . .      $13.38          $10.31          $.0125
   Second Quarter   . . . . . . . . . . . . . . . . .       14.06           10.88           .0125
   Third Quarter  . . . . . . . . . . . . . . . . . .       19.50           13.44           .0125
   Fourth Quarter   . . . . . . . . . . . . . . . . .       22.38           17.06           .0125

DIVIDEND POLICY

                 On February 7, 1996, the Omnicare Board elected to increase the quarterly cash dividend to $.015 per share for an indicated annual rate of $.06. On February 5, 1997, the quarterly cash dividend was increased to $.0175 per share, for an indicated annual rate of $.07 per share in 1997. It is presently intended that cash dividends will continue to be paid on a quarterly basis; however, future dividends are necessarily dependent upon Omnicare's earnings and financial condition and other factors not currently determinable.

                 Coromed has never paid a cash dividend and currently intends prior to the Merger to use all of its earnings in its business to finance future growth.

                                  RISK FACTORS

                   Prospective investors should carefully consider the following matters, together with the other information contained elsewhere in this Proxy Statement/Prospectus, before making a decision with respect to the Merger.

         Acquisition Program. In accordance with its strategy for growth, which is to build its institutional pharmacy business into a national organization dedicated to serving the long-term care market, Omnicare is presently engaged in a geographic expansion program which incorporates an active acquisition program in the long-term care pharmacy industry. The success of Omnicare's acquisition program and of its underlying growth strategy will depend, among other things, on the continued availability of suitable acquisition candidates. Although there presently are numerous acquisition candidates nationwide and Omnicare to date has not had difficulty in identifying suitable acquisition candidates, there can be no assurance that Omnicare will consummate any additional acquisitions due to the potential for increased competition for acquisitions from other firms seeking to enter this market or to enhance their institutional pharmacy businesses.

                   Omnicare's strategy also contemplates the continued internal growth of the acquired businesses. Any business acquisition, however, involves inherent uncertainties, such as the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of acquired businesses. Even though an acquired business may have enjoyed excellent growth as an independent company prior to an acquisition, there can be no assurance that such growth would continue after an acquisition.

                   Regulation and Reimbursement. Omnicare's pharmacy business is subject to federal, state and local regulations, and its pharmacies are required to be licensed in the states in which they are located. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of Omnicare's business. In addition, the long-term care facilities that contract for Omnicare's services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these institutions to comply with such regulations or to obtain or renew any required licenses could result in the loss of Omnicare's ability to provide pharmacy services to their residents. Omnicare is also subject to federal and state laws that prohibit certain direct and indirect payments between health care providers that are intended, among other things, to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicare and Medicaid programs.

                   Approximately one-half of Omnicare's pharmacy services billings are reimbursed by government sponsored programs, largely Medicaid and to a lesser extent Medicare, and the remainder is paid or reimbursed by individual patients, long-term care facilities and other third party payers, including private insurers. Medicaid and Medicare are highly regulated. The failure, even if inadvertent, of Omnicare and/or its client institutions to comply with applicable reimbursement regulations could adversely affect Omnicare's business. Additionally, changes in such reimbursement programs or in regulations related thereto, such as reductions in the allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect Omnicare's business.

                   Health Care Reform and Federal Budget Legislation. In recent years, a number of legislative proposals have been introduced in Congress that would effect major changes in the health care system, either nationally or at the state level. Currently, Congress and the Clinton Administration are considering various initiatives to establish a framework for balancing the federal budget. These budget reduction proposals could result in significant reductions in payments to providers under the Medicare and Medicaid programs. With respect to Medicare, proposals include establishment of a prospective payment system for skilled nursing facilities ("SNFs"); limits on annual updates in payments to Medicare SNFs for routine services; consolidated billing by a SNF for all Part A and B claims for SNF residents; and other cost savings proposals affecting Medicare SNF services.

                   Federal budget proposals would also limit federal funds to state Medicaid programs. Proposals include repealing the "Boren Amendment" federal payment standard for Medicaid payments to Medicaid nursing facilities, and granting greater flexibility to states to establish Medicaid managed care projects without the need to obtain a federal waiver. Although these waiver projects generally exempt institutional care, including nursing facility and institutional pharmacy services, no assurances can be given that these projects ultimately will not change the reimbursement system for long-term care, including pharmacy services, from fee-for-service to managed care negotiated or capitated rates. The Company anticipates that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies. Due to the uncertainties regarding the final details of reform initiatives, it is not possible to predict the effect of recent reforms of the health care system on Omnicare's business or the prospects for or effects of additional reforms.

                            COROMED SPECIAL MEETING


THE SPECIAL MEETING

         Time, Date and Place

                   The Special Meeting of Coromed stockholders will be held on ___________, 1997, at _________ local time, at the ______________ ____________
located at _______________________.

         Purpose of the Special Meeting

                   The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement pursuant to which Merger Sub will be merged with and into Coromed and Coromed will become a wholly-owned subsidiary of Omnicare and to transact such other business as may properly come before the Special Meeting or any adjournments thereof.


RECORD DATE; SECURITIES ENTITLED TO VOTE

                   Record Holders of Coromed Common Stock at the close of business on _________, 1997, will be entitled to vote at the Special Meeting. On the Record Date, there were approximately ____ holders of _________ shares of Coromed Common Stock issued and outstanding. Each issued and outstanding share of Coromed Common Stock is entitled to one vote per share with respect to the Merger.

QUORUM

                   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Coromed Common Stock entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

REQUIRED VOTE

                   The approval of a majority of the outstanding shares of Coromed Common Stock is required to approve the Merger.

                   As of the Record Date, the Principal Stockholders owned an aggregate of 385,047 shares of Coromed Common Stock, representing approximately 60% of Coromed Common Stock entitled to vote on the Merger. The Principal Stockholders and Coromed have entered into the Support Agreement with Omnicare pursuant to which, among other things, the Principal Stockholders have agreed to vote the shares of Coromed Common Stock owned by them in favor of the Merger. Thus, in the absence of breach of the Support Agreement, approval of the Merger is assured. Attached as Appendix B is the full text of the Support Agreement.

PROXIES AND REVOCATION

                   All shares of Coromed Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies.
If no instructions are indicated, such proxies will be voted FOR the Merger. Shares of a Coromed stockholder who abstains from voting or whose shares are not voted by reason of a broker non-vote (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by a proxy. An abstention from voting or a broker non-vote on the Merger by a Coromed stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the Merger. If any other business is properly brought before the Special Meeting for consideration, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such business in accordance with their best judgment.

                   A holder of shares of Coromed Common Stock who executes and returns the enclosed proxy may revoke his or her proxy at any time prior to its use by (i) delivering to the Secretary of Coromed a signed notice of revocation or a later dated signed proxy, (ii) attending the Special Meeting and voting in person, or (iii) giving notice of revocation of the proxy at the Special Meeting. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Prior to the Special Meeting, any written notice of revocation or subsequent proxy should be sent in a manner to be received by Coromed at or before the taking of the vote at the Special Meeting at:
Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615,
Attention: Secretary, or hand delivered to the Secretary of Coromed at such address.

                   In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Coromed in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

                   COROMED STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. COROMED STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                                   THE MERGER

                   This Proxy Statement/Prospectus contains a brief summary of certain provisions of the Merger Agreement. Such summary is qualified in its entirety by the copy of the Merger Agreement attached hereto as Appendix A, which is incorporated herein by reference and to which reference is hereby made for the terms thereof.

BACKGROUND OF THE MERGER

                   Beginning in July 1996, Coromed carefully evaluated its long-term strategic plan for further growth in the contract research industry. Coromed believed that it had succeeded in establishing a positive reputation in the industry; however, as an independent, privately-held company, Coromed was faced with the challenge of competing in an industry in which several large publicly-traded companies were beginning to rapidly consolidate within the industry increasing their share of the market. The outcome of Coromed's evaluation was to seek an alliance with another company that would offer additional resources and growth opportunities through complementary operations to build upon Coromed's strengths.

                   Coromed hired Wessels, Arnold & Henderson, L.L.C., an investment banking firm, in November 1996 in order to evaluate Coromed's strategic alternatives to maximize shareholder value, including a potential sale of Coromed. In late November 1996, during its examination and analysis of various potential candidates with whom Coromed could enter into a business combination, Wessels initiated contact with Omnicare to discuss the possibility of a potential transaction.

                   Although Omnicare is primarily a provider of institutional pharmacy services for residents of long-term care facilities, it has pursued a strategy of seeking additional growth opportunities by leveraging its capabilities and advancing its clinical expertise in the management of pharmaceutical care. To meet this objective, Omnicare identified the CRO market as an industry which could advance Omnicare's clinical pharmaceutical capabilities as well as leverage its existing assets, including its geriatric formulary, its extensive database on the institutionalized geriatric population, its substantial customer base and its relationships with the major pharmaceutical companies.

                   Following initial discussions with Wessels as to the possible acquisition of Coromed, Omnicare expressed preliminary interest in pursuing a potential transaction. On November 29, 1996, Omnicare and Wessels, on behalf of Coromed, entered into a Confidentiality Agreement. On December 11, 1996, Joel F. Gemunder, President of Omnicare, and several other Omnicare representatives, met with the executive officers of Coromed and with a representative of Wessels in Albany, New York, to discuss the possibility of a merger, and determined to continue discussions. The parties continued to discuss the terms of a potential transaction, and on December 20, 1996, a Letter of Intent was signed between Omnicare, Coromed and the Principal Stockholders (the "Letter of Intent") which provided for, among other things, the structure of, and consideration payable in, the Merger, the execution of employment and non-competition agreements with the Principal Stockholders, and the agreement of the Principal Stockholders to vote in favor of the proposed transaction. Following execution of the Letter of Intent, Omnicare retained Montgomery Securities to act as its financial advisor in connection with the Merger. Shortly thereafter, Omnicare and its financial and legal advisors began a due diligence investigation of Coromed. During the next several weeks, the parties, together with their respective legal counsel, negotiated the Merger Agreement and the Support Agreement, as well as the forms of employment agreement and non-competition agreement to be executed by the Principal Stockholders. The Merger Agreement and the Support Agreement were executed on January 27, 1997. On January 27, 1997, the Coromed Board unanimously approved the adoption of the Merger Agreement and the Support Agreement. On January 28, 1997, the Omnicare Board unanimously approved the adoption of the Merger Agreement and the Support Agreement.

REASONS FOR THE MERGER

                   The Coromed Board believes that the Merger is fair to and in the best interests of Coromed and its stockholders. The Coromed Board has approved and recommends that all Coromed stockholders vote for the proposed Merger. In approving the Merger Agreement and the transactions contemplated thereby, the Coromed Board considered a number of factors, including:

         (i) the business, results of operations, properties and financial condition of Coromed and Omnicare and the competitive nature of the CRO industry. The CRO industry consists of several hundred small, limited service providers, several medium-sized CROs, and a few full-service global drug development companies. The CRO industry is consolidating and, in recent years, several large, full-service competitors have emerged. Following the Merger, Coromed will benefit from being part of a large organization with greater resources, which the Coromed Board believes will improve Coromed's competitive position;

         (ii) the terms and conditions of the Merger, including the fact that Coromed stockholders will receive shares of Omnicare Common Stock which are listed on the NYSE, thereby providing liquidity for their investment;

         (iii) the expectation that the Merger will qualify as a tax-free reorganization for federal income tax purposes, thereby not requiring the Coromed stockholders to recognize upon consummation of the Merger any gain on their investment;

         (iv) the nature of expressions of interest in a potential transaction received by Coromed prior to the execution of the Letter of Intent with Omnicare in connection with Wessels' exploration of Coromed's strategic alternatives;

         (v) the oral advice of Wessels with respect to the value and fairness of the Merger delivered to certain members of the Coromed Board prior to Coromed's execution of the Merger Agreement; and

         (vi) the terms of the Support Agreement and the fact that Omnicare required the Support Agreement as a condition to Omnicare's entering into the Merger Agreement.

                   In view of the variety of factors considered in connection with its evaluation of the Merger, the Coromed Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination.

                   The Omnicare Board believes that the acquisition of Coromed is fair to and in the best interest of Omnicare and its stockholders. In reaching such determination, the Omnicare Board considered a number of factors, including the following:

         (i) Omnicare's due diligence review of Coromed, including its business, operations, management, earnings and financial condition on a historical and prospective basis;

         (ii) the leveraging, through the Merger with Coromed, of Omnicare's existing assets, including its geriatric pharmaceutical drug formulary, its large geriatric patient base and its ability to capture data for disease and outcomes management analysis;

         (iii) the terms and conditions of the Merger Agreement and the Support Agreement and the views of Omnicare's financial advisor with respect to the Merger;

         (iv) the business reputation and experience of Coromed's management and the fact that such management will remain in place following the Merger; and

         (v) the expectation that the Merger will be tax-free for federal income tax purposes to Omnicare.

                   In view of the variety of factors considered in connection with its evaluation of the Merger, the Omnicare Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination.


FAIRNESS OPINION

                   Wessels has acted as financial advisor to Coromed in connection with the Merger and has assisted the Coromed Board in its examination of the fairness, from a financial point of view, of the Merger consideration to be received by the Coromed stockholders.

                   On February 19, 1997, Wessels delivered its written opinion to the Coromed Board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the stockholders of Coromed in the Merger is fair to such stockholders from a financial point of view. The written opinion confirms Wessels' oral advice delivered to certain members of the Coromed Board prior to Coromed's execution of the Merger Agreement. A copy of Wessels' written opinion dated February 19, 1997, which sets forth the assumptions made, procedures followed, matters considered and limitations on and scope of the review by Wessels is attached as Appendix D to this Proxy Statement/Prospectus. Coromed stockholders are encouraged to read such opinion in its entirety.

                   In connection with its review of the Merger, and in arriving at its opinion, Wessels: (i) reviewed and analyzed the financial terms of the Merger Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of Omnicare; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning Coromed prepared by the management of Coromed; (iv) reviewed and analyzed certain financial projections concerning Coromed prepared by the management of Coromed; (v) reviewed and analyzed certain financial projections concerning Omnicare prepared by institutional equity research analysts; (vi) conducted discussions with members of the senior management of Coromed with respect to the business and prospects of Coromed; (vii) reviewed the historical and projected financial performance and market valuation of certain comparable publicly traded companies; and (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, Wessels conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary or appropriate in arriving at its opinion.

                   As set forth in its fairness opinion, in rendering its opinion, Wessels assumed and relied upon the accuracy and completeness of the financial, legal, tax and other information provided to it by Coromed and Omnicare, and has not independently verified such information. Wessels has not performed an independent evaluation or appraisal of any of the respective assets or liabilities of Coromed or Omnicare and it has not been furnished with any such valuations or appraisals. With respect to Coromed's financial forecasts, Wessels assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of Coromed as to the future financial performance of Coromed. Wessels further assumed that the financial forecasts prepared by institutional equity research analysts about Omnicare were reasonably prepared on the bases reflecting the best currently available estimates and judgments of such analysts as to the future financial performance of Omnicare. Wessels also assumed that the Merger would qualify for "pooling of interests" accounting treatment and as a tax-free transaction for the stockholders of Coromed.

                   The opinion of Wessels is necessarily based upon market, economic and other conditions as they existed on, and can be evaluated as of, the date hereof.

                   Wessels, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers, corporate restructurings, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wessels acted as financial advisor to the Coromed Board of Directors in connection with the Merger and will receive fees for its services, including the rendering of this opinion, equal to 2% of the aggregate transaction value paid to the stockholders of Coromed.

TERMS OF THE MERGER

                   At the Effective Time, each share of Coromed Common Stock issued and outstanding immediately prior to the Effective Time (other than Restricted Shares, treasury shares and any Dissenting Shares (as defined below)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the result obtained by calculation pursuant to the following formula:

                                     40,000,000
                                     ----------
                                X =      Y
                                   --------------
                                         Z

where X constitutes the Exchange Ratio and represents the number of shares of Omnicare Common Stock to be issued in exchange for each share of Coromed Common Stock; Y is the Average Closing Price per share of Omnicare Common Stock on the NYSE Composite Tape (as reported in The Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date; and Z is the total number of shares of Coromed Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Coromed Common Stock deemed to be outstanding immediately prior to the Effective Time in respect of and in lieu of all Coromed Options and Restricted Shares, in each case outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, in the event that the Average Closing Price per share of Omnicare Common Stock is $21-1/8 or lower, or $37-1/8 or higher, then for purposes of calculating the Exchange Ratio, the Average Closing Price will be deemed to be $21-1/8 or $37-1/8, as the case may be, respectively.

                   At the Effective Time, each Coromed Option and each Restricted Share outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the Exchange Ratio multiplied by the number of shares of Coromed Common Stock deemed to be outstanding with respect to and in lieu of each such Coromed Option and each such Restricted Share outstanding immediately prior to the Effective Time based upon the applicable current value discount determined by Wessels and agreed to by Coopers & Lybrand L.L.P., independent public accountants for Coromed, and Price Waterhouse LLP, independent public accountants for Omnicare. Notwithstanding the foregoing, no discount will be applied with respect to the Restricted Shares if the shares of Omnicare Common Stock pursuant to the Merger given in exchange for the Restricted Shares are subject to the same restrictions as those restrictions imposed upon the Restricted Shares.

                   Each share of Coromed Common Stock issued and held in Coromed's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration thereof.

                   As of the Effective Time, Omnicare shall deposit with the Exchange Agent, for the benefit of holders of shares of Coromed Common Stock and/or Coromed Options, certificates representing the shares of Omnicare Common Stock and cash in lieu of fractional shares.

EXCHANGE

                   Promptly after the Effective Time, Omnicare shall cause the Exchange Agent to mail to each Record Holder of Coromed Common Stock or Coromed Options (i) a letter of transmittal for delivery of the certificates representing such shares of Coromed Common Stock and/or for the delivery of forms of unexercised Coromed Option grants (each, a "Certificate") for certificates of Omnicare Common Stock and (ii) instructions pertaining to the above-referenced letter of transmittal.

                   Upon proper completion of such letter of transmittal, and upon delivery of both the letter of transmittal and the Certificates to the Exchange Agent, such holder shall be entitled to receive (i) a certificate representing that number of whole shares of Omnicare Common Stock and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that the holder has the right to receive.


DIVIDENDS

                   No dividends or other distributions declared after the Effective Time on Omnicare Common Stock shall be paid with respect to any shares of Coromed Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to the holder, without interest, the amount of dividends or other distributions payable to holders of Omnicare Common Stock of record as of any date after the Effective Time with respect to the number of whole shares of Omnicare Common Stock for which such Certificate is exchanged. Dividends or other distributions with a payment date after the Effective Time but prior to surrender of the Certificate will be paid at the time of surrender, and dividends or other distributions with a payment date subsequent to surrender will be payable on the applicable payment date, in each case less the amount of any withholding taxes which may be required thereon.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

                   In connection with the Merger Agreement, the Principal Stockholders will enter into employment agreements (the "Employment Agreements") with Omnicare effective upon consummation of the Merger. The Employment Agreements provide for the continued employment of the Principal Stockholders in their current positions at Coromed for a period of five years, subject to renewals thereafter for one-year periods, at initial annual salaries of $185,709, $135,870, $141,486, and $125,045 for Dr. Dale B. Evans, Alice G.
Fedory, Thomas J. Massey and Dr. Ronald E. Weishaar, respectively. These initial annual salaries are equal to the current annual salaries of these executives. Dr. Evans' Employment Agreement also provides that Omnicare will use reasonable best efforts to elect Dr. Evans to the Coromed Board for a one year term. The Employment Agreements provide that the employee will be entitled to such employee benefits as are given to other similarly situated employees of Coromed. In addition, the Employment Agreements provide that if the employee is terminated without cause, he or she will be entitled to receive base compensation for the remainder of the Employment Agreement term.

                   Pursuant to the Employment Agreements, the employees have agreed (i) during the term of employment and for five years thereafter, not to disclose any confidential information of Coromed, (ii) for five years after termination of employment, not to solicit customers or employees of Coromed and
(iii) during the term of employment and for five years thereafter, not to develop, operate or participate in any business which competes with

Coromed in North America, South America and Europe, subject to certain limited exceptions.

                   In addition, pursuant to the Employment Agreements, the Principal Stockholders will receive warrants to purchase 100,000 shares (in the case of Dr. Evans) and 60,000 shares (in the case of each other Principal Stockholder) of Omnicare Common Stock as a portion of his or her employment compensation. The warrants are exercisable at any time up to and including the third day following the date on which the holder ceases to be employed by Coromed, unless such holder is terminated for "Cause" (as defined in the Employment Agreements), in which case the warrants are exercisable at any time up to and including the date of employment termination. The warrant exercise price per share of Omnicare Common Stock is the Average Closing Price calculated in accordance with the Merger Agreement.

                   The Principal Stockholders will also enter into non-competition agreements with Coromed upon consummation of the Merger which restrict the rights of such persons to engage in businesses competitive with Coromed on terms substantially similar to the non-competition provisions of the Employment Agreements, for a period of fifteen years from the Effective Time.

                   The Principal Stockholders as a group beneficially owned, as of the Record Date, 385,047 shares of Coromed Common Stock, representing approximately 60% of the Coromed Common Stock entitled to vote on the Merger, plus vested Coromed Options to acquire shares of Coromed Common Stock at purchase prices ranging from $2.20 to $16.50 per share. Such Coromed Options will be treated in the Merger in the same manner as Coromed Options held by other holders. See "THE MERGER--Terms of the Merger."

                   Each Principal Stockholder has entered into the Support Agreement pursuant to which such Principal Stockholder has agreed, among other things, (i) to vote his or her Principal Stockholder Shares in favor of the Merger and against any action that would interfere with the Merger, (ii) not to sell any Principal Stockholder Shares or engage in discussions concerning any such sale, and (iii) to grant to Omnicare the Principal Stockholder Option to purchase the Principal Stockholder Shares in exchange for shares of Omnicare Common Stock equal to the Exchange Ratio (calculated using the exercise date of the Principal Stockholder Option as the deemed date of the Effective Time for purposes of calculating the Average Closing Price). Each Principal Stockholder would also have the right to payment in cash for the shares of Omnicare Common Stock issuable under the Principal Stockholder Option having a value equal to such Average Closing Price. The Principal Stockholder Option is exercisable for a one-month period following (i) the termination of the Merger Agreement under circumstances entitling Omnicare to the termination fee described below under "THE MERGER-Termination Fees; Expenses of the Merger" or (ii) Coromed having entered into an agreement to engage in an Acquisition Transaction (as defined below). See "THE MERGER--Support Agreement."

                   Pursuant to the Merger Agreement, all expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses; provided, that if the Merger is consummated, the surviving corporation in the Merger will pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in an amount up to $1,100,000 in the aggregate. See "THE MERGER-Termination Fees; Expenses of the Merger."

                   Omnicare has agreed with the Principal Stockholders to use reasonable best efforts to register under the Securities Act any shares of Omnicare Common Stock received by the Principal Stockholders pursuant to the Merger that have not otherwise been so registered, and to keep such registration in effect until the earlier of two years from the Effective Time and the date on which all such shares are sold.

                   Pursuant to the Merger Agreement, the Principal Stockholders have agreed to indemnify Omnicare and its subsidiaries and their officers, directors and employees from certain liabilities arising from the breach by Coromed or the Principal Stockholders of their representations, warranties and agreements in the Merger Agreement. See "THE MERGER--Survival of Representations and Warranties; Indemnification."

SUPPORT AGREEMENT

                   As a condition to Omnicare's willingness to enter into the Merger Agreement, Coromed and the Principal Stockholders have entered into a Support Agreement, dated as of January 27, 1997, with Omnicare.

                   Pursuant to the Support Agreement, each Principal Stockholder has granted to Omnicare the Principal Stockholder Option to purchase, in whole but not in part, at the election of Omnicare, all of the Principal Stockholder Shares in exchange for the number of shares of Omnicare Common Stock equal to the number of the Principal Stockholder Shares to be purchased by Omnicare multiplied by the Exchange Ratio (calculated using the date the Stockholder Option is exercised as the deemed date of the Effective Time for purposes of calculating the Average Closing Price) (the "Purchase Price"). Each Stockholder may elect to cause Omnicare to pay all or a portion of the Purchase Price in cash. If Omnicare decides to exercise the Stockholder Option with respect to one Principal Stockholder, Omnicare must exercise the Principal Stockholder Option with respect to all Stockholders.

                   The Stockholder Option may only be exercised by Omnicare following the occurrence of a Purchase Event (as defined below); provided, however, that the Stockholder Option terminates upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Purchase Event) or (iii) one month following any termination of the Merger Agreement upon or during the continuance of a Purchase Event (or, if, at the expiration of such one month period the Stockholder Option cannot be exercised by reason of any applicable, judgment, decree or order, 20 business days after such impediment to exercise shall have been removed or shall become final and not subject to appeal).

                   The term "Purchase Event" is defined in the Support Agreement as (i) Coromed entering into an agreement to engage in an Acquisition Transaction (as defined below) or (ii) the Merger Agreement being terminated by Omnicare or Coromed under circumstances which would entitle Omnicare to a termination fee under the Merger Agreement.

                   Pursuant to the Support Agreement, each Principal Stockholder has also agreed that during the period from the signing of the Support Agreement and continuing until the termination of the Principal Stockholder Option ("Principal Stockholder Option Period"), he or she will vote all of the Stockholder Shares which such Principal Stockholder is entitled to vote as follows: (i) in favor of approval and adoption of the Merger Agreement; and (ii) against any actions or agreement other than the Merger Agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, without limitation: (a) any extraordinary corporate transactions, such as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Coromed or any of its Subsidiaries; or (b) a sale or transfer of a substantial equity interest in or a substantial portion of the assets of Coromed or any of its Subsidiaries (each an "Acquisition Transaction").

                   Each Principal Stockholder also has agreed that during the Stockholder Option Period, such Principal Stockholder will not without the prior written consent of Omnicare (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Principal Stockholder Shares beneficially owned by him or her, (ii) grant any proxy or interest in the Principal Stockholder Shares or deposit the Principal Stockholder Shares into a voting trust or enter into a voting agreement or any arrangement with respect to the Principal Stockholder Shares, or (iii) take any action that would make any representation or warranty of the Principal Stockholder regarding the ownership of his or her Principal Stockholder Shares made in the Support Agreement untrue or incorrect or have the effect of preventing or disabling the Principal Stockholder from performing his or her obligations under the Support Agreement. In addition, each Principal Stockholder has agreed during the Principal Stockholder Option Period not to initiate, solicit or engage in any negotiations regarding an Acquisition Transaction and has agreed collectively to remain the beneficial and record owners of a majority of the outstanding shares of Coromed Common Stock during the Principal Stockholder Option Period.

EXCLUSIVITY

                   The Merger Agreement provides that prior to the Effective Time, neither Coromed nor its Subsidiaries nor any of its officers, directors, employees, agents or representatives will initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to an Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; provided, that the Coromed Board may furnish information or enter into discussions or negotiations with any person related to an Alternative Proposal if, and only to the extent, that the Coromed Board (i) determines in good faith based upon the written opinion of outside counsel that such action is required in order for the Coromed Board to comply with its fiduciary duties to its stockholders, (ii) provides written notice to Omnicare of the identity of the person inquiring and Coromed's intent to provide information to such person,
(iii) provides information to Omnicare on a timely basis as to the progress of the inquiries and copies of any written inquiries and proposals thereto; and
(iv) in the event that Coromed decides to accept the Alternative Proposal, Coromed provides Omnicare with at least five business days' prior written notice thereof, during which time Omnicare may make a counteroffer and Coromed will in good faith consider such counteroffer. The term "Alternative Proposal" as defined in the Merger Agreement means any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Coromed or any of its Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Coromed or any Subsidiary thereof.

RESALES OF OMNICARE COMMON STOCK

                   All shares of Omnicare Common Stock received by Coromed stockholders in the Merger will be freely transferable pursuant to the Securities Act, except that shares of Omnicare Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Coromed prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Omnicare or Coromed generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Coromed to cause each of its affiliates to execute a written agreement (the "Affiliate Letter") to the effect that, among other things, such person will not offer to sell, sell or otherwise dispose of Omnicare Common Stock except (i) pursuant to an effective registration statement, (ii) pursuant to the provisions of Rule 145 under the Securities Act or (iii) pursuant to another exemption from registration under the Securities Act, which in the opinion of counsel reasonably acceptable in form and substance to Omnicare is available. Coromed has identified the Principal Stockholders as the current affiliates of Coromed.

                   The Affiliate Letters provide that such affiliate not dispose of any shares of Omnicare Common Stock (excluding an amount up to 10% of Omnicare Common Stock received as a result of the Merger) until the financial results of at least 30 days of post-Merger combined operations of Coromed and Omnicare have been made publicly available. In addition, in order for the Merger to be treated as a "pooling of interests" under applicable United States accounting standards, during such period, aggregate sales by all affiliates may not exceed 1% of all shares of Omnicare Common Stock received by Coromed stockholders in the Merger.

CONDITIONS TO THE MERGER

                   Pursuant to the Merger Agreement, the respective obligations of Omnicare, Merger Sub, Coromed and the Principal Stockholders to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: i) the Merger Agreement having been approved by the Coromed stockholders, ii) no order or injunction being in effect which prohibits the consummation of the transactions contemplated by the Merger Agreement, iii) all consents and approvals of governmental bodies required in connection with the Merger Agreement having been obtained, iv) approval of the Omnicare Common Stock to be issued to Coromed stockholders in connection with the Merger for listing on the NYSE, and v) Coromed having received opinions of Morgan, Lewis & Bockius LLP, special counsel to Coromed, on the date of the Proxy Statement/Prospectus and on the Closing Date, stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Coromed, Omnicare and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                   The obligations of Coromed and the Principal Stockholders to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: (a) Omnicare having performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of Omnicare and Merger Sub in the Merger Agreement being true and correct as of the Closing Date, if the failure of any of the representations or warranties to be so true and correct would be reasonably likely to have a material adverse effect on Omnicare, (b) Coromed having received from

Coopers & Lybrand L.L.P. a letter stating their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards, and (c) Omnicare having entered into an Employment Agreement with each Principal Stockholder.

                   The obligations of Omnicare and Merger Sub to effect the Merger is subject to the fulfillment at or prior to the Closing Date of the following conditions, among others: (a) Coromed having performed in all material respects its agreements contained in the Merger Agreement and the representations and warranties of Coromed in the Merger Agreement being true and correct as of the Closing Date, if the failure of any of the representations or warranties to be so true and correct would be reasonably likely to have a material adverse effect on Coromed, (b) Omnicare having received from Price Waterhouse LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards, (c) from November 30, 1996 through the Effective Time, there having not occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Coromed and its Subsidiaries, taken as a whole, that could have a material adverse effect on Coromed, (d) each of the Principal Stockholders having entered into an Employment Agreement and a Non-Competition Agreement with Omnicare, and (e) no more than 5% of the outstanding shares of Coromed Common Stock being Dissenting Shares pursuant to Section 262 of the DGCL.

TERMINATION OF THE MERGER AGREEMENT

                   The Merger may be abandoned at any time prior to the Effective Time as follows:

                   (a)    By mutual consent of Omnicare and Coromed.

                   (b)    By either the Omnicare Board or Coromed Board, if,
         (i) the Merger shall not have been consummated by September 30, 1997,
         (ii) the approval of Coromed stockholders is not obtained, or (iii) upon the existence of an order, decree or ruling by a court or governmental, regulatory or administrative agency or commission prohibiting the Merger.

                   (c) By the Coromed Board (i) if upon exercise of its good faith judgment as to fiduciary duties to its stockholders based on the written opinion of outside counsel, the Coromed Board determines that termination is required due to the existence of an Alternative Proposal; provided, that Coromed must give Omnicare at least five business days' prior notice of its intention to recommend such Alternative Proposal, (ii) if there has been a breach by Omnicare or Merger Sub of any representation or warranty in the Merger Agreement that would be reasonably likely to have a material adverse effect on Omnicare or the Merger, or (iii) if there has been a material breach by Omnicare of any covenant or agreement in the Merger Agreement that is non-curable or, if curable, is not cured within 30 days after written notice of such breach.

                   (d) By the Omnicare Board (i) if Coromed modifies or withdraws in a manner materially adverse to Omnicare its approval or recommendation of the Merger or recommends an Alternative Proposal to its stockholders, (ii) if there has been a breach by Coromed of any representation or warranty in the Merger Agreement that would be reasonably likely to have a material adverse effect on Coromed or the Merger, or (iii) if there has been a material breach by Coromed of any covenant or agreement in the Merger Agreement that is non-curable or, if curable, is not cured within 30 days after written notice of such breach.

TERMINATION FEES; EXPENSES OF THE MERGER

                   If any person or entity makes an Alternative Proposal more favorable to Coromed stockholders than the Merger and thereafter the Merger Agreement is terminated pursuant to clauses (b)(ii), (c)(i) or (d) under the heading "THE MERGER--Termination of the Merger Agreement" above, then, Coromed will on the day of such termination, pay Omnicare a fee of $2,000,000 which amount will be payable by wire transfer of same day funds.

                   All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated, Coromed, the surviving corporation in the Merger, shall pay the reasonable fees and expenses incurred by Coromed and the Principal Stockholders in connection with the transactions contemplated by the Merger Agreement in an amount not to exceed $1,100,000 in the aggregate.

REPRESENTATIONS AND WARRANTIES

                   The Merger Agreement contains representations and warranties of Coromed regarding, among other things, Coromed's organization, capitalization, authority to enter into the Merger Agreement, compliance with laws, litigation and liabilities, absence of changes since November 30, 1996, tax matters, employee benefit matters and environmental matters. In addition, the Merger Agreement contains representations and warranties of the Principal Stockholders regarding, among other things, his or her ownership of shares of Coromed Common Stock and authority to enter into the Merger Agreement.

                   The Merger Agreement contains representations and warranties of Omnicare and Merger Sub regarding, among other things, its capitalization, authority and the lack of material misstatements or omissions in certain Omnicare filings with the Commission.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                   The representations and warranties made by each of the parties in the Merger Agreement will survive the Effective Time for a period ending at the earlier of (i) one year from the Effective Time or (ii) the date upon which the first Annual Report on Form 10-K reflecting the combined operations of Omnicare and Coromed is filed with the Commission.

                   Pursuant to the Merger Agreement, the Principal Stockholders will jointly and severally indemnify Omnicare and its subsidiaries and their officers, directors and employees from and against any liabilities and expenses arising out of or resulting from any breach of Coromed's representations and warranties in the Merger Agreement and any material breach by Coromed or the Principal Stockholders of the covenants and agreements in the Merger Agreement; provided, that (i) the Principal Stockholders will not be liable for breaches of certain environmental representations and warranties relating solely to the activities of third parties unless and until all Omnicare losses (of any nature) on a cumulative basis exceed $350,000, in which case the Principal Stockholders will be liable only for losses in excess of $350,000, and (ii) the Principal Stockholders will not be liable for any other breach by Coromed of its representations and warranties unless and until all Omnicare losses (of any nature) on a cumulative basis exceed $200,000, in which case the Principal Stockholders will be liable only for losses in excess of $200,000. In addition, each Principal Stockholder will severally and not jointly indemnify Omnicare and its subsidiaries and their officers, directors and employees from and against any liabilities and expenses arising out of or resulting from any breach of such Principal Stockholder's representations and warranties in the Merger Agreement; provided, that such Principal Stockholder will not be liable for any such breach unless and until all Omnicare losses arising therefrom exceed $50,000, in which case such Principal Stockholder will be liable only for losses in excess of $50,000. Notwithstanding the foregoing, the Principal Stockholders' aggregate liability pursuant to this paragraph (over and above any threshold amounts described above) will not exceed $2,000,000.

GOVERNMENTAL AND REGULATORY APPROVALS

                   Omnicare and Coromed do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the registration statement of which this Proxy Statement/Prospectus is a part with the Commission.

APPRAISAL RIGHTS

                   If the Merger is consummated, dissenting holders of Coromed Common Stock who follow the procedures specified in Section 262 of the DGCL are entitled to have their shares of Coromed Common Stock appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares ("Dissenting Shares") in cash, as determined by the Court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

                   The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights, if such rights are available. This summary does not purport to be a complete statement of the provisions of the DGCL relating to the rights of Coromed stockholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is attached as Appendix C hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Proxy Statement/Prospectus constitutes notice to holders of Coromed Common Stock concerning the availability of appraisal rights under Section 262. Under Section 262, a stockholder of record wishing to assert appraisal rights must hold his or her Coromed Common Stock on the date of making a demand for appraisal rights with respect to such stock and must continuously hold such stock through the Effective Time of the Merger.

                   STOCKHOLDERS WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS MUST SATISFY ALL OF THE CONDITIONS OF SECTION 262. A WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE FILED WITH COROMED BEFORE THE TAKING OF THE VOTE ON THE MERGER. THIS WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY VOTE ABSTAINING FROM OR VOTING AGAINST THE MERGER. ANY SUCH ABSTENTION OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

                   STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER. IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

                   A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing shares of Coromed Common Stock. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the stock is owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Coromed Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

                   A record owner, such as a broker, who holds stock as a nominee for others, may exercise appraisal rights with respect to the stock held for all or less than all beneficial owners of stock as to which the holder is the record owner. In such case the written demand must set forth the number of stock covered by such demand. Where the number of stock is not expressly stated, the demand will be presumed to cover all stock outstanding in the name of such record owner.

                   A Coromed stockholder who elects to exercise appraisal rights will be required to mail or deliver his or her written demand to:
Coromed, Inc., Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her stock. Within ten days after the Effective Time of the Merger, Coromed must provide notice of the Effective Time of the Merger to all of its stockholders who have complied with Section 262 and have not voted for approval of the Merger.

                   Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Coromed a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

                   Within 120 days after the Effective Time of the Merger (but not thereafter), either Coromed or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares.

                   Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Coromed, which must, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Coromed. If a petition is filed by Coromed, the petition must be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Coromed and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by Coromed.

                   If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine which stockholders are entitled to appraisal rights and thereafter will appraise the stock owned by such stockholders, determining the fair value of such stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

                   Coromed stockholders considering seeking appraisal should bear in mind that the fair value of their stock determined under Section 262 could be more than, the same as, or less than the applicable consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their stock. The cost of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Court may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

                   Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

                   At any time within 60-days after the Effective Time of the Merger, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the consent of Coromed. If no petition for appraisal is filed with the Court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal (if available) shall cease and all stockholders shall be entitled to receive the consideration as provided for in the Merger Agreement. Inasmuch as Coromed has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                   Pursuant to the Merger Agreement, the obligations of Omnicare and Merger Sub to effect the Merger are conditioned upon, among other things, holders of no more than 5% of the outstanding shares of Coromed Common Stock having taken the actions required to exercise appraisal rights pursuant to Section 262 of the DGCL. See "THE MERGER--Conditions to the Merger."

ACCOUNTING TREATMENT OF THE MERGER

                   Omnicare and Coromed believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Coromed's historical financial condition and results of operations are not material to Omnicare's historical consolidated financial statements. Accordingly, (i) Coromed's results of operations will be included in the consolidated financial statements of Omnicare from the date of consummation of the Merger and (ii) pro forma financial statements are not included herein.

                   The obligations of Coromed to consummate the Merger are conditioned upon receipt by Coromed of a letter from Coopers & Lybrand L.L.P. which states their concurrence with the conclusion of Coromed's management that no conditions exist with respect to Coromed that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards, and the obligations of Omnicare and Merger Sub to consummate the Merger are conditioned upon receipt by Omnicare of an opinion from Price Waterhouse LLP, to the effect that the Merger will be accounted for as a "pooling of interests" for the purposes of generally accepted accounting principles and applicable accounting rules of the Commission.

COMPARISON OF STOCKHOLDER RIGHTS

                   Omnicare and Coromed are each incorporated under the laws of the State of Delaware. Holders of shares of Coromed Common Stock, whose rights as stockholders are currently governed by the DGCL, the Certificate of Incorporation of Coromed ("Coromed Certificate") and the Bylaws of Coromed, as amended ("Coromed Bylaws"), will, upon the exchange of their shares pursuant to the Merger, become holders of shares of Omnicare Common Stock, and their rights as such will be governed by the DGCL, the Restated Certificate of Incorporation of Omnicare ("Omnicare Certificate"), and the Amended Bylaws of Omnicare ("Omnicare Bylaws"). The material differences between the rights of holders of shares of Coromed Common Stock and of the rights of holders of shares of Omnicare Common Stock result from differences in their governing corporate documents and are summarized below. This summary is qualified in its entirety by reference to the full text of the respective Certificates of Incorporation and Bylaws of Omnicare and Coromed.

Authorized Capital

                   The Omnicare Certificate provides that Omnicare has authority to issue 110,000,000 Omnicare Common Stock, par value $1.00 per share, of which approximately 77,123,601 were outstanding as of January 31, 1997, and 1,000,000 shares of Preferred Stock, without par value, of which no shares are currently outstanding. The Coromed Certificate provides that Coromed has authority to issue 2,000,000 Coromed Common Stock, par value $.01 per share, of which ____ were outstanding as of the Record Date.

Board Approved Preferred Stock

                   The Omnicare Certificate allows the Omnicare Board to issue one or more series of Preferred Stock and to designate the number of shares to be included in such series; the dividend rate; the redemption price or prices if any; the terms and conditions of the redemption of or purchase of the shares of such series; the terms and conditions on which such shares are convertible into common stock or any other securities, if they are convertible; and any and all other designations, preferences and relative participating, option, voting or other special rights and qualifications, limitations or restrictions thereof, of such series. Pursuant to the Coromed Certificate, Coromed has no shares of preferred stock authorized for issuance.

                   Although it has no present intention to do so, the Omnicare Board has the ability to issue one or more series of Omnicare Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Omnicare Board will make any determination to issue such shares based on its judgment as to the best interests of Omnicare and its stockholders.

Directors

                   Number. The Omnicare Bylaws provide for no fewer than three and no more than thirty directors with the number of directors to be determined by board resolution, or in the absence thereof, the number of directors shall be the number of directors elected at the preceding annual meeting of stockholders. Currently, the Omnicare Board has fixed the number of directors at sixteen.

                   The Coromed Bylaws has fixed the number of directors at four.

                   Election of Directors. The Omnicare Bylaws provide for the election of directors at the annual meeting of stockholders or in the event of a vacancy, by the directors (see "Vacancy" below). Directors are elected by a plurality of the votes cast. No person may be nominated for election as a director unless written notice of intention to nominate such person shall have been given to the Chairman, the President or the Secretary of Omnicare by a stockholder entitled to notice of and to attend a meeting of stockholders at which directors are to be elected no later than 15 business days before the date of such meeting.

                   The Coromed Bylaws provide for the election of directors at the annual meeting by the stockholders.

                   Removal. The Omnicare Certificate provides that the directors may be removed without cause only by two-thirds of the shares then entitled to vote at an election of directors.

                   The Coromed Bylaws provide for the entire board or any individual director to be removed from office without cause by a majority vote of the holders of the outstanding shares entitled to vote.

                   Vacancies. The Omnicare Bylaws state that vacancies in the Omnicare Board, whether caused by resignation, removal, death or any other reason, and newly created directorships resulting from any increase in the authorized number of directors, may be filled either by majority vote of the directors then remaining in office (whether or not sufficient in number to constitute a quorum), or by a sole remaining director, or by a plurality of the votes cast at the meeting of stockholders held for that purpose. In addition, the Omnicare Bylaws state that in the event that one or more directors shall resign from the Omnicare Board, effective at a future date, a majority of the directors then in office, including those who have so resigned effective at a future date, shall have power to fill the vacancy or vacancies which will result when such resignation(s) become effective, the vote thereon to take effect when such resignation(s) become effective.

                   The Coromed Bylaws state that any vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and that each person so elected as director will remain as director until his successor is elected and qualified or until his earlier resignation and removal.

Stockholders' Meetings

                   Special Meeting of Stockholders. The Omnicare Bylaws state that special stockholders' meetings may be called at any time by the Chairman, the President or the Secretary and must be called by the aforementioned upon the written request of the majority of the Omnicare Board or of the holders of record of a majority of the stock then entitled to vote for the election of directors.

                   The Coromed Bylaws state that special stockholders' meetings may be called by the Coromed Board, by the President or by the holders of record of not less than a majority of the shares outstanding and entitled to vote.

                   Stockholder Action by Written Consent. The Omnicare Bylaws allow any action required or permitted to be taken at a meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of record of shares having not less than the minimum voting power that would have been necessary to take such action at a meeting at which all common stock entitled to vote thereon were present and voted.

                   The Coromed Bylaws allow for stockholder action by written consent on substantially the same terms as the Omnicare ByLaws.

                   Quorum. The Omnicare Bylaws provide that a quorum at any meeting is constituted when holders of record of shares having a majority of the voting power of the stock entitled to vote at any such meeting are present.

                   Pursuant to the Coromed Bylaws, the presence of holders of a majority of the outstanding shares entitled to vote constitutes a quorum. The stockholders present at a duly organized meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. In the case of any meeting for the election of directors, those stockholders who attend the second of such adjourned meetings, although less than a quorum, will, nonetheless, constitute a quorum for the purpose of electing directors.

                   Notice and Waiver of Notice of Meetings. The Omnicare Bylaws require, unless otherwise provided by law, that notice of an annual or special stockholders' meeting (specifying the time, place and purpose thereof) be given not less than 10 nor more than 50 days before the meeting date and does not, unless otherwise provided by law, require notice of any adjourned meeting of stockholders.

                   The Coromed Bylaws follow the DGCL in requiring that notice of an annual or special stockholders' meeting be given not less than 10 nor more than 60 days before the day of the meeting and requiring that a notice of adjournment be given if the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting. The notice is to specify the place, day and hour of the meeting and, in the case of a special meeting or where otherwise required by law, the general nature of the business to be transacted at such meeting.

Business Combinations.

                   Pursuant to the Omnicare Certificate, a merger or consolidation of Omnicare with, a disposition of a substantial part of Omnicare's assets to or with, the transfer of Omnicare securities in exchange for assets or securities with a fair market value of $5 million or more to, or the transfer of Omnicare securities for cash to, a person or entity beneficially owning 10% or more of the outstanding shares of Omnicare capital stock entitled to vote in the election of directors, requires the approval of the holders of a majority of the outstanding shares of Omnicare capital stock not beneficially owned by such person or entity. No such approval is required for a transaction: (i) with another corporation of which Omnicare is the majority stockholder, (ii) with another person or entity, if the Omnicare Board approved a memorandum of understanding with such person or entity before such person or entity became a 10% stockholder of Omnicare, or (iii) approved unanimously by the Omnicare Board prior to the consummation thereof.

                   The Coromed Certificate contains no similar provision.

Amendment of Certificate of Incorporation.

                   The Omnicare Certificate provides that the provisions of the Omnicare Certificate may be amended or repealed in the manner provided by law, except that the approval of two-thirds of each class entitled to vote thereon is required to amend or repeal the provisions of the Omnicare Certificate relating to (i) the power of the Omnicare Board to amend or repeal the Omnicare Bylaws, (ii) business combinations with interested stockholders described in "Business Combinations" above, (iii) removal of directors without cause, (iv) directors' liability; and (v) indemnification of directors, officers and employees.

                   The Coromed Certificate may be amended, altered or repealed in any manner provided by law.

Amendment of Bylaws.

                   The Omnicare Certificate permits the Omnicare Board to make, alter or repeal the Omnicare Bylaws. The Omnicare Bylaws permit the bylaws to be altered, amended or repealed and new bylaws to be made and adopted by action of a majority of the whole Omnicare Board or by the stockholders.

                   The Coromed Certificate allows the Coromed Board to make, alter or repeal the Coromed Bylaws. The Coromed Bylaws also provide for the stockholders to adopt, amend or repeal the Coromed Bylaws.

Limitation on Directors' Liability.

                   The Omnicare Certificate provides that a director will not be liable to Omnicare or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

                   Similarly, the Coromed Certificate provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Indemnification of Directors.

                   The Omnicare Certificate provides for indemnification of directors, officers, employees and agents to the full extent permitted by the DGCL.

                   Similarly, the Coromed Bylaws provide for the indemnification of any director, officer, employee or agent to the full extent permitted by the DGCL.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


                   The following general discussion summarizes the material federal income tax consequences of the Merger to certain holders of Coromed Common Stock and is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislation, regulations, administrative rulings or court decisions could significantly change such authorities either prospectively or retroactively. The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules, including, without limitation, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired Coromed Common Stock pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding Coromed Common Stock as part of an integrated investment (including a "straddle") comprised of shares of Coromed Common Stock and one or more other positions. This discussion assumes that Coromed stockholders hold their respective shares of Coromed Common Stock as capital assets within the meaning of section 1221 of the Code.

                   It is a condition to the obligations of each party to consummate the Merger that Coromed receive opinions from Morgan, Lewis & Bockius, dated as of (i) the date of this Proxy Statement/Prospectus and (ii) the Closing Date, that, on the bases of facts, representations and assumptions set forth in such opinions, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that Coromed, Omnicare and Merger Sub will each be a party to that reorganization within the meaning of section 368(b) of the Code.

                   THE FOLLOWING SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS WITHOUT REFERENCE TO THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR STOCKHOLDER. THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

                   Exchange of Coromed Common Stock Solely for Omnicare Common Stock. Except as discussed below under "Cash Received in Lieu of Fractional Shares", no gain or loss will be recognized for federal income tax purposes by holders of Coromed Common

Stock who exchange their Coromed Common Stock for Omnicare Common Stock pursuant to the Merger. The aggregate tax basis of Omnicare Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Coromed Common Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and the holding period of the Omnicare Common Stock received will include the holding period of the Coromed Common Stock surrendered therefor.

                   Cash Received in Lieu of Fractional Shares. No fractional shares of Omnicare Common Stock will be issued in the Merger. Cash received by a Coromed stockholder in the Merger in lieu of a fractional share of Omnicare Common Stock will result in the recognition of capital gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the share of Coromed Common Stock allocable to such fractional share interest. Such capital gain or loss will be long-term capital gain or loss if such share of Coromed Common Stock has been held for more than one year at the Effective Time.

                   Expenses of the Merger. Any Coromed stockholder whose expenses relating to the Merger are paid on his or her behalf by Coromed will be deemed to receive from Coromed ordinary income equal to the amount of such expenses.

                   Dissenters. The tax consequences to a Coromed stockholder who exercises dissenters' rights with respect to a share of Coromed Common Stock and receives payment for such share in cash will generally not depend on the qualification of the Merger as a reorganization for federal income tax purposes. Such stockholder will generally recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received. Such capital gain or loss will be long-term capital gain or loss if such share has been held for more than one year at the Effective Time.

                   Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent is required to withhold, and will withhold, 31% of any cash payments to a stockholder in the Merger unless the stockholder provides the appropriate form as described below. Each Coromed stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Coromed stockholder, so as to provide the information (including the stockholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Omnicare and the Exchange Agent.

                              BUSINESS OF COROMED


                   Coromed, founded in 1989 and headquartered in Albany, New York, is an international CRO, providing preclinical research and clinical development services worldwide to the pharmaceutical, biotechnology and, to a lesser extent, medical device industries. Coromed complements the research and development departments of pharmaceutical and biotechnology companies by offering preclinical and clinical services to its clients and reducing their drug development time and cost. In addition, Coromed's integrated services and information technology capabilities, coupled with its broad experience and expertise in global drug development, provide clients with a variable cost alternative to the fixed costs associated with internal drug development. Coromed offers a full range of preclinical research and clinical development services, including chemical synthesis, preclinical safety and efficacy studies, designing, initiating and monitoring clinical trials, managing and analyzing clinical data, medical writing, quality assurance services and consulting on regulatory affairs.

                   Coromed has built its business through strategic internal expansion. In 1993, Coromed established a satellite office in San Diego, California, to provide more effectively clinical trials monitoring and management services in the west coast region. Coromed also initiated its international expansion in 1993, with the incorporation in Quebec, Canada of Coromed Canada, a wholly-owned subsidiary that provides comprehensive clinical development services throughout Canada. The expansion of Coromed's international capabilities and operations continued with the incorporation of Coromed S.A. in Buenos Aires, Argentina in 1995. Coromed also opened an office in Ghent, Belgium in 1995 as a step toward establishing a presence in Europe.

                   In January 1997, Coromed signed a joint venture agreement with a leading group of cardiologists in the New England area. The joint venture provides Coromed access to a network of clinical cardiology investigative sites for clinical trials. The joint venture represents Coromed's initial entry into site management. Initially, the network will consist of approximately 25 sites.

                   The size of contracts awarded to Coromed has increased over time as a result of Coromed's ability to provide a full range of services to its clients. This is exemplified by the commencement in October of 1996 of a clinical trials management project which is expected to generate approximately $2.5 million of revenue in the current fiscal year. Coromed seeks to secure even larger contracts as a result of its continued development of capabilities in key areas of clinical trials management and data management. There can be no assurance that Coromed will be able to secure such contracts and even if such contracts are secured that they will be profitable.

                   In November of 1996, Coromed executed a letter of intent with a European contract research organization. The proposed operating alliance will enable Coromed to utilize the infrastructure of this European organization in Coromed's international trials. The alliance will also enable Coromed to provide pharmacoeconomic and quality of life studies to its clients. No assurance can be given that the proposed alliance will be consummated or, if consummated will be profitable.


SERVICES

         General

                   Coromed offers a full range of services that encompass the preclinical drug research and clinical drug development processes. Coromed believes that its knowledge and experience in all stages of pharmaceutical research enhance its credibility with prospective clients. Coromed's full range of services and global experience complement the research and development departments of pharmaceutical and biotechnology companies.

         Drug Research

                   To assist clients in the identification and preclinical development of novel therapeutics, the Biological Research Division provides a full range of pharmacological testing systems, with particular expertise in cardiovascular and respiratory/pulmonary pharmacology. Coromed works closely with clients to identify the most appropriate design and procedures to serve the study objective. Results are analyzed and summarized in comprehensive scientific reports suitable for publication or regulatory submission. Complementing Coromed's Chemistry Division, the Biological Research Division can assess synthesized compounds for activity in a full range of pharmacological testing systems.

                   Coromed's Chemistry Division offers extensive chemical synthesis and analytical services to the pharmaceutical, biotechnology, and chemical industries. Organic chemists employed by Coromed, who are experienced in medicinal chemistry and drug development, are available to serve clients' chemical research needs. Synthesized substances are prepared in a confidential, economical and timely manner. All products are accompanied by complete documentation which carefully details chemical processes and analytical results.

         Drug Development

                   Coromed provides a full range of drug development services, including clinical trials management, clinical data management, biostatistical analysis, study design, medical writing, quality assurance and regulatory affairs services. Coromed provides these services individually or as an integrated package of services.

                   Coromed offers complete services for the design, initiation and management of clinical trial programs, a critical element in obtaining regulatory approval for drugs. Although Coromed specializes in cardiovascular, oncology/AIDS, and pulmonary/respiratory areas, Coromed has also performed services in connection with trials in most therapeutic areas, including central nervous system, infectious disease, metabolic disorders, obstetrics and gynecology, genitourinary, and rheumatology. Coromed's multi-disciplinary clinical trials group can examine a product's existing preclinical and clinical data to design clinical trials to establish the product's safety and efficacy profile.

                   Clinical trials are monitored to ensure strict adherence to Good Clinical Practice guidelines and regulations. The design of efficient Case Report Forms ("CRFs"), detailed operations manuals and site visits by Coromed's clinical research associates ensure that clinical investigators and their staffs follow the established protocols of the studies. Coromed has adopted standard operating procedures which are intended to satisfy regulatory requirements and serve as a tool to promote the high quality of Coromed's clinical services worldwide.

                   Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the United States Food and Drug Administration (the "FDA") or other regulatory agencies. Coromed's Clinical Affairs Division assists clients with one or more of the following steps:

                          .       Study Protocol Design.  The protocol defines
                   the medical issues the study seeks to examine and the statistical tests that will be conducted. Accordingly, the protocol defines the frequency and type of laboratory and clinical measures that are to be tracked and analyzed. The protocol also defines the number of patients required to produce a statistically valid result, the period of time over which they must be tracked and the frequency and dosage of drug administration. The study's success depends, in part, on the protocol's ability to predict correctly the requirements of the regulatory authority.

                          .       Case Report Forms Design.  Once the study
                   protocol has been finalized, CRFs must be developed. The CRF may change at different stages of a trial. The CRFs for one patient in a given study may consist of 100 or more pages.

                          .       Site and Investigator Recruitment.  The drug
                   is administered to patients by physicians, referred to as investigators, at hospitals, clinics or other locations, referred to as sites. Potential investigators may be identified by the drug sponsor or by Coromed. Coromed generally solicits the investigators' participation in the study. The trial's success depends on the successful identification and recruitment of investigators with an adequate base of patients who satisfy the requirements of the study protocol. Coromed has access to and experience with several thousand investigators who have conducted clinical trials.

                .       Patient Enrollment.  The investigators find and enroll
         patients suitable for the study. The speed with which trials can be completed is significantly affected by the rate at which patients are enrolled. Prospective patients are required to review information about the drug and its possible side effects, and sign an informed consent form to record their knowledge and acceptance of potential side effects. Patients also undergo a medical examination to determine whether they meet the requirements of the study protocol. Patients then receive the drug and are examined by the investigator as specified by the study protocol.

                .       Study Monitoring and Data Collection.  As patients are
         examined and tests are conducted in accordance with the study protocol, data are recorded on CRFs and laboratory reports. The data are collected from study sites by specially trained persons known as monitors. Monitors visit sites regularly to ensure that the CRFs are completed correctly and that all data specified in the protocol are collected. The monitors take completed CRFs to the study coordinating site, where the CRFs are reviewed for consistency and accuracy before their data is entered into an electronic database. Coromed's study monitoring and data collection services comply with the FDA's adverse events reporting guidelines.

                .       Medical Services.  Throughout the course of a clinical
         trial, Coromed's physicians can provide a range of medical research and consulting services, including medical monitoring of clinical trials.

                   Coromed's data management personnel assist in the design of CRFs, as well as training manuals for investigators, to ensure that data are collected in an organized and consistent format. Databases are designed according to the analytical specifications of the project and the particular needs of the client. Prior to data entry, Coromed personnel screen the data to detect errors, omissions and other deficiencies in completed CRFs. Coromed provides clients with data abstraction, data review and coding, data entry, database verification and editing and problem data query resolution.

                   Coromed has extensive experience in the creation of scientific databases for all phases of the drug development process, including the creation of customized databases to meet client-specific formats, integrated databases to support New Drug Application ("NDA") submissions and databases in strict accordance with regulatory specifications. For example, Coromed is currently preparing the design of a single database which will incorporate the safety data for all clinical studies (including those developed by Coromed, as well as those developed by other contractors) in order to perform the overall safety analysis, listings, and tables required for NDA documentation.

                   Coromed's biostatistics personnel assist clients with all phases of drug development, including biostatistical consulting, database design, data analysis and statistical reporting. These individuals develop and review protocols, design appropriate analysis plans and design report formats to address the objectives of the study protocol as well as the client's individual objectives. Working with the programming staff, biostatisticians perform appropriate analyses and produce tables, graphs, listings and other applicable displays of results according to the analysis plan.

                   Working closely with clinical, statistical, regulatory, and quality assurance experts, Coromed's medical writers develop documents in accordance with regulatory guidelines and industry standards. Such documents include clinical/statistical study reports, U.S. and international regulatory submissions, safety and efficacy summaries, clinical investigator brochures, protocols, and manuscripts and abstracts for publication.

                   Coromed provides complete inspection and auditing services to assure the overall quality of research, as well as to ensure full compliance with U.S. and international regulations and guidelines. These services support clients' preclinical safety and efficacy studies, including those subject to Good Laboratory Practice regulations and clinical studies under Good Clinical Practice guidelines and regulations. Additionally, Coromed provides inspection and auditing of facilities for compliance with Good Manufacturing Practice regulations. Coromed's Quality Assurance and Compliance experts can audit studies conducted by Coromed, the client or another organization.

                   Further supporting clients' clinical development projects, Coromed prepares the specialized documents required for conducting clinical trials and submitting regulatory applications, and also assists with U.S. and international regulatory matters. Regulatory affairs services include compilation, filing and maintenance of U.S. and international regulatory submissions for new drugs, medical devices, and diagnostics, as well as development of regulatory strategies and consultation on regulatory issues. Coromed's regulatory specialists interact directly with regulatory authorities on the client's behalf.

INFORMATION SYSTEMS

                   Coromed has invested in information technology designed to help it provide high quality services in a cost effective manner to clients and to manage its internal resources. Coromed's wide area network and electronic communications systems connect approximately 100 computers worldwide, exclusive of secure and direct links to clients for communications and data-transfer activities. Coromed's data management and biostatistics functions are performed with SAS(TM) in an Axiant(TM)/Oracle client/server environment. Proprietary ClinTrace(TM) and internally-developed Oracle(R) serious adverse event systems and computerized project tracking/scheduling applications are used to effectively manage clients' large-scale domestic and multinational clinical research projects. Coromed's information systems are designed to work in support of and reinforce Coromed's standard operating procedures. Coromed's information technology system is open and flexible, thus allowing it to be adapted to the multiple needs of clients. Coromed's experience with additional information systems and technologies, such as remote data entry, fax technology, and cost-accounting systems, also provide efficient and effective support to clients' clinical development and regulatory activities. SAS(TM), Axiant(TM), ClinTrace(TM), and Oracle(TM) are service marks or trade marks owned by The SAS Institute Incorporated, Cognos Incorporated, Domain Solutions Corporation, and Oracle Corporation, respectively.

CLIENTS

                   Since its founding in 1989, Coromed has served over 100 clients in the pharmaceutical and biotechnology industries including 15 of the top 20 pharmaceutical companies in North America and 10 of the top 15 pharmaceutical companies worldwide. Coromed has provided research and development services to major North American, European and Japanese pharmaceutical and biotechnology companies. Coromed has expanded geographically primarily through internal growth, supplemented by strategic business relationships, with a goal of serving all major client markets worldwide and positioning Coromed to serve developing markets. Among CROs, Coromed is distinctive in having recognized operations in South America. Approximately 60% of Coromed's clients are pharmaceutical companies and approximately 40% are biotechnology companies. To date, the number of clients in the medical device industry has not been significant.

COMPETITION

                   Coromed primarily competes against in-house departments of pharmaceutical companies, full service CROs, and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than Coromed. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. Coromed believes that it competes favorably in these areas.

                   The CRO industry is highly fragmented, with participants ranging from several hundred small, limited service providers to several large, full-service CROs with global operations. Large CROs include ClinTrials Research, Inc., Covance Inc., Pharmaceutical Product Development, Inc. and Quintiles Transnational Corporation. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend toward the concentration by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts. Coromed believes its specialization in particular therapeutic areas, its complementary drug research (preclinical) and drug development (clinical) services, and its international presence are significant competitive strengths.

EMPLOYEES

                   As of December 31, 1996, Coromed had approximately 155 employees, of which 11 hold Ph.D. or M.D. degrees. Approximately 77% of the full-time employees are located at the corporate headquarters and 23% are located in Coromed's other domestic or foreign offices. In addition, Coromed has consulting agreements with 8 M.D.s from different therapeutic areas which Coromed utilizes on an as-needed basis to enhance its drug development services.

FACILITIES

                   Coromed generally leases all of its facilities. Coromed's corporate offices are located in Albany, New York, where it leases approximately 23,500 square feet under a lease that expires in 1999. Coromed also maintains U.S. offices in San Diego, California; Harrison, Arkansas; and Shreveport, Louisiana. Coromed's Canadian subsidiary is located in Montreal, Canada. Coromed's South American subsidiary is located in Buenos Aires, Argentina. Coromed's European office is in Ghent, Belgium.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF COROMED


RESULTS OF OPERATIONS

                   The following table sets forth for the periods indicated certain financial data as a percentage of net revenue and the percentage change in these items compared to the prior comparable period. The trends illustrated in the following table may not be indicative of future results.

                                                   Percentage of Net Revenue         Percentage Increase
                                                   -------------------------              (Decrease)
                                                                                          ----------
                                 Six Months
                                    Ended                Fiscal Year             Six        Fiscal   Fiscal
                                December 31,            Ended June 30,          Months       1995     1994
                                ------------            --------------          1995 to       to       to
                              1996         1995     1996     1995      1994      1996        1996     1995
                              ----         ----     ----     ----      ----      ----        ----     ----
Net revenue . . . . .          100%         100%     100%     100%      100%      5.5%       66.7%    51.5%
                             -----         ----     ----     ----     -----

Costs and expenses:

  Direct costs  . . .         73.6         56.3     59.9     56.6      64.5      38.2        77.2     32.9

  Selling,
  general and
  administrative  . . .       26.5         21.1     23.7     26.6      37.4      32.6        49.0      7.8

  Depreciation and
  amortization  . . .          2.0          1.8      1.7      2.4       3.4      17.1        18.8      5.9
                             -----         ----     ----     ----     -----


Total operating
expenses  . . . . . .        102.1         79.2     85.3     85.6     105.3      36.2        66.7     23.1
                             -----         ----     ----     ----     -----

Income (loss) from
operations  . . . . .         (2.1)%       20.8%    14.7%    14.4%     (5.3)%  (110.9)%      71.1%   509.6%
                             =====         ====     ====     ====     =====


       Direct costs consist of compensation and related fringe benefits for employees engaged on client projects, other project-related costs not reimbursed and information systems costs. Selling, general and administrative expenses consist of compensation and related fringe benefits for selling and administrative employees, professional services (e.g., accounting and legal) and advertising costs, as well as leasing and other costs related to facilities.

       Net revenue from Coromed's foreign Subsidiaries for fiscal years 1996, 1995, 1994 and six months ended December 31, 1996 constituted 9.85%, 6.45%, 7.22% and 8.92% of Coromed's net revenues, respectively. (See footnote 11, Foreign Operations of the consolidated financial statements).

Six Months Ended December 31, 1996 Compared to Six Months Ended December 31,
1995

       Net revenue increased by $238,000, or 5.5%, to $4.5 million for the six months ended December 31, 1996 from $4.3 million for the six months ended December 31, 1995. This net revenue growth was primarily attributable to an increase in the volume of drug research projects serviced by Coromed. Net revenue, however, was unfavorably impacted by the completion of a large study in June 1996. Although Coromed commenced a larger drug development study in October 1996, the timing of the completion and the commencement of these two studies unfavorably impacted Coromed's net revenues.

       Direct costs increased by $927,000, or 38.2%, to $3.3 million for the six months ended December 31, 1996 from $2.4 million for the six months ended December 31, 1995. This increase is primarily attributable to the increase in clinical study personnel associated with the growth in the business that occurred in fiscal year 1996. In addition, the staff of the data management division increased by 54% to increase Coromed's data management capacity and capabilities. Direct costs as a percentage of net revenue increased to 73.6% for the six months ended December 31, 1996 from 56.3% for the six months ended December 31, 1995. This increase is primarily due to the inability to allocate labor and overhead costs to client projects, primarily clinical study and data management personnel, due to the completion of a particularly large study in June 1996. With the commencement of another large study in October 1996 and the potential for additional large studies in the near future, project and data management personnel were not reduced during the six months ended December 31, 1996.

       Selling, general and administrative expenses increased by $297,000, or 32.6% to $1.2 million for the six months ended December 31, 1996 from $910,000 for the six months ended December 31, 1995. This increase was primarily due to increased administrative personnel, hiring and facilities costs, in line with management's objective of increasing infrastructure to accommodate Coromed's anticipated growth. Selling, general and administrative expenses as a percentage of net revenue increased to 26.5% for the six months ended December 31, 1996 from 21.1% for the six months ended December 31, 1995 primarily due to increased marketing efforts.

       Depreciation and amortization expense increased by $13,000, or 17.1%, to $90,000 for the six months ended December 31, 1996 from $77,000 for the six months ended December 31, 1995. The increase was primarily due to increased capital spending on computer equipment to support the increase in project related personnel. Depreciation and amortization as a percentage of net revenue increased to 2.0% for the six months ended December 31, 1996 from 1.8% for the six months ended December 31, 1995.

       Income (loss) from operations decreased by $1.0 million, or 110.9%, to a loss of $98,100 for the six months ended December 31, 1996 from income of $900,500 for the six months ended December 31, 1995. This decrease was the result of underabsorption of labor and overhead costs during the period from June 1996 to October 1996 as a result of the completion of a large clinical study in June and the commencement of another large clinical study in October 1996.

       Other income (expenses) improved by $11,000, or 158% to a net income of $4,000 for the six months ended December 31, 1996 from a net expense of $7,000 for the six months ended December 31, 1995. This improvement resulted from an increase in interest income achieved from higher average balances of cash and a reduction in interest expense as a result of debt repayment.

       Coromed's effective income tax rate was 39% for the six months ended December 31, 1996 as compared to 22.5% for the six months ended December 31, 1995. The lower effective rate for the six months ended December 31, 1995 was primarily attributable to the use of net operating loss carryovers.

Fiscal Year Ended June 30, 1996 Compared To Fiscal Year June 30, 1995

       Net revenue increased by $3.8 million, or 66.7%, to $9.4 million for fiscal 1996 from $5.6 million for fiscal 1995. This net revenue growth was primarily attributable to an increase in the number and average contract value of clinical research projects serviced by Coromed.

       Direct costs increased by $2.5 million, or 77.2%, to $5.7 million for fiscal 1996 from $3.2 million for fiscal 1995. This increase in direct costs was due to the increase in the number of project-related personnel, expansion of facilities, and information system costs necessary to support the increased level of operations. Direct costs as a percentage of net revenue increased to 59.9% for fiscal 1996 from 56.6% for fiscal 1995, primarily due to less than maximal personnel utilization in the period of transition from completed projects to the initiation of new projects.

       Selling, general and administrative expenses increased by $736,000, or 49.0%, to $2.2 million for fiscal 1996 from $1.5 million for fiscal 1995. This increase was primarily due to increased costs associated with additional administrative personnel, greater hiring and selling costs, facilities expansion to support Coromed's growth, principally in the U.S. and in South America. Selling, general and administrative expenses as a percentage of net revenue decreased to 23.7% for fiscal 1996 from 26.6% for fiscal 1995, primarily due to Coromed's expanded revenue base.

       Depreciation and amortization expense increased by $25,600, or 18.8%, to $162,000 for fiscal 1996 from $136,500 for fiscal

1995. The increase resulted from an increase in depreciation associated with increased capital expenditures. Depreciation and amortization as a percentage of net revenue decreased to 1.7% for fiscal 1996 from 2.4% for fiscal 1995.

       Income from operations increased by $580,000, or 71.1%, to $1.4 million for fiscal 1996 from $815,000 for fiscal 1995. This increase was primarily attributable to an increase in the number and average contract value of clinical research projects with modest growth in operating expenses.

       Other income (expenses) improved by $36,000, or 112.6%, to a net income of $4,000 for fiscal 1996 from a net expense of $32,000 for fiscal 1995. This improvement was primarily due to interest income as a result of higher average balances of cash.

       Coromed's effective income tax rate was 22.5% for fiscal 1996 as compared to 9.6% for fiscal 1995. The lower effective rate for fiscal 1995 was primarily attributable to US taxable income being fully offset by net operating loss carryovers in fiscal 1995 but only partially offset in fiscal 1996.

Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

       Net revenue increased by $1.9 million, or 51.5%, to $5.6 million for fiscal 1995 from $3.7 million for fiscal 1994. This increase was primarily due to an increase in fiscal 1995 (over 1994) of the volume of clinical research projects of $1.6 million, or 84%, and an increase in the volume of drug research projects of $304,000, or 16%.

       Direct costs increased by $800,000, or 32.9%, to $3.2 million for fiscal 1995 from $2.4 million for fiscal 1994. Substantially all of the increase in direct costs was due to increased expenses associated with hiring of additional project-related personnel and the expansion of facilities. Direct costs as a percentage of net revenue decreased to 56.6% in fiscal 1995 from 64.5% in fiscal 1994. This decrease was primarily due to the increased work force utilization.

       Selling, general and administrative expenses increased by $107,000, or 7.8%, to $1.5 million in fiscal 1995 from $1.4 million in fiscal 1994. The increase in selling, general and administrative expenses was due to continued development of infrastructure to support expanded operations. Due to the comparative increase in the volume of projects and related revenue, administrative expenses as a percentage of net revenue decreased to 26.6% in fiscal 1995 from 37.4% for fiscal 1994.

       Depreciation and amortization expenses increased by $8,000, or 5.9%, to $135,000 in fiscal 1995 from $128,000 in fiscal 1994. This increase was primarily due to increased capital spending in computer systems to support the increase in projects.

Depreciation and amortization as a percentage of net revenue decreased to 2.4% fiscal 1995 from 3.4% for fiscal 1994.

       Income from operations increased by $1.0 million, or 509.6%, to income of $815,000 for fiscal 1995 from a loss of $199,000 for fiscal 1994. This increase was primarily attributable to an increase in the volume of clinical and drug research projects with modest growth in operating expenses.

       Other income (expenses) increased by $6,000, or 24.8%, to $32,000 in fiscal 1995 from a net expense of $26,000 in fiscal 1994. The change was primarily due to the discontinuance of a state sponsored job incentive program in fiscal 1994 which reduced other income.

       The effective tax rate in fiscal 1995 was 9.6% as compared to (32.3)% in fiscal 1994. The higher effective tax rate for fiscal 1994 as compared with fiscal 1995 was primarily attributable to a higher proportion of taxable income from foreign operations in fiscal 1994 and the use of net operating loss carryovers in fiscal 1995.

Liquidity and Capital Resources

       Since its inception, Coromed has primarily financed its operations and growth from cash flow from operations and from the sale of company stock primarily through its employee stock purchase plan and through private investment. These funds have been used for working capital and capital expenditures primarily for information systems improvements and facilities expansion.

       Coromed requires working capital to meet expenses which may not be then currently covered from project revenues. Coromed's drug development contracts are generally fixed price with some variable components, and range in duration from a few months to several years. Its drug research contracts are also fixed price and range in duration from a few days to a few months. The cash flows from contracts typically consists of a down payment required to be paid at the time the contract is entered into and the balance in installments over the contract's duration. Revenue from contracts is generally recognized on a percentage of completion basis as the work is performed. Accordingly, cash receipts do not necessarily correspond to costs incurred and revenue recognized on contracts. Coromed's cash flow is influenced by the changes in levels of billed and unbilled accounts receivable, net of amounts advance billed representing unearned revenue. As a result, the number of days outstanding in accounts receivable, net of advance billings, and the related dollar values of these accounts can vary due to the achievement of contractual milestones and the timing and size of cash receipts. The number of days revenue outstanding, net of advance billings, averages generally 30 to 45 days.

       During fiscal years 1996 and 1995 Coromed progressively recovered from the losses experienced in the initial phases of its business development, and has continued to pay down debt. Although Coromed has made no firm commitment to acquire additional fixed assets, Coromed is evaluating additional information systems that would allow more efficient processing of large volumes of clinical data. Coromed believes that additional resources for such expansion could be sourced from Omnicare following the Merger.

       Coromed does not have nor has it applied for a line of credit. However, Coromed believes that as a result of its performance during the most recent two fiscal years, that it would be favorably positioned to establish a line of credit to support variations in cash flow caused by the transition from completed projects to the initiation of new projects.

       The foregoing statements include forward-looking statements which involve risks and uncertainties. Coromed's actual experience may differ materially from that discussed above. Factors that might cause such a difference include, but are not limited to those discussed elsewhere in this document, as well as future events that may have the effect of reducing Coromed's available cash balances.

                  BENEFICIAL OWNERSHIP OF COROMED COMMON STOCK

              The following table sets forth, as of the date of this Proxy Statement/Prospectus, the number of shares of Coromed Common Stock beneficially owned by: (i) each person who is known by Coromed to beneficially own five percent (5%) or more of the outstanding shares of Coromed Common Stock, (ii) each director and executive officer of Coromed, and (iii) all of Coromed's directors and executive officers as a group.

                                                       AMOUNT AND
                                                       NATURE OF                PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          BENEFICIAL OWNERSHIP(5)               SHARES OWNED
---------------------------------------          -----------------------        -------------------------
Dale B. Evans(2)                                        150,628                           22.86%
Alice G. Fedory(3)                                      148,886                           22.70
Thomas J. Massey(4)                                     130,347                           20.03
Ronald E. Weishaar(5)                                    56,995                            8.37
Joan R. Dembinski6                                       53,623                            8.36
All executive officers and directors as                 486,856                           65.98%
a group(4 persons)(2)(3)(4)(5)                          -------                           -----

__________________________________

    (1) Unless otherwise noted, Coromed believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Each beneficial owner s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Proxy Statement/ Prospectus have been exercised. The address for Dale
B. Evans, Alice G. Fedory, Thomas J. Massey, Ronald E. Weishaar and Joan R. Dembinski is Coromed, Inc., Rensselaer Technology Park, 185 Jordan Road, Troy, New York 12180-7615.

    (2) Includes (a) 9,243 shares of common stock issuable upon the exercise of options at a price of $2.20 per share, (b) 12,000 shares of common stock issuable upon the exercise of options at a price of $3.30 and (c) 1,500 shares of common stock issuable upon the exercise of options at a price of $5.50.

    (3) Includes (a) 7,655 shares of common stock issuable upon the exercise of options at a price of $2.20 per share, (b) 10,750 shares of common stock issuable upon the exercise of options at a price of $3.30 per share and (c) 1,250 shares of common stock issuable upon the exercise of options at a price of $5.50 per share.

    (4) Includes (a) 4,166 shares of common stock issuable upon the exercise of options at a price of $2.20 per share, (b) 9,500 shares of common stock issuable upon the exercise of options at a price of $3.30 per share and (c) 1,000 shares of common stock issuable upon the exercise of options at a price of $5.50 per share.

    (5) The amount shown for Dr. Weishaar includes (a) 1,250 shares jointly owned by Dr. Weishaar and his spouse, (b) 25,495 shares of common stock issuable upon the exercise of options at a price of $2.00 per share, (c) 14,250 shares of common stock issuable upon the exercise of options at a price of $3.00 per share and (d) 5,000 shares of common stock issuable upon the exercise of options at a price of $5.00 per share.

    (6) Includes (a) 3,685 shares of common stock issuable upon the exercise of options at a price of $2.00 per share and (b) 1,000 shares of common stock issuable upon the exercise of options at a price of $3.00 per share.

                                    EXPERTS


              The consolidated balance sheets of Coromed, Inc. and Subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders equity (deficiency), and cash flows for each of the three years in the period ended June 30, 1996, included in this Proxy Statement/Prospectus and the related Registration Statement have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

              The consolidated financial statements of Omnicare incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Omnicare for the year ended December 31, 1995 and the Current Report on Form 8-K of Omnicare filed February 6, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS


              The validity of the Omnicare Common Stock to be issued by Omnicare in connection with the Merger will be passed upon by Dewey Ballantine, New York, New York.

              Certain tax matters relating to the Merger will be passed upon for Coromed by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                         COROMED, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


 Report of Independent Accountants                                                                  F-2

 Consolidated Statements of Operations for the years ended June 30, 1996, 1995 and 1994 and unaudited for the six months ended December 31, 1996 and 1995
                                                                                                    F-3
 Consolidated Balance Sheets at June 30, 1996 and 1995 and unaudited at December 31, 1996
                                                                                                    F-4

 Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended June 30, 1996,
 1995 and 1994 and unaudited for the six months ended December 31, 1996

                                                                                                    F-5

 Consolidated Statements of Cash Flows for the years ended June 30, 1996, 1995 and 1994 and unaudited for the six months ended December 31, 1996 and 1995
                                                                                                    F-6
 Notes to Consolidated Financial Statements                                                         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of
Coromed, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Coromed, Inc. and Subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended June 30, 1996. These financial statements are the responsibility of Coromed's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coromed, Inc. and Subsidiaries as of June 30, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.




                                                        COOPERS & LYBRAND L.L.P.



Albany, New York
August 16, 1996
(except with respect
to the matters discussed
in Note 14, as to which
the date is January 27, 1997.)

                         COROMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                         Six months ended                   For the year ended
                                           December 31,                           June 30,
                                    --------------------------     --------------------------------------
                                       1996            1995           1996          1995          1994
                                       ----            ----           ----          ----          ----
                                           (Unaudited)
Drug development (Clinical,
    Program Management and
    Quality Assurance)              $3,834,051      $3,800,661     $8,250,874    $4,367,615     $2,965,911

Drug research (Chemistry and
    Biology)                           720,423         515,806      1,215,350     1,288,272        768,100
                                    ----------      ----------     ----------    ----------     ----------

    Net Revenue                      4,554,474       4,316,467      9,466,224     5,655,887      3,734,011
                                    ----------      ----------     ----------    ----------     ----------

Operating Expenses
       Direct costs                  3,356,083       2,429,166      5,668,041     3,199,317      2,407,862
       Selling, general and
       administrative                1,206,523         909,960      2,240,965     1,504,810      1,397,410
       Depreciation and
       amortization                     89,953          76,790        162,118       136,506        127,759
                                    ----------      ----------     ----------    ----------     ----------

    Total Operating expenses         4,652,559       3,415,916      8,071,124     4,840,633      3,933,031
                                    ----------      ----------     ----------    ----------     ----------


    Income (loss) from
       operations                      (98,085)        900,551      1,395,100       815,254       (199,020)

Other income                            13,802           8,342         30,560         6,612         16,712

Interest expense                        (9,768)        (15,293)       (26,571)      (38,337)       (42,137)
                                    ----------      ----------     ----------    ----------     ----------

    Income (loss) before
       provision for income
       taxes                           (94,051)        893,600      1,399,089       783,529       (224,445)


Provision (benefit) for income
taxes                                  (36,680)        201,060        314,824        74,834         72,425
                                    ----------      ----------     ----------    ----------     ----------

    Net income (loss)                  (57,371)        692,540     $1,084,265    $  708,695     $ (296,870)
                                    ==========      ==========     ==========    ==========     ==========

Earnings (loss) per share
    Primary                             $(0.09)          $1.08          $1.60         $1.21         $(0.59)
    Fully Diluted                       $(0.09)          $1.08          $1.60         $1.21         $(0.59)

Weighted average shares
outstanding
    Primary                            617,370         642,107        675,673       594,000        502,254
    Fully Diluted                      617,370         642,107        675,673       594,000        502,254


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                         COROMED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

ASSETS                                                      December 31, 1996             June 30,
                                                            -----------------             --------
                                                               (Unaudited)
                                                                                     1996           1995
                                                                                  ----------     ----------
Current assets:
    Cash and cash equivalents                                  $  421,025         $1,714,137     $  537,077
    Accounts receivable, net of allowance for bad debts
       of $33,000 and $0 at June 30, 1996 and 1995 and
       $41,000 at December 31, 1996                             1,675,626          1,119,380      1,148,354
    Prepaid expenses and other current assets                      85,481             39,662         67,965

    Officer and employee loans and advances                        39,927             22,250          9,750
                                                               ----------         ----------     ----------
       Total current assets                                     2,222,059          2,895,429      1,763,146

Fixed assets, net                                                 716,934            620,149        545,699
Deferred tax asset                                                141,419            104,739
Other assets                                                       11,520              6,050         14,230
                                                                 --------         ----------     ----------
                                                               $3,091,932         $3,626,367     $2,323,075
                                                               ==========         ==========     ==========


                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
    Current maturities of long-term debt                            $  92,234     $  102,198     $  138,134
    Current obligations under capitalized leases                       32,258         22,986         17,357
    Accounts payable                                                   69,397         77,290        165,801
    Accrued expenses                                                  307,713        469,062        345,177
    Deferred revenue                                                  575,886        730,489      1,242,269
    Clinical investigation advances                                 1,107,650        965,679        445,774
    Income taxes payable                                                             293,189         72,725
                                                                   ----------     ----------     ----------
       Total current liabilities                                    2,185,138      2,660,893      2,427,237
                                                                   ----------     ----------     ----------

Noncurrent liabilities:
    Long-term debt, less current maturities                                           41,995        137,263
    Obligation under capitalized leases, less current
       obligations                                                     25,928         12,786         18,353
                                                                   ----------     ----------     ----------
       Total Noncurrent liabilities                                    25,928         54,781        155,616
                                                                   ----------     ----------     ----------

Total Liabilities                                                   2,211,066      2,715,674      2,582,853
                                                                   ----------     ----------     ----------

Commitments

Stockholders' equity (deficiency):
    Common stock; par value $.01; 2,000,000 shares
       authorized; June 1996 - 752,054 shares issued,
       609,442 outstanding, June 1995 - 697,672 shares
       issued, 572,215 outstanding; December 1996 -
       780,339 issued, 636,122 outstanding,                             7,805          7,521          6,977
    Additional paid-in capital                                        918,861        813,431        641,994
    Retained earnings (accumulated deficit)                           167,020        224,391       (859,874)
                                                                   ----------     ----------     ----------
                                                                    1,093,686      1,045,343       (210,903)
    Common Stock Notes Receivable                                     (54,096)
    Treasury stock, at cost (June 1996 - 142,612 shares;
       June 1995 - 125,457 shares;and December 1996 -
       144,217)                                                      (158,724)      (134,650)       (48,875)
                                                                   -----------    ----------     ----------
       Total Stockholders' equity
       (deficiency)                                                   880,866        910,693       (259,778)
                                                                   ----------                    ----------
                                                                   $3,091,932     $3,626,367     $2,323,075
                                                                   ==========     ==========     ==========


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                        COROMED, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF
                       STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                  Retained
                                                           Common   Additional    Earnings                    Common
                                                Common     Stock      Paid-in    (Accumulated   Treasury    Stock Notes
                                                 Stock   Subscribed   Capital      Deficit)       Stock     Receivable    Total
                                                 -----   ----------   -------      --------       -----     ----------    -----
BALANCE, JUNE 30, 1993                          $6,004     $17,787   $359,735    $(1,271,699)  $ (19,375)    $    -0-  $ (907,548)
Treasury stock purchased                                                                          (6,636)                  (6,636)
Issuance of committed stock                         59     (17,787)    17,728
Stock issued for consulting services                22                  6,599                                               6,621
Stock issued under employee stock purchase
            plan                                    60                 15,438                                              15,498
Stock issued to employees in lieu of cash
            compensation                            67                 19,973                                              20,040
Net proceeds from sale of common stock              40                 11,960                                              12,000
Stock committed but unissued for stock
            subscribed under employee stock
            purchase plan                                    2,183                                                          2,183
Stock committed but unissued for consulting
            services                                         8,295                                                          8,295
Net loss                                                                            (296,870)                            (296,870)
                                                ------     -------   --------    -----------   ---------     --------  ----------

BALANCE, JUNE 30, 1994                           6,252      10,478    431,433     (1,568,569)    (26,011)         -0-  (1,146,417)
Treasury stock purchased                                                                         (22,864)                 (22,864)
Issuance of committed stock                         36     (10,478)    10,442
Stock issued for consulting services                70                 20,825                                              20,895
Stock issued under employee stock purchase
            plan                                   159                 41,747                                              41,906
Net proceeds from sale of common stock             150                 44,902                                              45,052
Stock issued for repayment of related party
            debt                                    70                 20,930                                              21,000
Stock issued to employees in lieu of cash
            compensation                           240                 71,715                                              71,955
Net income                                                                           708,695                              708,695
                                                ------     -------   --------    -----------   ---------     --------  ----------

BALANCE, JUNE 30, 1995                           6,977         -0-    641,994       (859,874)    (48,875)         -0-    (259,778)
Treasury stock purchased                                                                         (85,775)                 (85,775)
Stock issued under employee stock purchase
            plan                                   196                 68,945                                              69,141
Net proceeds from sale of common stock             335                 98,755                                              99,090
Stock issued to employees in lieu of cash
            compensation                            13                  3,737                                               3,750
Net income                                                                         1,084,265                            1,084,265
                                                ------     -------   --------    -----------   ---------     --------  ----------
BALANCE, JUNE 30, 1996                           7,521         -0-    813,431        224,391    (134,650)         -0-     910,693

Options Exercised                                  241                 52,753                                 (54,096)     (1,102)
Treasury stock purchased                                                                         (24,074)                 (24,074)
Stock issued under employee stock purchase
            plan                                    38                 45,933                                              45,971
Stock issued to employees in lieu of cash
            compensation                             5                  6,744                                               6,749
Net (Loss)                                                                           (57,371)                             (57,371)
                                                ------     -------   --------    -----------   ---------     --------  ----------
BALANCE, DECEMBER 31, 1996
(UNAUDITED)                                     $7,805     $   -0-   $918,861       $167,020   $(158,724)    $(54,096)   $880,866
                                                ======     =======   ========    ===========   =========     ========  ==========


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                         COROMED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

INCREASE (DECREASE) IN CASH AND CASH                    Six months
EQUIVALENTS                                         ended December 31,                 For the year ended June 30,
                                                --------------------------       ---------------------------------------
                                                   1996            1995             1996           1995          1994
                                                ----------      ----------       ----------      --------      ---------
                                                        (Unaudited)
Cash flows from operating activities:
Net income (loss)                                 $(57,371)       $692,540       $1,084,265      $708,695      $(296,870)
Adjustments to reconcile (loss) net income
to net cash provided by operating
activities:
  Depreciation and amortization of fixed
  assets                                            89,953          76,790          162,118       133,091        122,424
  Amortization of deferred costs                                                                    3,415          5,335
  Provision for bad debts                            8,000                           33,000
  Gain on sale of fixed assets                                                       (1,931)
  Services provided in exchange for common
  stock                                              6,750                            3,750        92,850         34,956
  Deferred tax asset                               (36,680)       (104,739)        (104,739)
  Changes in operating assets and
  liabilities:
    Prepaid taxes                                  (35,978)
    Accounts receivable                           (564,246)     (1,194,338)          (4,026)     (652,208)       181,284
    Prepaid expenses and other current
    assets                                          (9,841)         11,118           28,303       (26,454)        (4,673)
    Officer and employee loans and
    advances                                       (17,677)        (40,950)         (12,500)       19,655         34,862
    Accounts payable                                (7,893)         60,920          (88,511)     (171,785)        92,458
    Accrued expenses                              (161,349)       (141,838)         123,885      (293,106)       (49,618)
    Deferred revenue                              (154,603)        443,685         (511,780)      851,502         (3,864)
    Income taxes payable                          (293,189)        207,445          220,464           300         72,425
    Other assets                                    (5,470)         11,303            8,180       (14,230)
                                                ----------      ----------       ----------      --------      ---------
    Net cash provided by operating
    activities                                  (1,239,594)         21,936          940,478       651,725        188,719
                                                ----------      ----------       ----------      --------      ---------

Cash flows from investing activities:
  Proceeds from sale of fixed assets                                                  2,020
  Purchase of fixed assets                        (186,738)        (94,149)        (216,357)     (115,064)       (80,081)
                                                ----------      ----------       ----------      --------      ---------
     Net cash used in investing activities        (186,738)        (94,149)        (214,337)     (115,064)       (80,081)
                                                ----------      ----------       ----------      --------      ---------

Cash flows from financing activities:
  Proceeds from borrowings                          38,000          13,800
  Clinical investigation advances, net             141,971         758,427          519,905        72,372        (56,330)
  Proceeds from sales of common stock               44,869         131,432          168,231        86,958         29,681
  Proceeds from issuance of debt                                                                                  47,770
  Principal payments on debt                       (51,959)        (81,569)        (131,204)     (121,286)      (109,486)
  Principal payments on obligations under
    capital leases                                 (15,587)        (10,717)         (20,238)      (14,764)       (13,637)
  Purchase of treasury stock                       (24,074)                         (85,775)      (22,864)        (6,636)
                                                ----------      ----------       -----------     --------      ---------
     Net cash provided by (used in) financing
       activities                                  133,220         811,373          450,919           416       (108,638)
                                                ----------      ----------       ----------      --------      ----------

Net increase in cash                            (1,293,112)        739,160        1,177,060       537,077            -0-

Cash and cash equivalents, beginning
  of year                                        1,714,137         537,077          537,077           -0-            -0-
                                                ----------      ----------       ----------      --------      ---------

Cash and cash equivalents, end of year          $  421,025      $1,276,237       $1,714,137      $537,077      $     -0-
                                                ==========      ==========       ==========      ========      =========


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                         COROMED, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (Data as of and for the six months
                ended December 31, 1996 and 1995 are unaudited)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                 Organization: Coromed, a Delaware corporation, was incorporated in June 1989 and initiated business on October 9, 1989. On December 15, 1993, Coromed formed 3103-3798 Quebec, Inc. (Coromed Canada), a wholly owned Canadian-based subsidiary. As part of its strategy to become an international Contract Research Organization (CRO), Coromed in June of 1994 proceeded to establish a presence in Europe and in South America, with the opening of branch offices in Ghent, Belgium, and Buenos Aires, Argentina. On July 15, 1995, Coromed formed Coromed S.A. (Coromed South America), a majority-owned Argentina-based Subsidiary, which was established from Coromed's branch office in Buenos Aires, Argentina. These actions enhanced Coromed's opportunities for involvement in worldwide drug development programs with its clients. With bases of operation in the U.S. (east and west coasts), Canada, Argentina, and Belgium, Coromed offers clients the requisite resources for executing and managing international clinical trials and programs in multiple therapeutic areas with special emphasis in cardiovascular, oncology and AIDS. In addition, Coromed provides support to its clients in the pre-clinical areas of chemistry and biology.

                 Principles of consolidation: The consolidated financial statements include the accounts of Coromed, Coromed Canada and Coromed S. A. Significant intercompany accounts and transactions have been eliminated in the consolidation.

                 Unaudited interim financial information: The accompanying consolidated balance sheet as of December 31, 1996, and the related consolidated statements of operations and cash flows for the six months ended December 31, 1996 and 1995, and the statement of stockholders' equity for the six months ended December 31, 1996, are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for these interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although Coromed believes that the disclosures included are adequate to make the information presented not misleading. The results of operations for the six months ended December 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

                 Use of estimates: The preparation of financial statements in conformity with generally accepted accounting





              The accompanying notes are an integral part of these
                       Consolidated Financial Statements
principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management estimates and assumptions include allowance for bad debts, revenue recognized on the percentage of completion method and recoverability periods of long-lived assets. Actual results could differ from those estimates.

                 Concentration of credit risk: Coromed maintains cash balances at one U.S. bank with a bank balance of $1,603,907 at June 30, 1996. This balance is insured by the Federal Deposit Insurance Corporation up to $100,000. In addition, at June 30, 1996, Coromed has $327,534 of uninsured cash in foreign bank accounts.

                 In each of the periods, the fiscal year ended June 30, 1996 and the six months ended December 31, 1996, Coromed derived approximately 59% of its revenue from contracts with two clients.

                 Cash and Cash Equivalents: For the purpose of the Cash Flows Statement, Coromed defines cash and cash equivalents as cash and investments with original maturities of three months or less.

                 Fixed assets: Fixed assets are recorded at cost at the date of acquisition. Renewals and betterments are capitalized. Repairs and maintenance are charged to earnings as incurred. Upon retirement or disposal of assets, the applicable costs and accumulated depreciation will be eliminated from the accounts and the resulting gain or loss included in income.

                 Capitalized leased assets and leasehold improvements are amortized over the shorter of their estimated useful life or lease term.

                 Depreciation is computed by the straight-line method for financial reporting purposes over the following estimated useful lives:

                                                            YEARS
                                                            -----
         Laboratory equipment                                3-15
         Furniture, fixtures and office equipment            3-10
         Capital leases                                      3-10
         Leasehold improvements                              3-15

                 Revenue recognition: Coromed records revenue as services are provided. Income from long-term contracts is recognized on the percentage of completion method.

                 Deferred revenue: Deferred revenue represents advances received from clients to be applied to future services.


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                 Income taxes: In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates is recognized in income in the period that includes the date of enactment. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax asset will not be realized.

                 Foreign currency translation: All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet dates. All income statement amounts have been translated using the average rates in effect for each year. Gains and losses on foreign currency transactions have been included in income.

                 Computation of Earnings Per Share: Earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options using the modified treasury stock method.

2.       ACCOUNTS RECEIVABLE

                 Accounts receivable consist of the following:

                                                           December 31,               June 30,
                                                           ------------      --------------------------
                                                               1996             1996            1995
                                                               ----             ----            ----
                                                            (unaudited)
                 Billed receivables                          1,100,846       $  826,550      $  617,416
                 Unbilled receivables                          505,942          284,543         448,159
                 Unbilled reimbursable expenses                109,838           41,287          82,779
                                                             ---------       ----------      ----------

                                                             1,716,626        1,152,380       1,148,354
                 Allowance for bad debts                       (41,000)         (33,000)
                                                             ---------       ----------      ----------
                                                             1,675,626       $1,119,380      $1,148,354
                                                             =========       ==========      ==========

         Bad debt expense amounted to $33,000, $0 and $0 for the years ended June 30, 1996, 1995 and 1994, respectively ($8,000 for the six months ended December 31, 1996).


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

3.       FIXED ASSETS

                 Fixed assets consist of the following:

                                                 December 31,               June 30,
                                                 ------------     --------------------------
                                                     1996            1996            1995
                                                     ----            ----            ----
                                                  (unaudited)
         Laboratory equipment                       460,843       $  452,410      $  422,760
         Office equipment                           362,423          283,964         178,582
         Furniture and fixtures                     172,312          136,301          85,503

         Leasehold improvements                     293,057          286,230         205,959
         Capital leases - equipment -
         12/31/96 auto                              232,505          193,505         173,205
         Assets not placed in service                                                 38,792
                                                  ---------       ----------      ----------
                                                  1,521,140        1,352,410       1,104,801
         Accumulated depreciation                  (668,275)        (609,805)       (456,778)
         Accumulated amortization
           under capital leases                    (135,931)        (122,456)       (102,324)
                                                  ---------       ----------      ----------
                                                  $ 716,934       $  620,149      $  545,699
                                                  =========       ==========      ==========


                 Depreciation expense for the years ended June 30, 1996, 1995 and 1994 was $141,986, $110,043, and $99,627, respectively, and for the six months ended December 31, 1996 was $76,478. Amortization expense on capital leases for the years ended June 30, 1996, 1995 and 1994 was $20,132, $23,048, and $22,797, respectively, and for the six months ended December 31, 1996 was $13,475.

4.       ACCRUED EXPENSES

                 Accrued expenses consist of the following:

                                                                  December 31,                June 30,
                                                                  ------------       -------------------------
                                                                      1996             1996            1995
                                                                      ----             ----            ----
                                                                   (unaudited)
         Accrued liabilities                                        $ 224,089        $ 140,001       $  55,579
         Accrued vacation                                              29,837           57,438          56,819
         Accrued bonus                                                                 245,161
         Accrued payroll taxes                                         53,787           26,462         201,301
         Accrued payroll tax penalties and interest                                                     31,478
                                                                    ---------        ---------       ---------
                                                                    $ 307,713        $ 469,062       $ 345,177
                                                                    =========        =========       =========

5.       CLINICAL INVESTIGATION ADVANCES

                 Coromed has entered into agreements with third parties whereby Coromed is retained for the purposes of identifying and recruiting clinical investigators to conduct clinical studies under Coromed's supervision. Under the terms of these agreements, the expenses associated with paying the clinical investigators are to be borne by the third party.

                 As of June 30, 1996 and 1995, Coromed was holding client funds in the amounts of $965,679, and $445,774, respectively, to be used for the payment of clinical investigators. As of December 31, 1996, Coromed was holding funds amounting to $1,107,650.


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

6.       DEBT

                 Long-term debt consists of the following:

                                           December 31,                     June 30,
                                         ----------------         ---------------------------
                                               1996                  1996             1995
                                               ----                  ----             ----
                                             (unaudited)
         Bank loans (1)                          92,234           $144,193          $241,009
         Other (2)                                                                    34,388
                                             ----------           --------          --------
                                                 92,234            144,193           275,397
         Less current maturities                 92,234            102,198           138,134
                                             ----------           --------          --------
         Long-term portion                         -0-            $ 41,995          $137,263
                                             ==========           ========          ========

         ____________________

         (1) Small Business Administration loan with a maximum authorized borrowing limit of $500,000 bearing interest at prime plus 2% (10.25% at June 30, 1996 and December 31, 1996), payable in equal monthly installments of $8,826, including interest, maturing in 1997 and collateralized by accounts receivable and fixed assets and personally guaranteed by certain of Coromed's officers/stockholders. At June 30, 1996 and 1995, the balance outstanding under this agreement was $116,812 and $199,343, respectively. At December 31, 1996, the balance was $71,996.

                 Installment loan agreement with a bank, bearing interest at prime plus 2% (10.25% at June 30, 1996 and December 31, 1996). The loan, which matures in April 1998, is to be repaid in equal monthly installment principal payments of approximately $1,190 plus interest. At June 30, 1996 and 1995, the balance outstanding under this agreement was $27,381 and $41,666, respectively. At December 31, 1996, the balance was $20,237.84.

         (2) Note payable to an officer/stockholder of Coromed with interest payable at 5% per annum. The note was paid prior to June 30, 1996. Interest expense was approximately $700 and $2,300 for the years ended June 30, 1996 and 1995, respectively.

                 Annual principal requirements on long-term debt at June 30, 1996 are as follows:

                       Fiscal 1997                        $102,198
                       Fiscal 1998                          41,995
                                                          --------
                                                          $144,193
                                                          ========

7.       LEASES

                 Coromed leases certain laboratory and office equipment under capital lease obligations which expire in 2000. Future minimum lease payments at June 30, 1996 are as follows:

         Fiscal 1997                                                                   $26,865
         Fiscal 1998                                                                     7,128
         Fiscal 1999                                                                     6,879
         Fiscal 2000                                                                     1,170
                                                                                       -------
         Total minimum lease payments                                                   42,042
         Amounts representing interest                                                  (6,270)
                                                                                      --------
         Present value of net minimum lease payments                                    35,772
         Current obligations                                                            22,986
                                                                                       -------
         Long-term portion                                                             $12,786
                                                                                       =======


Coromed leases office and laboratory space and office equipment under various noncancelable operating leases. The following is a schedule of future minimum rental payments required under the above operating leases as of June 30, 1996:

                                          Year Ending
                                            June 30,
                                 ---------------------------------
                                             1997                            $287,566
                                             1998                             285,312
                                             1999                             288,132
                                             2000                             102,626
                                                                             --------
                                                                             $963,636
                                                                             ========


Total rental expense incurred under noncancelable operating leases was $258,250, $172,049 and $186,028 for the years ended June 30, 1996, 1995 and
1994, respectively. For December 31, 1996 and 1995, the amounts were $202,002 and $152,350, respectively.

8.       COMMON STOCK

                 Coromed issued shares of common stock at board-approved prices of $3 to $5 per share in fiscal 1996 and $3 per share in fiscal 1995 and 1994. Net proceeds from such issuances were $99,090, $45,052 and $12,000 for the years ended June 30, 1996, 1995 and 1994, respectively.

                 In 1994, Coromed entered into a consulting agreement with a non-affiliated party to provide technical consulting services to Coromed. During the year ended June 30, 1994, Coromed issued 2,207 shares and was committed to issue an additional 2,765 shares of its common stock at $3 per share (fair value as determined by the Board of Directors) in lieu of $14,916 of cash compensation for services provided. During the year ended June 30, 1995, Coromed issued 6,965 shares of its common stock at $3 per share (fair value as determined by the Board of Directors) in lieu of $20,895 of cash compensation for services provided.


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                 In lieu of $3,750, $71,955 and $20,040 compensation for services performed by employees during the years ended June 30, 1996, 1995 and 1994, respectively, Coromed issued 1,250, 23,985 and 6,680 shares of its common stock at $3 per share (fair value as determined by the Board of Directors).

                 During the year ended June 30, 1995, Coromed issued 7,000 shares of common stock at a board-approved price of $3 per share in lieu of a $21,000 payment to an officer towards the repayment of a note payable.





              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

9.       INCOME TAXES

                 The provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consists of:

                                                     1996                  1995                 1994
                                                     ----                  ----                 ----
         Current:
          Federal                                   $269,291              $ 3,600               $
          State                                       71,076               21,771
          Foreign                                     79,196               49,463                72,425
                                                    --------              -------                ------
                                                     419,563               74,834                72,425
                                                    --------              -------                ------
         Deferred:
           Federal                                   (84,668)
           State                                     (20,071)
                                                   ---------              -------               -------
                                                    (104,739)
                                                   ---------              -------               -------
         Income tax expense                         $314,824              $74,834               $72,425
                                                    ========              =======               =======

                 A reconciliation of the federal statutory rate to Coromed's effective tax rate is as follows:

                                                      1996                  1995                 1994
                                                      ----                  ----                 ----
         Statutory tax rate                           34.0%                 34.0%                 34.0%
         State taxes, net                              5.4                   1.8                   6.0
         Change in valuation allowance               (30.0)                (30.0)                (38.8)
         Foreign taxes                                 3.0                  (2.0)                (22.2)
         Nondeductible expenses                        1.1                   1.8                 (11.3)
                                                       ---                   ---                 ------
         Effective tax rate                           22.5%                  9.6%                (32.3%)
                                                     -----                  ----                 ------


                 The sources of deferred income tax and the related tax effect for the years ended June 30, 1996 and 1995 are as follows:

                                                                                1996                  1995
                                                                                ----                  ----
         Allowance for doubtful accounts                                      $ 13,246             $
         Accrued expenses                                                       28,695               10,364
         Deferred revenue                                                       68,030
         Valuation allowance                                                                        (64,877)
                                                                              --------             --------
              Total current deferred income taxes                             $109,971             $      0
                                                                              ========             ========

         Fixed asset depreciation                                              $(5,232)            $
         Net operating loss carryforwards                                                           229,146
         Valuation allowance                                                                       (229,146)
                                                                              --------             --------
              Total long-term deferred income taxes                           $ (5,232)            $      0
                                                                              ========             ========

                 The valuation allowance for deferred tax assets at June 30, 1996 and 1995 was $0 and $294,023 respectively. The valuation allowance decreased by $234,696 from June 30, 1994 to June 30, 1995 and was eliminated at June 30, 1996. Taxable income in the carry back period is sufficient to realize the benefit of deferred tax assets at June 30, 1996.

10.      EMPLOYEE BENEFIT PLANS

                 Stock Plans: Over the years, the board of directors has approved the adoption of various stock option plans. Under these option plans, substantially all employees are eligible to receive options to purchase up to an aggregate of 300,000 shares at an exercise price which cannot be less than the fair value of the shares on the date the options are granted. Activity with respect to these plans is as follows:


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                                                                    Options            Exercise Price
                                                                    -------            --------------
 Options outstanding and exercisable at June 1, 1993                161,544

 Options granted                                                      6,533                $3.00
 Options exercised                                                        0
 Options expired                                                     (2,476)                2.00
                                                                     -------
 Options outstanding and exercisable at June 30, 1994               165,601

 Options granted                                                     15,227              3.00-3.30
 Options exercised                                                     (722)                2.00
 Options expired                                                       (947)                2.00
                                                                    --------

 Options outstanding and exercisable at June 30, 1995               179,159

 Options granted                                                     23,760             3.00 - 5.50
 Options exercised                                                   (1,545)                2.00
 Options expired                                                     (  250)                3.00
                                                                   ---------

 Options outstanding and exercisable at June 30, 1996               201,124

 Options granted                                                         65                15.00
 Options exercised                                                  (24,088)                2.20
 Options expired                                                          0
                                                                    -------


 Options outstanding and exercisable at December 31,
     1996                                                           177,101

                 Effective October 1, 1990, the board of directors approved the adoption of the employee stock purchase plan. The stock purchase plan expires September 30, 2001. Under the stock purchase plan, substantially all employees are eligible to purchase annually up to an aggregate of 50,000 shares of Company common stock (1,000,000 shares in the aggregate over the life of the plan) at a price equal to the lesser of 85% of the fair value of a share on the date of grant or purchase date. During the years ended June 30, 1996, 1995 and 1994, Coromed issued 19,587 shares at purchase prices ranging from $2.55 to $5.00, 15,873 shares at purchase prices ranging from $2.55 to $3.00, and 13,004 shares at purchase prices ranging from $2.55 to $3.00 (3,547 shares at purchase prices ranging from $12.75 to $15.00 for the six months ended December 31,
1996). As of June 30, 1996, 941,250 shares remain available to be issued under this plan (937,703 shares as of December 31, 1996).

                 Defined Contribution Plan:   Effective January 1, 1993,
Coromed implemented a defined contribution 401(k) Savings Plan which covers substantially all employees who have met certain minimum age and service requirements. Employees may contribute up to 15% of their annual salary (up to the maximum established by the IRS each year) to the Plan. Coromed may, at its option, make a discretionary contribution. No employer contributions were made to the Plan during the years ended June 30, 1996, 1995 and 1994, and for the six months ended December 31, 1996.


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

11.      FOREIGN OPERATIONS

                 Summarized financial data of Coromed Canada as of and for the years ended June 30, 1996, 1995 and 1994 and Coromed S.A. as of and for the year ended June 30, 1996 is as follows:


                                                1996             1995             1994
                                                ----             ----             ----
 Net revenue
   United States                              $8,533,366      $5,291,139        $3,464,467
   Canada                                        500,103         364,948           269,544
   South America                                 432,755
                                                --------     -----------        ----------

                                               9,466,224       5,655,887         3,734,011
                                               ---------     -----------        ----------

 Net Income (Loss)
   United States                               1,057,228         630,309          (409,027)
   Canada                                        110,739          78,386           112,157
   South America                                 (83,702)
                                              ----------     -----------        ----------
                                               1,084,265         708,695          (296,870)
                                              ----------     -----------        ----------

 Assets

   United States                               3,249,740       1,973,894           920,631
   Canada                                        314,025         349,181           213,572
   South America                                  62,602
                                               ---------        --------          --------
                                               3,626,367       2,323,075         1,134,203
                                               ---------       ---------         ---------

12.      SUPPLEMENTAL CASH FLOW DISCLOSURES

                 During fiscal 1996, 1995 and 1994, Coromed entered into the following noncash transactions:

                                                                          1996           1995           1994
                                                                          ----           ----           ----
 Acquired equipment under capital leases                                 $20,300         $2,149        $
 Converted common stock subscribed to common stock
    and additional paid-in capital                                                       10,478         17,787
 Common stock issued to pay debt                                                         21,000


Also, Coromed paid $26,569, $46,857 and $38,367 in interest during the years ended June 30, 1996, 1995 and 1994, respectively. In addition, Coromed paid $156,179, $70,316, and $0 in income taxes for the years ended June 30, 1996, 1995 and 1994, respectively.

13.      FAIR VALUE OF FINANCIAL INSTRUMENTS

                 The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 Cash and cash equivalents: The carrying amount of cash and cash equivalents ($1,714,137 at June 30, 1996) approximates fair value because of the short maturity of those instruments.

                 Debt: The carrying amount of Coromed's long-term debt ($144,193 at June 30, 1996) approximates fair value. Fair values were estimated based on current interest rates offered to Coromed for debt with similar terms and maturities.


              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                 Obligations under capital leases: The carrying amount of Coromed's obligations under capital leases ($35,772 at June 30, 1996) approximates fair value. Fair value is based on current interest rates offered to Coromed for obligations under capital leases with similar terms and maturities.

14.      SUBSEQUENT EVENT

                 On January 27, 1997, Coromed and certain stockholders of Coromed entered into the Merger Agreement. Pursuant to the agreement, Omnicare, Inc. will acquire all of the equity of Coromed for $40 million in Omnicare common stock. The merger is intended to be accounted for as a pooling of interests upon satisfaction of the conditions for such accounting treatment, and is subject to the approval of the stockholders of Coromed.

15.      ACCOUNTING STANDARDS

                 Statement of Financial Accounting Standards No. 121 (Accounting For The Impairment Of Long-lived Assets And For Long-lived Assets To Be Disposed Of) is effective for fiscal years beginning after December 15, 1995. Coromed adopted this statement on July 1, 1996. The adoption of this statement is not expected to have a material effect on Coromed's financial condition or results of operation. Statement of Financial Accounting Standards No. 123 (Accounting For Stock-Based Compensation) is effective for fiscal years beginning after December 15, 1995. Coromed adopted this statement on July 1, 1996. Coromed has elected to continue to apply APB Opinion No. 25 in accounting for its stock-based compensation arrangements. The information for pro-forma disclosure is presently not known.





              The accompanying notes are an integral part of these
                       Consolidated Financial Statements

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 27, 1997, by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), Coromed Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Omnicare ("Merger Sub"), COROMED, Inc., a Delaware corporation ("Company"), and each of the stockholders of Company appearing as signatories hereto (each a "Stockholder" and collectively, the "Stockholders").


                                    RECITALS

                  A. The Boards of Directors of Omnicare and Company each have determined that a business combination between Omnicare and Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

                  B. Concurrently with the execution of this Agreement, in order to induce Omnicare and Merger Sub to enter into this Agreement, Company and the Stockholders are entering into a support agreement (the "Support Agreement") with Omnicare providing for certain arrangements with respect to the shares of Company Common Stock (as defined in Section 4.2 below) beneficially owned by the Stockholders upon the terms and conditions specified therein.

                  C. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

                  D. Merger Sub is a wholly owned subsidiary of Omnicare created for purposes of effecting the acquisition contemplated herein and will be merged with and into Company.

                  E. Omnicare, Merger Sub, Company and the Stockholders desire to make certain representations, warranties and agreements in connection with the merger.

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                  1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 9 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Omnicare and Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  1.3. Effective Time. If all the conditions to the Merger set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 11, the parties hereto shall cause a Certificate of Merger meeting the requirements of
Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 2

                        CERTIFICATE OF INCORPORATION AND
                       BYLAWS OF THE SURVIVING CORPORATION

                  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                  2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                    ARTICLE 3

                          DIRECTORS AND OFFICERS OF THE
                              SURVIVING CORPORATION

                  3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                  3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                                    ARTICLE 4

                      EFFECT OF THE MERGER ON SECURITIES OF
                             MERGER SUB AND COMPANY

                  4.1. Merger Sub Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  4.2. Company Securities. (a) At the Effective Time, each share of common stock, par value $.01 per share (the "Company Common Stock"), of Company issued and outstanding immediately prior to the Effective Time (other than Restricted Shares (as defined in Section 4.2(b), shares of Company Common Stock to be cancelled pursuant to Section 4.2(d) and any Dissenting Shares, as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of common stock, par value $1.00 per share (the "Omnicare Common Stock"), of Omnicare that equals the result obtained by calculation pursuant to the following formula:

                                40,000,000
                             ----------------
                                    Y
                         X = ----------------
                                    Z

where X is the number of shares of Omnicare Common Stock to be issued in exchange for each share of Company Common Stock (the "Exchange Ratio"); Y is the average of the closing price per share of Omnicare Common Stock on the New York Stock Exchange Composite Tape (as reported in the Wall Street Journal) on each of the five consecutive trading days immediately preceding the second trading day prior to the Closing Date (the "Average Closing Price"); and Z is the total number of shares of Company Common Stock to be exchanged in the Merger for shares of Omnicare Common Stock, including the total number of shares of Company Common Stock deemed to be outstanding immediately prior to the Effective Time pursuant to Section 4.2(b) in respect of and in lieu of all options to acquire Company Common Stock and Restricted Shares, in each case outstanding immediately prior to the Effective Time.

                  (b) At the Effective Time, each option to acquire Company Common Stock outstanding immediately prior to the Effective Time (each a "Company Option") and each share of Company Common Stock that is an "Unvested Share," as such term is defined in the shareholders agreement to which such share is subject (each such share, a "Restricted Share") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of Omnicare Common Stock that equals the Exchange Ratio multiplied by the Deemed Shares with respect to such Company Option or Restricted Share; "Deemed Shares" shall mean the number of shares of Company Common Stock deemed to be outstanding with respect to and in lieu of all Company Options and Restricted Shares outstanding immediately prior to the Effective Time, calculated as follows:

                  (i) with respect to each Company Option that is a vested option, the number of shares subject to such option multiplied by the applicable current value discount determined by Wessels, Arnold & Henderson, L.L.C. ("WAH") (or such other financial advisory firm mutually agreed upon by the Company and Omnicare) and agreed to by Coopers & Lybrand L.L.P. and Price Waterhouse LLP;

                  (ii) with respect to each Company Option that is a non-vested option, the number of shares subject to such option multiplied by the applicable current value discount determined by WAH (or such other financial advisory firm mutually agreed upon by the Company and Omnicare) and agreed to by Coopers & Lybrand L.L.P. and Price Waterhouse LLP; and

                  (iii) with respect to Restricted Shares, the number of such Restricted Shares multiplied by the applicable current value discount determined by WAH (or such other financial advisory firm mutually agreed upon by the Company and Omnicare) and agreed to by Coopers & Lybrand L.L.P. and Price Waterhouse LLP; provided, however, that no such discount need be applied if the shares of Omnicare Common Stock received pursuant to the Merger in exchange for the

         Restricted Shares are subject to the same restrictions as those restrictions imposed upon the Restricted Shares.

                  (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock and all Company Options shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(d) and any Dissenting Shares) or Company Options shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Options, except the right to receive, without interest, the Omnicare Common Stock and cash for fractional shares of Omnicare Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate or form of unexercised option grant (each, a "Certificate") representing such shares of Company Common Stock or Company Options.

                  (d) Each share of Company Common Stock issued and held in Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

                  (e) Notwithstanding anything to the contrary contained herein, in the event that the Average Closing Price per share of Omnicare Common Stock is $21-1/8 (the "Minimum Price") or lower, then solely for purposes of calculating the Exchange Ratio, the Average Closing Price per share of Omnicare Common Stock will be deemed to be the Minimum Price, and in the event that the Average Closing Price per share of Omnicare Common Stock is $37-1/8 (the "Maximum Price") or higher, then solely for purposes of calculating the Exchange Ratio, the Average Closing Price per share of Omnicare Common Stock will be deemed to be the Maximum Price.

                  4.3. Exchange of Certificates Representing Company Common Stock. (a) As of the Effective Time, Omnicare shall deposit, or shall cause to be deposited, with an exchange agent selected by Omnicare, which shall be Omnicare's Transfer Agent or such other party reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(c) and any Dissenting Shares) and Company Options, for exchange in accordance with this Article 4, certificates representing the shares of Omnicare Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Omnicare Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this
Section 4.3 in exchange for outstanding shares of Company Common Stock and Company Options.

                  (b) Promptly after the Effective Time, Omnicare shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than shares of Company Common Stock to be cancelled pursuant to Section 4.2(c) and any Dissenting Shares) and each holder of a Company Option
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock or Company Options shall pass, only upon delivery of the Certificates representing such shares or Company Options to the Exchange Agent and which shall be in such form and have such other provisions as Omnicare may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Omnicare Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares or Company Options represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Omnicare Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Omnicare Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Omnicare Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Omnicare Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Omnicare Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Omnicare Common Stock, less the amount of any withholding taxes which may be required thereon.

                  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Omnicare Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Omnicare has received a written agreement from such person as provided in Section 8.11.

                  (e) No fractional shares of Omnicare Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Omnicare Common Stock pursuant to Section 4.2(b), cash adjustments will be paid to holders in respect of any fractional share of Omnicare Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Closing Price" of a share of Omnicare Common Stock.

                  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Omnicare Common Stock) that remains unclaimed by the former stockholders or option holders of Company six months after the Effective Time shall be delivered to Omnicare. Any former stockholder or option holder of Company who have not theretofore complied with this Article 4 shall thereafter look only to Omnicare for payment of their shares of Omnicare Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Omnicare Common Stock deliverable in respect of each share of Company Common Stock or Company Option such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

                  (g) None of Omnicare, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the execution by such person of an agreement to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate or such other bond, security or indemnity as the Exchange Agent may reasonably request, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Omnicare Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Omnicare Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

                  4.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have perfected dissenters' rights in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the Exchange Ratio, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the DGCL. Any payments to any holder who has exercised dissenter's rights shall be made by Company out of its own funds. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such shares of Company Common Stock under the DGCL, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Exchange Ratio for the certificate or certificates that formerly evidenced such shares of Company Common Stock.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

                  Except as disclosed by Company to Omnicare in writing in the disclosure schedules being delivered to Omnicare by Company upon or before the execution hereof (the "Company Schedules") and which Company Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, Company hereby represents and warrants to Omnicare and Merger Sub as follows:

                  5.1. Corporate Organization and Disclosure. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect (as defined in Section 12.14 below)). Schedule 5.1(a) contains a list of all jurisdictions where Company is qualified to do business. Neither Company nor any Subsidiary (as defined in Section 12.13 below) has received any written notice or assertion from the Secretary of State or comparable official of any jurisdiction to the effect that Company or any Subsidiary is required to be qualified or otherwise authorized to do business therein, in which Company has not qualified or obtained such authorization.

                  (b) Complete copies of the charter and all amendments thereto to the date hereof and the Bylaws (or equivalent organizational documents) as presently in effect of Company and each Subsidiary have been furnished to Omnicare. Neither Company nor any Subsidiary is in default in the performance, observation or fulfillment of its charter or Bylaws (or equivalent organizational documents).

                  (c) True and complete copies of the minute books of each of Company and its Subsidiaries, which contain a complete and correct record in all material respects of all meetings of the Board of Directors of each of Company and its Subsidiaries and committees thereof and all meetings of its stockholders and all actions by written consent without a meeting by such Boards of Directors and committees thereof and its stockholders since the date of incorporation, have been furnished to Omnicare. The stock certificate books and records of Company accurately reflect on the date hereof the ownership of the shares of Company Common Stock by the persons and in the amounts set forth therein.

                  5.2. Capitalization. The authorized capital stock of Company consists solely of 2,000,000 shares of Company Common Stock, of which 636,122 are issued and outstanding, 176,581 shares are reserved for issuance pursuant to outstanding Company options issued pursuant to the Company's stock option plan (the "Company Stock Option Plan") and 144,217 are treasury shares. All outstanding shares of Company Common Stock have been validly issued and are fully paid, non-assessable and are not subject to any of preemptive rights. The issuance and sale of all of such shares of Company Common Stock have been in full compliance with all applicable federal and state securities laws. Except for the Company options described in the first sentence of this Section 5.2 and except as set forth on Schedule 5.2 and as contemplated by the Support Agreement, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Company Common Stock or any other equity security of Company, including any rights of conversion or exchange under any outstanding securities or other instruments. Except as set forth on Schedule 5.2 and as contemplated by the Support Agreement, there are no voting rights or other agreements or understandings with respect to the shares of Company Common Stock.

                  5.3. Subsidiaries, Affiliates, Affiliated Companies and Joint Ventures. Except as set forth in Schedule 5.3, Company does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest. Except as set forth on
Schedule 5.3, all entities listed on Schedule 5.3 are wholly owned Subsidiaries of Company. Schedule 5.3 sets forth the authorized capital stock or other interests of each such entity, the number of shares of such capital stock or other interests validly issued and outstanding, the number of such shares or other interests owned by Company and, in the case any such entity is not a wholly owned Subsidiary, to the best knowledge of the Company, the names and numbers of shares or other interests held by any third party in such entity. Except as set forth on Schedule 5.3, each of the entities listed in Schedule 5.3 is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, as listed in Schedule 5.3, has full corporate power to own, lease and operate its properties and assets and to carry on its business as and where it is now conducted, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it make such qualification necessary (except for jurisdictions in which such failure to be so qualified would not be reasonably likely to have a Material Adverse Effect), and is qualified to do business in the jurisdictions listed in
Schedule 5.3. Company owns beneficially and of record all shares of capital stock or other interests of any Subsidiary or entity and which shall be set forth as owned by it in Schedule 5.3, free and clear of any mortgage, claim, lien, pledge, option, security interest or other similar interest, encumbrance, easement, judgment or imperfection of title of any nature whatsoever (each an "Encumbrance"), and, except as set forth on Schedule 5.3, none of such shares or interests is subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares. Except as set forth on Schedule 5.3, there are not any agreements or understandings to which Company or any Subsidiary is a party with respect to the voting of shares of capital stock of any Subsidiary; and no Subsidiary has outstanding any options, calls, rights of conversion or other commitments to purchase or sell any authorized or issued shares of capital stock of any Subsidiary. There are no contracts, commitments, agreements, undertakings or restrictions which require Company to issue, sell or deliver any shares of the capital stock of any Subsidiary.

                  5.4. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all requisite corporate action, and no other acts or proceedings on the part of Company (other than the approval and adoption of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws) are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by the Stockholders, Omnicare and Merger
Sub) is the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (b) Except as set forth in Schedule 5.4, neither the execution and delivery by Company of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or Bylaws (or equivalent organizational documents) of Company or any Subsidiary, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Company or any Subsidiary or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Company, any Subsidiary or any of their respective properties may be bound or affected, (iii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to Company, any Subsidiary, or to any Stockholder or any of their respective properties, or (iv) except for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) obtaining the requisite approval and adoption of this Agreement by the holders of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws,
(C) obtaining the consents approvals authorizations and permits of, and making filings or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), state securities laws and the rules and regulations promulgated thereunder (the "Blue Sky Laws"), the National Association of Securities Dealers, Inc. (the "NASD") and the New York Stock Exchange, Inc. (the "NYSE") and (D) the filing and recordation of the Certificate of Merger as required by the DGCL, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) above, as could not have a Material Adverse Effect or as would not be reasonably likely to have a material adverse effect on the Company's ability to consummate the transactions contemplated hereby.

                  5.5. Compliance with Laws. (a) Each of Company and its Subsidiaries and, to the best knowledge of Company, all of their respective officers, directors, employees, consultants and agents (collectively, the "Personnel") have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject with respect to drug or medical device investigation or development regulation or other healthcare regulatory matters (including, without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301 et seq.; the Animal Welfare Act, 7 U.S.C. Section 2131 et seq.; the Controlled Substances Act, 21 U.S.C. Section 801 et seq.; Section 1128B(b) and 1877 of the Social Security Act, 42 U.S.C. Sections 1320a-7(b) and 1395nn (commonly referred to as the "Federal Anti-Kickback Statute" and the "Stark Statute" respectively); and implementing regulations related thereto ("Healthcare Laws"). Company and each Subsidiary has maintained all records required to be maintained by the U.S. Food and Drug Administration (the "FDA"), the Drug Enforcement Agency, the USDA, the ATF and the State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws and there are no presently existing circumstances which could result or could be likely to result in violations of any such Healthcare Laws. Neither Company nor any Subsidiary has received any notice or other communication to the effect that, or otherwise been advised or become aware that, it or any activity conducted or monitored by it is not in compliance with any Healthcare Laws.

                  (b) Except with respect to Healthcare Laws, Company is and, to the best knowledge of Company, all Personnel are, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority (including without limitation, Environmental Laws (as such term is hereinafter defined in Section 5.18) applicable to Company or any Subsidiary), except to the extent noncompliance could not have a Material Adverse Effect. Except as set forth on Schedule 5.5(b), neither Company nor any Subsidiary has received any notice or other communication to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and Company has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could have a Material Adverse Effect.

                  (c) There are no pharmaceutical or other products now being investigated by Company or any Subsidiary which at the date hereof would require any approval or clearance of any governmental or administrative body, whether federal, state, local or foreign, prior to such investigation for which such clearance or approval has not been obtained. The business of Company and its Subsidiaries does not involve the sale, shipment or other distribution of pharmaceutical or other products including, without limitation, investigational pharmaceuticals.

                  (d) Neither Company nor any Subsidiary participates in the Medicare and Medicaid programs.

                  (e) Neither Company nor any Subsidiary has made, and, to the best knowledge of Company, no Personnel or representative of Company or any Subsidiary or any person acting on behalf of Company or any Subsidiary have made, directly or indirectly, any bribes, kickbacks, or other illegal payments or illegal political contributions, illegal payments from corporate funds to governmental officials in their individual capacities, or illegal payments from corporate funds to obtain or retain business either within the United States or abroad. Neither Company nor any Subsidiary has, and, to the best knowledge of Company, no Personnel have, been convicted of, or pled guilty or nolo contendere to any, Medicare or Medicaid program related offense, and Company and its Subsidiaries have not, and to the best knowledge of Company no Personnel have, committed any offense which may reasonably serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

                  (f) Neither Company nor any Subsidiary nor, to the best of Company's knowledge, any of their Personnel have been debarred by the FDA or by an analogous foreign governmental entity pursuant to the Generic Drug Enforcement Act ("Drug Enforcement Act") or an analogous foreign law or regulation; and to the best of Company's knowledge, neither Company nor any Subsidiary or any of their Personnel are under investigation by the FDA or by an analogous foreign governmental entity for debarment action pursuant to the Drug Enforcement Act or an analogous foreign law or regulation.

                  (g) To the best of Company's knowledge, no subcontractor utilized by Company or any Subsidiary, no investigator selected by Company or any Subsidiary and no person employed by any such investigator selected by Company or any Subsidiary to perform any study, project or other assignment is under investigation by the FDA or by an analogous foreign governmental entity for debarment action or has been debarred pursuant to the Drug Enforcement Act or an analogous foreign law or regulation.

                  (h) No study or investigation or data generated, supervised or monitored by Company or any Subsidiary has been determined to be unreliable by the FDA or other foreign or domestic regulatory agency for any reason, including failure to comply with Good Manufacturing Practice, Good Clinical Practice or Good Laboratory Practice regulations or guidance or an analogous foreign law or regulation. No clinical investigator used by Company or any Subsidiary has, to the best of Company's knowledge, been disqualified from conducting clinical investigations by the FDA or other foreign or domestic regulatory agency.

                  5.6. Licenses. (a) Company and its Subsidiaries have all material consents, permits, franchises, licenses, concessions, rights, authorizations and approvals (collectively, "Licenses") of federal, state, local and foreign governmental authorities and other persons or entities required in connection with the operation of their respective businesses as now being conducted, all of which are in full force and effect, not subject to any default and no suspension or cancellation of any of which is threatened.

                  (b) No Personnel of Company or its Subsidiaries are engaged as practicing physicians, nurses or pharmacists on behalf of Company or any Subsidiary. Schedule 5.6(b) identifies the names of all physicians currently engaged by or associated with the Company or any Subsidiary and the capacities in which those physicians are engaged by or associated with the Company or any Subsidiary. To the best of Company's knowledge, none of the physicians listed on
Schedule 5.6(b) is or has been subject to any claim in connection with service in capacities similar to the capacities in which such physicians serve or are associated with the Company or any Subsidiary.

                  5.7. Financial Statements. Set forth on Schedule 5.7 are true, correct and complete copies of the following: (i) the audited consolidated balance sheet of Company and its Subsidiaries as of June 30, 1996, 1995, and 1994, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto; (ii) the audited statement of income of Company and its Subsidiaries for the years ended June 30, 1996, 1995, and 1994, including the notes thereto, accompanied by the report of Coopers & Lybrand L.L.P. with respect thereto; (iii) the unaudited balance sheet of Company and its Subsidiaries as of November 30, 1996 (the "Balance Sheet Date") and (iv) the unaudited statement of income of Company and its Subsidiaries for the period July 1, 1996 to November 30, 1996. (All of the financial statements referred to above in this Section 5.7 are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from and are in accordance with the books and records of Company which are complete and accurate, and the Company Financial Statements fairly present the financial position, results of operations and changes in financial position of Company as of the dates and for the periods indicated, in each case in accordance with United States generally accepted accounting principles ("GAAP"). Company's unaudited financial statements contained in the


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
Company Financial Statements were prepared on a basis consistent with Company's audited financial statements contained in the Company Financial Statements, subject to normal, recurring year-end adjustments.

                  5.8. Absence of Undisclosed Liabilities. Except (i) as and to the extent specifically reserved against (which reserves are adequate in amount) in Company's audited balance sheet as of June 30, 1996, and in the notes to such balance sheet for the period then ended, (ii) liabilities which have been incurred since June 30, 1996 in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities would not be reasonably likely to have a Material Adverse Effect and (iii) liabilities and obligations specifically disclosed on Schedule 5.8, neither Company nor any Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

                  5.9. Absence of Certain Changes. Since November 30, 1996, there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company or any Subsidiary that has or would be reasonably likely to have a Material Adverse Effect and no fact or condition exists or is reasonably contemplated or threatened which Company believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition, results of operations of Company or any Subsidiary that has or could have a Material Adverse Effect. Without limiting the generality of the foregoing, since November 30, 1996, and except as set forth on
Schedule 5.9, there has not been, occurred or arisen with respect to Company or any Subsidiary any:

                  (a) any amendment of its charter or Bylaws (or equivalent organizational documents);

                  (b) change in the number of shares of capital stock issued and outstanding or issuance of any warrants, options or other securities convertible or exercisable into shares of capital stock;

                  (c) declaration, setting aside, payment or distribution with respect to, or any split, combination or reclassification of, shares of capital stock declared or made by Company or any Subsidiary;

                  (d) increase in the compensation or severance pay payable or to become payable by Company or any Subsidiary to any Personnel or any increase of general applicability in the compensation or severance pay payable to Personnel (in each case, other than pursuant to existing corporate policies, practices and procedures described in Schedule 5.9(d) hereto and as in effect on the Balance Sheet Date), or employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Company or any Subsidiary for any present or former Personnel (except pursuant to the existing plans and arrangements described in Schedule 5.9(d) hereto and as in effect on the Balance Sheet Date or as may be required by applicable law) ;

                  (e) significant labor trouble or any material controversy or unsettled grievance pending or, to the best of Company's knowledge, threatened between Company or any Subsidiary and any Personnel or a collective bargaining organization representing or seeking to represent Personnel;

                  (f) Encumbrance of any asset, tangible or intangible, except a Permitted Lien (as defined in Section 5.11);


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
                  (g) transfer, lease, guarantee, mortgage, pledge, disposal, sale, assignment or transfer of any asset, tangible or intangible, or any conducting of business, in each case, other than in the ordinary course of business consistent with past practice;

                  (h) settlement or compromise of any material claims or litigations or waiver, release or assignment of any material rights with respect to the business of Company or any Subsidiary whether or not in the ordinary course of business;

                  (i) cancellation, termination or entering into of, or material modification to, any Contract (as defined in Section 5.14);

                  (j) material liability or loss incurred with respect to any of the assets or the operations of the business of Company or any Subsidiary, except liabilities incurred in the ordinary course of business consistent with past practice;

                  (k) any capital expenditure or authorization of any capital expenditure, acquisition of assets or execution of any lease, or any incurring of liability therefor, requiring any payment or payments in excess of $50,000 in the aggregate;

                  (l) borrowing or lending of money, issuing of debt securities or pledging the credit of the business of Company or any Subsidiary or guaranteeing of any indebtedness of others by Company or any Subsidiary other than obligations under Section 3-415 of the Uniform Commercial Code for indorsements of negotiable instruments in the ordinary course of business consistent with past practice;

                  (m) failure to operate the business of Company or any Subsidiary in the ordinary course so as to preserve the business of Company or any Subsidiary intact, to keep available to Omnicare and its affiliates the services of the Personnel, and to preserve for Omnicare and its affiliates the goodwill of Company's and its Subsidiaries' suppliers, customers and others having business relations with them;

                  (n) loss of service of any Personnel that is or are material, individually or in the aggregate, to the conduct of the business of Company or any Subsidiary;

                  (o) change in accounting practice of Company or any Subsidiary, except as required by GAAP;

                  (p) material cancellations by any supplier, customer or contractor;

                  (q) any material election with respect to Taxes; or

                  (r) any agreement, arrangement or understanding to do any of the foregoing.

                  5.10. Legal Proceedings, etc. Except as disclosed on Schedule 5.10, there is neither (a) any civil, criminal, arbitral or administrative action, suit, claim, hearing, investigation or proceeding pending or, to the best of Company's knowledge, threatened against, relating to or affecting (i) Company or any Subsidiary, (ii) Personnel in reference to actions taken by them in such capacities or (iii) the transactions contemplated by this Agreement, nor
(b) any valid basis known to Company for any such litigation, proceeding or investigation, which if adversely determined could have a Material Adverse Effect or adversely affect the ability of Company to consummate the transactions contemplated hereby. There are no judgements, decrees, injunctions, rules or orders of any court or governmental department or agency outstanding against Company or any Subsidiary.


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
                  5.11. Title to Properties and Related Matters. (a) An asset register of Company and its Subsidiaries as of a recent date along with a list of all leases of real property and all other leased interests in real property (the "Leasehold Interests") is set forth on Schedule 5.11 hereto. Company and its Subsidiaries own no real property. The asset register identifies the laboratory equipment, office equipment, furniture and fixtures, and leasehold improvements (in the aggregate, the "Fixed Assets") of Company and its Subsidiaries, which Fixed Assets constitute all material assets presently used in the conduct of the business of Company and its Subsidiaries. Each of the Company and its Subsidiaries, as the case may be, has good and marketable title to the Leasehold Interests and Fixed Assets, free and clear of Encumbrances, except for (i) the lien of current real and personal property taxes which are not yet due and payable, (ii) such covenants, restrictions, encroachments, easements and Encumbrances, if any, as do not materially detract from the value, or materially interfere with the present occupancy or use, of any of the Leasehold Interests or Fixed Assets or otherwise materially impair the operations of the business of Company or any Subsidiary, (iii) encumbrances specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 and (iv) the items set forth on Schedule 5.11 (collectively, "Permitted Liens"). Each of Company and its Subsidiaries, as the case may be, possesses and quietly enjoys all premises leased by it, and such premises are not subject to any Encumbrances, including easements, rights-of-way, building use or occupancy restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Company or any Subsidiary. Neither Company nor any Subsidiary has received notice of any pending or threatened condemnation proceedings relating to Company's or any Subsidiary's leased properties and, to the best knowledge of Company, there are no such pending or threatened proceedings.

                  (b) Except as set forth on Schedule 5.11, the Fixed Assets owned, operated or leased by Company or any Subsidiary are in good operating condition and repair (ordinary wear and tear, excepted), and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect or, to the best of Company's knowledge, presently scheduled to take effect.

                  5.12. Employee Benefit Plans. (a) All employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance and other employee benefit plans (oral or written) and agreements maintained or contributed to by Company or any Subsidiary for the benefit of current or former Personnel or with respect to which the Company or any Subsidiary has liability, which constitutes an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") identifying which plans or arrangements (if any) provide benefits after termination of employment ("Plans") are set forth on
Schedule 5.12(a).

                  (b) There are no current or former Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 4980B of the Code (COBRA) or pursuant to plans intending to be qualified under Section 401(a) of the Code and listed on Schedule 5.12(a), and no other benefits whatsoever are payable to any Personnel after termination of employment (including retiree medical and death benefits).

                  (c) Each Plan that is an employee welfare benefit plan under
Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Plan which is an employee welfare benefit plan.

                  (d) All contributions or payments owed with respect to any periods prior to the Closing under any Plan have been made, or appropriate charges, to the extent required, will be made on the Closing Date, and all other amounts which relate to such periods have been accrued on the Company Financial Statements. Each Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

                  (e) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) or, to the best of Company's knowledge, no set of circumstances exist which may reasonably give rise to such a claim against any Plan or administrator or fiduciary of any such Plan. As to each Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis except as disclosed on Schedule 5.12(e).

                  (f) Neither Company nor any Subsidiary (nor any entity that is or was at any time treated as a single employer with Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code) has at any time (i) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or
(iii) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived.

                  (g) Company has received a favorable determination letter from the Internal Revenue Service, dated February 18, 1996, with respect to the Coromed, Inc. 401(k) Employee Retirement Savings Plan (the "401(k) Plan") to the effect that the 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code and the related trust is exempt from tax under Section 501(a) and, to the best of Company's knowledge, nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

                  (h) Neither Company nor any Subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans (or their trusts), Company, any Subsidiary, or any person who Company or any Subsidiary has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                  (i) None of the assets of the Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

                  (j) Except as disclosed on Schedule 5.12(j), the events contemplated by this Agreement, in and of themselves or together with a termination of employment, will not (i) entitle any current or former Personnel to severance pay, unemployment compensation, or other similar payments under any Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or compensation to any current or former Personnel, (iii) result in any payments (including parachute payments) under any Plan or law becoming due to any current or former Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Plan.

                  (k) Company has complied with the Worker Adjustment and Retraining Notification Act.

                  (l) The names and current annual rates of compensation of all Personnel whose current aggregate annual rates of compensation are $50,000 or more, together with a summary (containing estimates to the extent necessary) of existing bonuses, additional incentive compensation (whether current or deferred), if any, paid or payable to such persons as of November 30, 1996, are set forth on Schedule 5.12(l).

                  (m) With respect to each Plan, the Company has delivered to Omnicare true and complete copies of the following documents (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and, if required, audited financial statements and opinions of independent certified public accountants and (5) with respect to each Section 401(k) Plan, nondiscrimination testing results and the most recent annual and quarterly or monthly valuations.

                  5.13. Taxes and Tax Returns. (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "Tax Return" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                  (b) Company and its Subsidiaries have duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). All such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) true, correct and complete in all material respects and were (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. Except as disclosed in Schedule 5.13(b), neither Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True and complete copies of the federal, state and local income Tax Returns of Company and its Subsidiaries for the last three years have been provided to Omnicare prior to the date hereof. The reserves for Taxes reflected in the Company Financial Statements are sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of Company Financial Statements and for all years and periods ended prior thereto, and the reserve for Taxes that will be reflected in the Final Balance Sheet will be sufficient for the payment of all unpaid Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the Closing Date and for all years and periods ended prior thereto. Since the date of Company Financial Statements, neither Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business, which Taxes would result in a material decrease in the net worth of Company or its Subsidiaries. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service, or any state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where neither Company nor any Subsidiary files Tax Returns that they are or may be subject to Taxes in that jurisdiction.

                  (c) Except as set forth on Schedule 5.13(c), Company and its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding


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
and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. Company and each of its Subsidiaries have undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

                  (d) Neither the consolidated federal income Tax Returns nor the state or local income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service or relevant state taxing authorities, except as set forth on Schedule 5.13(d). All deficiencies asserted as a result of the examinations referred to on Schedule 5.13(d) have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period which could have a Material Adverse Effect. Further, to the best of Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods which have not been audited by the Internal Revenue Service or other taxing authority. Except as described on
Schedule 5.13(d), there are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has Company or any Subsidiary received a revenue agent's report asserting a tax deficiency. To the best of Company's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of Company or any Subsidiary and there is no basis for any such claim.

                  (e) All material elections with respect to Taxes affecting Company and its Subsidiaries as of the date hereof are set forth on Schedule 5.13(e).

                  (f) Neither Company nor any Subsidiary has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) that would have any continuing effect after the Closing Date. "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                  (g) Neither Company nor any Subsidiary is a party to a contract or agreement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby including, without limitation, the Employment Agreements and Non-Competition Agreements, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (h) Except for the group of which Company is presently the parent, Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, and no Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, except where Company was the common parent corporation of such affiliated group. Each Subsidiary has, since the date of its formation, been a member (and, through the Closing Date, will continue to be a member) of an affiliated group of corporations, within the meaning of section 1504 of the Code, in which Company is the parent.

                  (i) Company is not, and has not been within the last five years, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                  (j) None of the assets of Company or any Subsidiary is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code.


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
                  (k) None of the assets of Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.

                  (l) None of the assets of Company or any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (m) Neither Company nor any Subsidiary has agreed to make, or is required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                  (n) Except as set forth on Schedule 5.13(n), neither Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  (o) There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of Company or any Subsidiary.

                  (p) Neither Company nor any Subsidiary has filed (or will file prior to the Closing) a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Company or any Subsidiary.

                  (q) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns due (without regard to extensions) on or before December 31, 1989, and within the meaning of Section 6662 of the Code for Tax Returns due (without regard to extensions) after December 31, 1989) have been adequately disclosed (or, with respect to Tax Returns not yet filed, will be adequately disclosed) on the Tax Returns of Company and its Subsidiaries in accordance with Section 6661(b)(2)(B) of the Code for Tax Returns due (without regard to extensions) on or prior to December 31, 1989, and in accordance with Section 6662(d)(2)(B) of the Code for Tax Returns due (without regard to extensions) after December 31, 1989.

                  5.14. Agreements and Commitments. (a) Schedule 5.14 contains an accurate list of all commitments, contracts, leases and agreements to which Company or any Subsidiary is a party or by which any of them is bound which involves a commitment or obligation in excess of $50,000 in the aggregate for each such commitment, contract, lease or agreement or is otherwise material to the business of Company or any Subsidiary (including, without limitation, joint venture or partnership agreements, employment agreements, contracts, tenant leases, equipment leases, equipment maintenance agreements, agreements with municipalities and labor organizations, loan agreements, bonds, mortgages, liens or other security agreements (the "Contracts"). Company has delivered true, correct and complete copies of such agreements to Omnicare. Except as set forth on Schedule 5.14, there are not:

                  (i) any contracts or commitments which involve a commitment or obligation in excess of $50,000 in the aggregate for each such contract or commitment which affect Company or any Subsidiary, the assets or the operation thereof;

                  (ii) any contracts or commitments affecting ownership of, title to, use of, or any interest in the real property of Company or any Subsidiary;

                  (iii) any patent licensing agreements or any other agreements, licenses or commitments with respect to patents, patent applications, trademarks, trade names,


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                  service marks, technical assistance, copyrights or other like terms affecting Company or any Subsidiary (other than computer software licenses obtained in the ordinary course of business);

                  (iv) any contracts, licenses or commitments which involve a commitment or obligation in excess of $50,000 in the aggregate for each such contract, license or commitment relating to data processing programs, software or source codes utilized in connection with the business of Company or any Subsidiary;

                  (v) any collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees;

                  (vi) any employment contracts or any other contracts, agreements or commitments to or with individual employees or agents of Company or any Subsidiary which involves a commitment or obligation in excess of $50,000 in the aggregate for each such contract, agreement or commitment and any contracts, agreements or commitments with consultants or other independent contractors;

                  (vii) any contracts or commitments providing for payments based in any manner on the revenues or profits of Company or any Subsidiary;

                  (viii) any contracts or commitments limiting the freedom of Company or any Subsidiary to engage in any line of business or operate in any geographic area, or to compete with any person or entity;

                  (ix) any instruments relating to indebtedness for borrowed money, including any note, bond, deed of trust, mortgage, indenture or agreement to borrow money or any agreement of guarantee or indemnification, whether written or oral, in favor of any person or entity; or

                  (x) any other contract or commitment, whether in the ordinary course of business or not, which involves future payments, performance of services or delivery of goods or materials, to or by Company or any Subsidiary of any amount or value in excess of $50,000 in the aggregate for each such contract or commitment.

                  (b) The Contracts constitute valid and legally binding obligations of the parties thereto and are enforceable in accordance with their terms, assuming due authorization, execution and delivery by parties other than Company and its Subsidiaries and except (i) as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (c) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.

                  (d) To the best of Company's knowledge, all obligations required to be performed under the terms of the Contracts have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by Company or any Subsidiary under the Contracts.

                  (e) Except as expressly set forth on Schedule 5.14(e), none of the Contracts requires the consent of the other parties thereto in order for it to be in full force and effect with


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respect to Company or a Subsidiary as controlled by Omnicare after the Closing or would give rise to the other party's right to terminate any Contract as a result of the Merger; and Company and its Subsidiaries will used their best efforts to obtain any required consents prior to the Closing.

                  5.15. Employee Relations. Except as set forth on Schedule 5.15
(i) there are no pending claims by any current or former Personnel of Company or any Subsidiary against Company or any Subsidiary other than for compensation and benefits due in the ordinary course of employment; (ii) there are no pending claims against Company or any Subsidiary arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards; (iii) there are no pending or, to the best knowledge of Company, threatened labor disputes, strikes or work stoppages against Company or any Subsidiary; and (iv) to the best knowledge of Company, there are no union organizing activities in process or contemplated with respect to the Company or any Subsidiary. No collective bargaining units have been certified or recognized by Company or any Subsidiary. Schedule 5.15 also identifies all employees on leave of absence and all current or former employees and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA Coverage has been provided to all persons entitled thereto since June 30, 1996, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  5.16. Insurance. All policies of insurance in force with respect to Company or any Subsidiary including policy numbers and names and addresses of the issuers are set forth on Schedule 5.16 and are outstanding and duly in force on the date hereof. Copies of all such policies of insurance have been furnished to Omnicare. To the best knowledge of the Company, such policies, taking into account the deductibles and exceptions set forth therein, insure in all material respects against losses and risks that are typically covered by insurance in accordance with customary industry practice in the industry in which the Company and its Subsidiaries operate. Neither Company nor any Subsidiary has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance and, to the best knowledge of Company, no such improvements or expenditures are required.

                  5.17. Intellectual Property. Each of Company and its Subsidiaries, directly or indirectly, possesses or has adequate rights to all licenses, permits and all other franchises, trademarks, trade names, service marks, inventions, patents, copyrights, and any applications therefor, trade secrets, research and development, know-how, technical data, computer software programs or applications and technology systems necessary to operate their respective businesses and required by applicable law (the "Intellectual Property"). Except as set forth on Schedule 5.17, all right, title and interest in and to each item of Intellectual Property is owned by Company or a Subsidiary, is not subject to any license, royalty arrangement or pending or threatened claim or dispute and is valid and in full force and effect. None of the Intellectual Property owned or, to the best of Company's knowledge, none of the Intellectual Property used by Company or any Subsidiary, infringes any Intellectual Property right of any other entity and no Intellectual Property owned by Company or any Subsidiary is infringed upon by any other entity.

                  5.18. Environmental Matters. Except as disclosed on Schedule 5.18:

                  (a) Each of Company and its Subsidiaries has been and is in full compliance with all Environmental Laws (as defined below) applicable to the operations of, and the property owned, operated, occupied or otherwise used by, Company and its Subsidiaries. To the best knowledge of Company, there are no circumstances that may prevent or interfere with such full compliance in the future.

                  (b) Company and its Subsidiaries have obtained all Permits (as defined below) necessary for the operation of their businesses and the ownership, operation, occupation or other use


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of their properties, all such Permits are in good standing and Company and its
Subsidiaries are in compliance with all terms and conditions of such Permits. There has been no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Permits.

                  (c) There is no lawsuit, claim, action, cause of action, judicial or administrative proceeding, investigation, summons, or written notice by any person pending, or to Company's knowledge, threatened, against Company or any Subsidiary alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of or resulting from (i) the violation of any Environmental Law or (ii) the presence or Release of any Hazardous Substance (as defined below) at any location, whether or not owned, operated, occupied or otherwise used by Company or any Subsidiary.

                  (d) Neither Company nor any Subsidiary is subject to any writ, injunction, order, decree or settlement addressing (i) any alleged violation of any Environmental Law or (ii) the alleged presence, or Release into the environment, of any Hazardous Substance at any location, whether or not owned, operated, occupied or otherwise used by Company or any Subsidiary.

                  (e) No Environmental Lien (as defined below) has attached to any of the property owned, operated, occupied or otherwise used by Company or any Subsidiary.

                  (f) There has been no Release of any Hazardous Substance at, to or from any of the properties owned, operated, occupied or otherwise used by Company or any Subsidiary.

                  (g) Neither Company nor any Subsidiary has transported or arranged for the transport of any Hazardous Substance to any facility or site for the purpose of treatment, storage, disposal or recycling which (i) is included on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Sections 9601 et. seq. ("CERCLA"), or any similar state list which is required by any state Environmental Law to be kept, or (ii) is presently subject to a governmental enforcement action under CERCLA or the Solid Waste Disposal Act, 42 U.S.C. Sections 6901 et. seq., or any similar state Environmental Law.

                  (h) All of the third parties with which Company and its Subsidiaries presently have arrangements, engagements or contracts to accept, treat, transport, store, dispose, remove or recycle any Hazardous Substances generated or present at any of the properties owned, operated, occupied or otherwise used by Company or its Subsidiaries are properly permitted under Environmental Laws to perform the foregoing activities or conduct.

                  (i) Neither Company nor any Subsidiary has any liability for the violation of any Environmental Law or the Release of any Hazardous Substance in connection with any business or property previously owned, operated, occupied or otherwise used by Company or any Subsidiary or any of the predecessors of Company or any Subsidiary.

                  (j) There are no past or present actions, activities, circumstances, conditions, event or incidents, including, without limitation, the generation, handling, transportation, treatment, storage, Release, presence, disposal or arranging for disposal of any Hazardous Substance, that could form the basis of any claim against Company or any Subsidiary under any Environmental Law.

                  (k) Without in any way limiting the generality of the foregoing, (i) all underground storage tanks, and the capacity and contents of such tanks, located on the real property owned or operated by Company or any Subsidiary are identified in Schedule 5.18, (ii) except as identified in
Schedule 5.18, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or operated by Company or any Subsidiary, and (iii) no polychlorinated biphenyls (PCBs) are used or stored at any part of the property owned or operated by Company or any Subsidiary.

                  (l)     The following terms shall have the following meanings:

                  (i) "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, orders, directives, binding policies, common law, or Permits as amended and in effect on the date hereof and on the Closing Date relating to or addressing the environment, health or safety, including, but not limited to, any law, statute, code, ordinance, rule, regulation, order, directive, binding policy, common law or Permit relating to the generation, use, handling, treatment, removal, storage, production, manufacture, transportation, remediation, disposal, arranging for disposal, or Release of Hazardous Substances.

                  (ii) "Environmental Lien" means a lien in favor of any governmental authority for any (a) liability under any Environmental Law or (b) damages arising from, or costs incurred by, such governmental authority in response to a release or threatened release of a Hazardous Substance into the environment.

                  (iii) "Hazardous Substances" means any toxic or hazardous substances (including, without limitation, wastes), pollutants, explosives, radioactive materials or substances (including, without limitation, wastes), or Medical Waste (as defined below), including, without limitation, asbestos, PCBs, petroleum products and byproducts, and substances (including, without limitation, wastes) defined in or regulated under Environmental Law.

                  (iv) "Medical Waste" means any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Section 6992, et seq. and implementing regulations and similar applicable state law and regulations.

                  (v) "Permit" means any permit, license, consent or other approval or authorization required under any Environmental Law.

                  (vi) "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance through or in the air, soil, surface water, or groundwater.

                  5.19. No Conflict of Interest. Except as described on Schedule 5.19, no present or former officer or director, no affiliate of Company or any Subsidiary and no Stockholder has (i) any interest in the property, real or personal, tangible or intangible, including without limitation, Intangibles, Licenses, inventions, technology, processes, designs, computer programs, know-how and formulae used in or pertaining to the business of Company, or (ii) any contract, commitment, arrangement or understanding, including, without limitation, loan arrangement, with Company or any Subsidiary. To the best knowledge of Company, no present officer or director of Company or any Subsidiary, no affiliate thereof and no Stockholder, has any ownership or stock interest in any other enterprise, firm, corporation, trust or any other entity which is engaged in any line or lines of business which are the same as, or similar to, or competitive with, the line or lines of business of Company. For purposes of this representation, ownership of not more than three percent of the voting stock of any publicly held company whose stock is listed on any recognized securities exchange or traded over the counter shall be disregarded.

                  5.20. Accounts Receivable; Equipment. (a) All accounts receivable of Company or any Subsidiary as of the Balance Sheet Date represent transactions actually made in the ordinary


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
course of business, represent monies due or goods sold and delivered or services performed. Such accounts receivable are collectible, without setoff or similar right, except to the extent of reserves on the Company Financial Statements, which reserves are adequate. To the best knowledge of Company, such accounts receivable are free and clear of any Encumbrance except as specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 or as set forth on
Schedule 5.20(a).

                  (b) The assets of Company and its Subsidiaries include, and as of the Closing will include, all the equipment, inventory and other assets presently used in the conduct of or related to the businesses of Company and its Subsidiaries except those sold or otherwise consumed after the date hereof in the ordinary course of business. All assets of Company and its Subsidiaries consisting of equipment, whether reflected in the Company Financial Statements or otherwise, are well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the Company Financial Statements to a realizable market value or for which adequate reserves have been provided in the Company Financial Statements. The present quantity of all such equipment of Company and its Subsidiaries is reasonable in the present course of the business conducted by Company and its Subsidiaries. All of such equipment (except for leased equipment for which the lessors have valid security interest) is free and clear of any Encumbrance except as specifically disclosed in the notes to the consolidated financial statements of Company and its Subsidiaries for the years ended June 30, 1996 and 1995 and as set forth on Schedule 5.20(b).

                  5.21. Independent Contractor Status. Schedule 5.21 sets forth a complete list of all persons, including without limitation, all investigators and monitors or clinical research associates and other study personnel, engaged by Company or any Subsidiary at any time since June 30, 1995 to render management, consulting, research, investigative or similar services to Company or any Subsidiary as an independent contractor (collectively, the "Company Contractors"). Company has provided to Omnicare true and complete copies of all agreements entered into between Company or any Subsidiary and any Company Contractor requested by Omnicare. To the best knowledge of the Company, each Company Contractor is, and each person who at any prior time would have been required to be included in a schedule listing the types of persons set forth on
Schedule 5.21 was, an independent contractor to, and not an employee of, Company or the applicable Subsidiary for purposes of all applicable federal and state income tax withholding requirements or otherwise.

                  5.22. Client Relations. Set forth on Schedule 5.22 is a list of clients of Company and its Subsidiaries which accounted for 10% or more of the net revenue of Company and its Subsidiaries, taken as a whole, for the fiscal year ended June 30, 1996. None of the clients listed on Schedule 5.22 has registered any material complaint regarding the services rendered by Company or any Subsidiary, indicated any desire or intention to reduce the level of services under any contract with Company or any Subsidiary, or stated verbally or in writing any intention to terminate any contract with Company or any Subsidiary.

                  5.23. Change in Control Payments. Except as set forth on
Schedule 5.23, neither Company nor any Subsidiary have any plans, programs, commitments or arrangements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon change of control of Company.

                  5.24. Brokers and Finders. Other than WAH, whose fees are set forth in the Engagement Letter, dated November 18, 1996, between Company and WAH attached hereto as Exhibit 5.24 (the "WAH Engagement Letter"), Company and its officers, directors or employees, and the Stockholders have not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Company or any Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banking, financial advisory or similar fees have been incurred


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or are or will be payable by Company or any Stockholder in connection with this
Agreement or the transactions contemplated hereby.

                  5.25. Omnicare Stock Ownership. Neither Company nor any Subsidiary owns any shares of Omnicare Common Stock or other securities convertible into Omnicare Common Stock.

                  5.26. Pooling of Interests. Neither Company nor any Subsidiary nor any Stockholder has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with GAAP and the pronouncements of the Commission.

                  5.27. Tax Reorganization. Neither Company nor any Subsidiary nor any Stockholder has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

                                    ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  Except as disclosed by the Stockholders to Omnicare in writing in the disclosure schedules being delivered to Omnicare by the Stockholders upon or before the execution hereof (the "Stockholders Schedules") and which Stockholder Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, the Stockholders hereby severally and not jointly with any other Stockholder represent and warrant to Omnicare as follows:

                  6.1. Ownership; Authority. (a) Such Stockholder owns beneficially and of record the number of shares set forth opposite his or her name on Schedule 6.1, free and clear of all Encumbrances (other than as imposed under this Agreement or the Support Agreement) and such Stockholder has the authority to execute and deliver this Agreement, and no other acts or other proceedings on the part of the Stockholders are necessary to authorize this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, other than obtaining the requisite approval and adoption by the holders of Company Common Stock in accordance with the DGCL and Company's Certificate of Incorporation and Bylaws. This Agreement and the Support Agreement have been duly and validly executed and delivered by such Stockholder and (assuming the due authorization, execution and delivery by Company, Omnicare and Merger Sub, in the case of this Agreement, and Omnicare and Merger Sub, in the case of the Support Agreement) constitute the legal, valid and binding obligation of such Stockholder, enforceable against each Stockholder in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles or equity.

                  (b) Neither the execution and delivery by such Stockholder of this Agreement nor the Support Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by such Stockholder with any of the provisions hereof or thereof will (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Company Common Stock owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, option (other than options granted under the Company Stock Option Plan), agreement or other instrument or obligation to which such Stockholder is a party, or by which he or she or the Company Common Stock owned by such Stockholder may be bound or affected, (ii) violate any order, writ, injunction,


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decree, statute, rule or regulation applicable to such Stockholder or the
Company Common Stock owned by such Stockholder or (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity applicable to such Stockholder except, in the case of such clauses (i), (ii) and (iii), as would not be reasonably likely to have a material adverse effect on such Stockholder's ability to consummate the transactions contemplated hereby or by the Support Agreement.

                  6.2. Brokers or Finders. Such Stockholder has not entered into and will not enter into any agreement, arrangement or understanding with any broker, finder or investment banker pertaining to the Merger.

                  6.3. No Other Agreements to Sell Shares. Except as disclosed on Schedule 6.3 and other than pursuant to this Agreement, no Stockholder has any legal obligation, absolute or contingent, to any other person or firm to sell any of the Company Common Stock or to enter into any agreement with respect thereto.

                  6.4. Preemptive Rights. Except as disclosed on Schedule 6.4, such Stockholder has no preemptive or other right to acquire shares of Company Common Stock, except pursuant to options granted under the Company Stock Option Plan.

                                    ARTICLE 7

                        REPRESENTATIONS AND WARRANTIES OF
                             OMNICARE AND MERGER SUB

                  Except as disclosed by Omnicare and Merger Sub to Company and the Stockholders in writing in the disclosure schedules being delivered to Company and the Stockholders upon or before the execution hereof (the "Omnicare Schedules") and which Omnicare Schedules shall identify the specific Sections or subsections in this Agreement to which each such disclosure relates, Omnicare and Merger Sub hereby jointly and severally represent and warrant to Company and the Stockholders as follows:

                  7.1. Organization of Omnicare and its Subsidiaries. Each of Omnicare and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Omnicare and its subsidiaries has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted therein, and each such entity is qualified to do business and is in good standing in each jurisdiction (domestic, foreign or otherwise) in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (except for jurisdictions in which such failure to be so qualified could not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole). Omnicare Schedule 7.1 contains a list of all jurisdictions where either Omnicare or its subsidiaries are qualified to do business.

                  7.2. Authority. (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Omnicare and Merger Sub have been duly authorized by all requisite corporate action, and no other acts or other proceedings on the part of Omnicare or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by Omnicare and Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by Company and the Stockholders) constitutes the legal, valid and binding obligation of Omnicare and Merger Sub, enforceable against Omnicare and Merger Sub in accordance with its terms, except as enforcement


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thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (b) Except as set forth in Omnicare Schedule 7.2(b), neither the execution and delivery by Omnicare or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (a) conflict with or result in a breach of any provision of the charter or Bylaws of Omnicare or any of its subsidiaries, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties of Omnicare or any of its subsidiaries or result in being declared void, voidable, without further binding effect or subject to amendment or modification any of the terms, conditions or provision of, any note, bond, mortgage, indenture, deed of trust, any license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Omnicare, any of its subsidiaries or any of their respective properties may be bound or affected, (c) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, federal, state or foreign, applicable to Omnicare or any of its subsidiaries or any of their respective properties, or (d) except for
(i) applicable requirements of the HSR Act, (ii) obtaining the consents approvals authorizations and permits of, and making filings or notifications to, any governmental authority pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD and the NYSE and
(iii) the filing and recordation of the appropriate transaction documents as required by the DGCL, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any person or entity except, in the case of clauses (ii), (iii) and (iv) as would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole or on the ability of Omnicare or Merger Sub to consummate the transactions contemplated hereby.

                  7.3. Capitalization. As of September 30, 1996, the authorized, issued and outstanding capital stock of Omnicare is as set forth in the Quarterly Report of Omnicare on Form 10- Q for the nine months ended September 30, 1996. All of the outstanding shares of capital stock of Omnicare and Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and have not been issued in violation of the preemptive or similar rights of any stockholder of Omnicare or Merger Sub arising by operation of securities laws or the Certificate of Incorporation or Bylaws of Omnicare or Merger Sub.

                  7.4. SEC Reports and Financial Statements. Omnicare has furnished to Company copies of the Annual Report of Omnicare on Form 10-K for the fiscal year ended December 31, 1995, any proxy statements and other reports (including Quarterly Reports on Form 10-Q) under the Exchange Act, filed by Omnicare after such date (collectively, the "SEC Reports"), each as filed with the Securities and Exchange Commission (the "Commission"), and Omnicare's 1995 Annual Report to Stockholders (the "1995 Annual Report"). As of their respective dates, each SEC Report and any proxy statements and other reports filed by Omnicare with the Commission after the date of this Agreement (i) complied, or will comply with on the date of such filing, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and
(ii) did not, or will not, on the date of filing or the date as of which information is set forth therein, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the immediately preceding sentence shall not apply to any misstatement or omission in any SEC Report filed prior to the date hereof which was superseded by a subsequent SEC Report filed prior to the date hereof. The financial statements (including any related schedules and/or notes) included in the SEC Reports and the 1995 Annual Report have been prepared in accordance with GAAP consistently applied (except as may be indicated


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
in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein.

                  7.5. Absence of Undisclosed Liabilities. Except (i) as disclosed in, or reflected in the financial statements included in, the SEC Reports, (ii) liabilities which have been incurred since September 30, 1996 in the ordinary course of business consistent with past practice as a result of arm's length negotiations, which liabilities would not be reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and its subsidiaries taken as a whole and (iii) liabilities and obligations specifically disclosed on Omnicare Schedule 7.5, neither Omnicare nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due).

                  7.6. Omnicare Common Stock. The issuance and delivery by Omnicare of shares of Omnicare Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Omnicare. The shares of Omnicare Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

                  7.7. Pooling of Interests. Neither Omnicare nor any of its subsidiaries has taken or failed to take any action or has knowledge of any fact or circumstance that would, or would be reasonably likely to, prevent the accounting for the Merger as a pooling of interests in accordance with GAAP and the pronouncements of the Commission.

                  7.8. Tax Reorganization. Neither Omnicare nor any of its subsidiaries has taken or failed to take any action, or has knowledge of any fact or circumstance, that would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

                  7.9. Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of Omnicare created solely for the purpose of effecting the Merger. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any material business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                    ARTICLE 8

                                    COVENANTS

                  8.1. Alternative Proposals. Prior to the Effective Time, Company agrees (a) that neither it nor any Subsidiary shall, and it shall direct and use best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary or any of the foregoing) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a Alternative Proposal (as defined below) or engage in any negotiations concerning, or provide any non-public information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will


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
take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.1; (c) that it will promptly request each person which has executed a confidentiality agreement in connection with its consideration of acquiring Company pursuant to the December 1996 Confidential Memorandum prepared by Company and WAH to return all confidential information heretofore furnished to such person by or on behalf of Company and
(d) that it will notify Omnicare immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.1 shall prohibit the Board of Directors of Company from (i) furnishing information (pursuant to a confidentiality letter deemed appropriate by the Board of Directors of Company) to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal or offer to the stockholders of Company, to acquire Company pursuant to a merger, consolidation, share purchase, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Company determines in good faith based upon the written opinion of outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to Omnicare of the identity of the person or entity making the Alternative Proposal and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and (C) Company keeps Omnicare informed on a timely basis of the status of any such discussions or negotiations and all terms and conditions thereof and promptly provides Omnicare with copies of any written inquiries or proposals relating thereto, and (D) in the event that the Board of Directors of Company determines to accept any such Alternative Proposal (in accordance with subclause (A) above), Company provides Omnicare with at least five business days' prior written notice thereof, during which time Omnicare may make, and in such event, Company shall in good faith consider, a counterproposal to such Alternative Proposal; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 8.1 shall (x) permit Company to terminate this Agreement (except as specifically provided in Article 11 hereof), (y) permit Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement deemed appropriate by the Board of Directors of Company)), or (z) affect any other obligation of Company under this Agreement. "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Company or any Subsidiary, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Company or any Subsidiary.

                  8.2. Interim Operations. Company shall, and shall cause its Subsidiaries to, from the date hereof up to and including the Effective Time, use reasonable best efforts to conduct their respective businesses only in the ordinary course, consistent with past practice, and will not do, or cause to be done, anything which is represented and warranted not to have been done in this Agreement, except as otherwise expressly contemplated hereby. In addition, Company will, and will cause its Subsidiaries to, from and after the date hereof up to and including the Closing Date: (a) maintain in full force and effect the insurance policies set forth on Schedule 5.16 (or policies providing substantially the same coverage, copies of which will be made available to Omnicare); (b) take such action as may reasonably be necessary to preserve the assets and properties wherever located, which are material to the business of Company and its Subsidiaries; (c) maintain their books and records in accordance with accounting principles and in the manner consistent with past practices and promptly advise Omnicare in writing of any material change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Company or any Subsidiary; (d) maintain the assets of Company and its Subsidiaries in the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured casualty excepted; (e) maintain in


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
full force and effect all material Licenses and perform in all material respects all obligations under any Contracts; (f) not permit to occur any of those events or occurrences described in Section 5.9 (Absence of Certain Changes) of this Agreement which are subject to the control of Company and its Subsidiaries, and will use its best efforts not to permit to occur any of those events or occurrences described in Section 5.9 (Absence of Certain Changes) of this Agreement which are not subject to the control of Company and its Subsidiaries, except in each case as expressly permitted or provided by this Agreement; or (g) not take any action that would prevent Company from consummating the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that all outstanding options to acquire Company Common Stock shall be treated in the Merger as provided in Article 4.

                  8.3. Meeting of Stockholders. Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Company shall recommend such approval and Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 8.8); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Company in the exercise of its good faith judgment based upon the written opinion of outside counsel as to its fiduciary duties to its stockholder imposed by law.

                  8.4. Filings, Other Action. Subject to the terms and conditions herein provided, Company and Omnicare shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

                  8.5. Inspection of Records. From the date hereof to the Effective Time, each of Company and Omnicare shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company and Omnicare and their respective subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Company or Omnicare, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries.

                  8.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Company and Omnicare shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency.


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
                  8.7. Confidentiality Agreement. Notwithstanding the execution of this Agreement, the confidentiality agreement, dated November 29, 1996, between WAH and Omnicare (the "Confidentiality Agreement") shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Article 11 hereof. Company and its representatives agree to maintain the confidentiality of the information provided by Omnicare or its representatives pursuant to this Agreement in the same manner and to the same extent that Omnicare is obligated to maintain the confidentiality of information provided by Company or any of its representatives pursuant to the Confidentiality Agreement.

                  8.8. Registration Statement. Omnicare and Company shall cooperate and promptly prepare and Omnicare shall file with the Commission as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Omnicare Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Omnicare shall use all reasonable efforts, and Company will cooperate with Omnicare, to have the Form S-4 declared effective by the Commission as promptly as practicable. Omnicare shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Omnicare agrees that the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Omnicare in reliance upon and in conformity with information concerning Company furnished to Omnicare or its agents by Company or its agents for use in the Form S-4. Company agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of the stockholders of Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Company in reliance upon and in conformity with information concerning Omnicare furnished to Company or its agents by Omnicare or its agents for use in the Proxy Statement/Prospectus. Company agrees that the information concerning Company provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Omnicare or Company without the approval of the other party, which approval shall not be unreasonably withheld. Omnicare and Company will advise each other promptly after either party receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Omnicare Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information.


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
                  8.9. Listing Application. Omnicare shall promptly prepare and submit to the NYSE a listing application covering the shares of Omnicare Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Omnicare Common Stock, subject to official notice of issuance.

                  8.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

                  8.11. Affiliate Letters. (a) In the reasonable judgment of Company, the Stockholders constitute all the "affiliates" of the Company (each such person an "Affiliate") within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. At least 30 days prior to the Closing Date, Company shall deliver to Omnicare a list of names and addresses of any other persons who were, in Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, Affiliates. Company shall provide Omnicare such information and documents as Omnicare shall reasonably request for purposes of reviewing such list. Company shall deliver or cause to be delivered to Omnicare, prior to the Effective Time, from each of the Affiliates of Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 8.11(a). Omnicare shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Omnicare Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Omnicare Common Stock, consistent with the terms of such Affiliate Letters.

                  8.12. Taxes. Without the consent of Omnicare, Company shall not, and shall cause its Subsidiaries not to, (i) make or rescind any express or deemed election relating to Taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement with respect to any Tax matter or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending June 30, 1995, except as may be required by applicable law.

                  8.13. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated, the Surviving Corporation shall pay the reasonable fees and expenses incurred by the Company and the Stockholders in connection with the transactions contemplated hereby including (a) the reasonable fees and expenses of Coopers & Lybrand LLC and of not more than one counsel for all such parties (which counsel may be Morgan, Lewis & Bockius LLC), (b) the filing fee in connection with the HSR Act filing, (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus and (d) the fees of WAH provided in the WAH Engagement Letter; provided, that the maximum amount to be paid by the Surviving Corporation pursuant to this Section 8.13 shall be no more than $1,100,000 in the aggregate.

                  8.14. Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Omnicare nor Company nor any of their respective subsidiaries or other affiliates nor any Stockholder shall (i) knowingly take any action, or knowingly fail to take any action, that could jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that could jeopardize qualification of the Merger as a reorganization under Section 368(a) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.


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
                  8.15. Support Agreement. On or prior to the date of this Agreement, Omnicare, Company and the Stockholders shall execute and deliver a Support Agreement in substantially the form attached as Exhibit 8.15 hereto.

                  8.16. Company Office. The parties hereto agree that after consummation of the Merger, Company will continue to be based in the greater Albany, New York area.

                  8.17. Stock Purchase Plan. Company shall terminate the Employee Stock Purchase Plan effective as of the end of the Offering Period (as defined in the Plan) immediately preceding or coincident with the Effective Time.

                  8.18. SEC Reports. Omnicare will use all reasonable efforts to deliver copies of all SEC Reports to Company as promptly as practicable after the filing of such SEC Reports with the Commission.

                  8.19. Release of Guarantees. The parties hereto shall take all actions reasonably necessary to release the Stockholders and the other individual guarantors identified on Schedule 8.19 from their guarantee obligations with respect to those obligations of the Company or its Subsidiaries set forth on Schedule 8.19.

                  8.20. Stockholder Tax Basis. The parties hereto will cooperate with each other and will use all reasonable efforts to obtain prior to Closing the tax basis of each stockholder of Company in shares of Company Common Stock.

                  8.21. Waiver of Rights. Company and each Stockholder hereby waive any and all rights which any of them may have in connection with the transactions contemplated by this Agreement pursuant to any Shareholders Agreement entered into by the Company and any Stockholder.

                  8.22. Coromed, S.A. Each Stockholder owning shares of the capital stock of Coromed, S.A. (Buenos Aires, Argentina) ("Coromed S.A.") shall, prior to Closing, contribute all such capital stock to Company. Company and the Stockholders shall use reasonable best efforts, in accordance with applicable law, to cause each of the other persons or entities (other than Company) owning shares of the capital stock of Coromed S.A. to contribute, prior to Closing, all such capital stock to Company.

                  8.23. Loans. Company and the Stockholders will take all actions reasonably necessary prior to Closing to cause each outstanding loan by the Company to a Stockholder to be evidenced by written notes (copies of which will be delivered to Omnicare prior to Closing) providing that (i) such loans shall bear interest at a rate of 8.25% and (ii) all principal and interest on such loans shall be due and payable on October 1, 1997.

                                    ARTICLE 9

                                   CONDITIONS

                  9.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of Company.


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
                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No party hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                  (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Omnicare Common Stock to be issued to Company stockholders in connection with the Merger shall have been received.

                  (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare and Company (and their respective subsidiaries), taken as a whole, following the Effective Time.

                  (f) The Omnicare Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                  (g) Company shall have received opinions of Morgan, Lewis & Bockius, special counsel to Company, on the date of the Proxy Statement/Prospectus and on the Closing Date, in each case dated as of such respective dates and based upon reasonably requested representation letters, stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code, and that Company, Omnicare and Merger Sub will each be a party to that reorganization within the meaning of
         Section 368(b) of the Code.

                  9.2. Conditions to Obligation of Company and the Stockholders to Effect the Merger. The obligation of Company and the Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Omnicare shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Omnicare and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Company shall have received a certificate of the President or a Vice President of Omnicare, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 9.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would or would be reasonably likely to have a material adverse effect on the business, earnings, assets,


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
         liabilities, financial or other condition or results of operations of Omnicare and its Subsidiaries taken as a whole.

                  (b) Company shall have received from Coopers & Lybrand L.L.P. a letter stating their concurrence with the conclusion of Company's management that no conditions exist with respect to Company that would preclude the Merger from being treated as a "pooling of interests" under applicable United States accounting standards.

                  (c) Omnicare shall have entered into an employment agreement with each Stockholder substantially in the form attached hereto as
         Exhibit 9.2(c) (the "Employment Agreement").

                  9.3. Conditions to Obligation of Omnicare and Merger Sub to Effect the Merger. The obligations of Omnicare and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, the representations and warranties of Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Omnicare shall have received a certificate of the President or a Vice President of Company, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 9.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would or would be reasonably likely to have a Material Adverse Effect.

                  (b) Omnicare shall have received from Price Waterhouse LLP an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

                  (c) From November 30, 1996 through the Effective Time, there shall not have occurred any change in the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries, taken as a whole, that could have a Material Adverse Effect.

                  (d) Each of the Stockholders shall have entered into an Employment Agreement with Omnicare and a non-competition agreement with Omnicare substantially in the form attached hereto as Exhibit 9.3(d) (the "Non-Competition Agreement"), each such agreement shall be in full force and effect as of the Effective Time, and each Stockholder shall be in the employ of Company immediately prior to the Effective Time.

                  (e) Dissenting stockholders of Company shall have taken actions required to exercise appraisal rights pursuant to Section 262 of the DGCL with respect to no more than 5% of the outstanding shares of Company Common Stock.

                  (f) Company shall have provided Omnicare with a certified statement, pursuant to Section 1.1445-2(c)(3) of the Treasury Regulations, that it is not, and has not been within the last five years, a "United States real property holding corporation."

                                   ARTICLE 10

                     NATURE AND SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES; INDEMNIFICATION, ETC.


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                  Section 10.1. Survival of Representations and Warranties;
Indemnities. (a) All covenants and agreements of the parties made in this Agreement or provided herein shall survive the Closing Date to the extent expressly provided herein. All representations and warranties of the parties made in this Agreement or as provided herein shall be made as of the date hereof and shall survive the Effective Time for a period ending at the earlier of (i) one year from the Effective Time and (ii) the date upon which the first Annual Report on Form 10-K reflecting the combined operations of Omnicare and Company is filed with the Commission (the "Survival Period").

                  (b) The Stockholders, jointly and severally, hereby agree to defend, indemnify and hold Omnicare and its subsidiaries and their officers, directors and employees (collectively, the "Omnicare Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, the fees and expenses of investigation and counsel) (collectively, "Losses"), arising out of or resulting from (i) any breach of the representations and warranties contained in Article 5; (ii) any breach in any material respect by the Stockholder or Company of any covenant or agreement of the Stockholder or Company contained in or arising out of this Agreement or (iii) any and all actions, suits, proceedings, claims, demands, assessments and judgments incidental to the foregoing to the enforcement of such indemnification; provided, that (A) the Stockholders shall not be liable to the Omnicare Indemnitees for breach of the representations and warranties set forth at Section 5.18(g), Section 5.18(h), or
Section 5.18(j) of this Agreement to the extent that such breach relates solely to (i) the activities or conduct of any third party engaged by the Company to accept, treat, transport, store, dispose, recycle or remove Hazardous Substances (other than activities or conduct occurring at properties owned, operated, occupied, or otherwise used (other than solely by such third party as agent for the Company or such Subsidiary) by Company or any Subsidiary) or (ii) the facilities or sites selected by any such persons for the treatment or disposal of any Hazardous Substances (other than facilities or sites owned, operated, occupied or otherwise used (other than solely by such third party as agent for the Company or such Subsidiary) by the Company or any Subsidiary), unless and until any and all of the Omnicare Indemnitee Losses (of any nature) on a cumulative basis exceed $350,000 in the aggregate (in which case the Stockholders shall only be liable for the amount of such Losses in excess of $350,000); provided further, however, that this Section 10.1(b)(A) shall not limit or condition in any way the Stockholders' liability under this Agreement arising from or related to any violation of Environmental Laws by the Company or any Subsidiary; and (B) the Stockholders shall not be liable to the Omnicare Indemnitees for breach of any other representation or warranty contained in
Article 5 not covered by the immediately preceding clause (A) unless and until any and all of the Omnicare Indemnitee Losses (of any nature) on a cumulative basis exceed $200,000 in the aggregate (in which case the Stockholders shall only be liable for the full amount of such Losses in excess of $200,000). Each Stockholder, severally and not jointly, hereby agrees to defend, indemnify and hold the Omnicare Indemnitees harmless from and against any and all Losses arising out of or resulting from any breach of any representation or warranty by such Stockholder contained in Article 6; provided; that such Stockholder shall not be liable to the Omnicare Indemnitees for any such breach unless and until the Losses of such Omnicare Indemnitees on a cumulative basis arising out of such breach exceed $50,000 in the aggregate (in which case such Stockholder shall only be liable for the full amount of such Losses in excess of $50,000). Notwithstanding the foregoing, in no event shall the Stockholders' aggregate liability pursuant to this Article 10 (over and above any threshold amounts described above) exceed two million dollars.

                  (c) Promptly after the receipt by the Omnicare Indemnitees of a notice of any claim, action, suit or proceeding of any third party which is subject to indemnification hereunder, such party or parties (the "Indemnified Party") shall give written notice of such claim (a "Notice of Claim") to the party or parties obligated to provide indemnification hereunder (collectively, the "Indemnifying Party"), stating the nature and basis of such claim and the amount thereof, to the extent known. The failure of the Indemnified Party to so notify the Indemnifying Party shall not impair the Indemnified Party's ability to seek indemnification from the Indemnifying Party, except to the extent that the

Indemnifying Party is materially prejudiced. The Indemnifying Party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto. The Indemnifying Party shall not be obligated to indemnify an Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If any Notice of Claim relates to a claim by a person or persons other than any federal, state, local or foreign Tax authority, and the amount of such claim is acknowledged by the Indemnifying Party to be fully covered by the foregoing indemnity, as limited herein, the Indemnifying Party may elect to defend against such claim at its own expense, in lieu of the Indemnified Party assuming such defense; provided, that the Indemnified Party shall be entitled to participate in or monitor such defense at its own expense and the Indemnifying Party will fully cooperate with the Indemnified Party and its counsel with respect thereto. If the Indemnifying Party elects to assume such defense, the Indemnifying Party shall retain counsel reasonably satisfactory to the Indemnified Party. No compromise or settlement of such claim may be effected by the Indemnifying Party without the consent of the Indemnified Party (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If a Notice of Claim relates to a claim by a federal, state, local or foreign Tax authority and the Indemnifying Party requests that the Indemnified Party accept a settlement offer (other than an offer conditioned upon the Indemnified Party's agreement with respect to any other issue not deemed a Loss hereunder) and agrees to pay the indemnity with respect thereto, then the Indemnified Party shall either (i) accept such settlement offer or (ii) not accept such settlement offer, in which case the Indemnifying Party shall only be liable to the Indemnified Party for the amount the Indemnifying Party would have been required to pay the Indemnified Party had the Indemnified Party accepted the settlement offer.

                  (d) Notwithstanding any provision in this Article 10 to the contrary, any claim for indemnification in respect of which notice is given in accordance with the provisions of Section 10.1(a) hereof prior to the expiration of the Survival Period shall survive with respect to such claim until final resolution thereof.

                                   ARTICLE 11

                                   TERMINATION

                  11.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual consent of Omnicare and Company.

                  11.2. Termination by Either Omnicare or Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Omnicare or Company if (a) the Board of Directors of Omnicare shall not have approved the Merger pursuant to this Agreement on or before January 28, 1997, or (b) the Merger shall not have been consummated by September 30, 1997, or (c) the approval of Company's stockholders required by
Section 9.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the date specified in that clause.

                  11.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, if (a) before the date on which approval by the stockholders of Company referred to in
Section 9.1(a) is obtained, by action of the Board of Directors of Company in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, based upon the written opinion of outside counsel, the Board of Directors of Company determines that such termination is required by reason of an Alternative Proposal being made; provided, however, that Company shall (i) notify Omnicare promptly of such receipt of such Alternative Proposal and (ii) notify Omnicare promptly of its intention to recommend such Alternative Proposal to Company stockholders, but in no event shall the notice referred to in clause (ii) be given less than five business days prior to the earlier of the public announcement of such recommendation or Company's termination of this Agreement, (b) there has been a breach by Omnicare or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or on the business, earnings, assets, liabilities, financial or other condition or results of operations of Omnicare, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Omnicare, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Company to Omnicare.

                  11.4. Termination by Omnicare. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Omnicare, if (a) the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Omnicare its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to Company stockholders, or (b) there has been a breach by Company or the Stockholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the transactions contemplated by this Agreement or a Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Company or the Stockholders, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Omnicare to Company or the Stockholders, as the case may be.

                  11.5. Effect of Termination and Abandonment. (a) In the event that any person or entity shall have made an Alternative Proposal more favorable to the stockholders of Company than the Merger and thereafter this Agreement is terminated pursuant to Sections 11.2(c), 11.3(a) or 11.4, then Company shall, on the day of such termination, pay Omnicare a fee of $2,000,000, which amount shall be payable by wire transfer of same day funds. Company acknowledges that the agreement contained in this Section 11.5(a) is an integral part of the transactions contemplated in this Agreement, and that, without this agreement, Omnicare and Merger Sub would not enter into this Agreement.

                  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 11, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 11.5 and Sections 8.7 and 8.13. Moreover, in the event of termination of this Agreement pursuant to clauses (b) or (c) of Section 11.3 or
11.4 (other than termination pursuant to Section 11.4 which has resulted in payment of the amount described in Section 11.5), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                  11.6. Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

                               GENERAL PROVISIONS

                  12.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to Omnicare or Merger Sub:           If to Company or the Stockholders:

Joel F. Gemunder                        Dr. Dale Evans, Ph.D.
President                               President and Chief Stockholder Officer
Omnicare, Inc.                          COROMED, Inc.
2800 Chemed Center                      Rensselaer Technology Park
255 East Fifth Street                   185 Jordan Road
Cincinnati, Ohio 45202                  Troy, New York 12180-8343
Facsimile:  (513) 762-6905              Facsimile:  (518) 283-1807

With copies to:                         With copies to:

Morton A. Pierce                        Stephen M. Goodman
Dewey Ballantine                        Morgan, Lewis & Bockius
1301 Avenue of the Americas             2000 One Logan Square
New York, New York 10019                Philadelphia, Pennsylvania 19103
Facsimile:  (212) 259-6333              Facsimile:  (215) 963-4663


or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  12.2. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 10 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  12.3. Entire Agreement. This Agreement, the Exhibits, the Company Schedules, the Stockholder Schedules, the Omnicare Schedules, the Support Agreement and the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  12.4. Amendment. This Agreement may be amended by the parties hereto, by action for the corporate parties taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

                  12.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  12.7. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  12.8. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  12.9. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  12.10. Incorporation of Schedules and Exhibits. The Company Disclosure Schedules, the Stockholder Schedules, the Omnicare Disclosure Schedules and all other Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  12.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  12.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  12.13. Subsidiaries. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means any corporation or other organization, whether incorporated or unincorporated, of which Company directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which Company is a general partner.

                  12.14. Material Adverse Effect. As used in this Agreement, the words "Material Adverse Effect" means any event, circumstance or set of facts that has or is reasonably likely to have a material adverse effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of Company and its Subsidiaries taken as a whole.

                  12.15. Knowledge. As used in this Agreement, the words "knowledge of Company" or "best of Company's knowledge" or "known to Company" or similar phrases shall mean the actual knowledge of the Stockholders and the executive officers of Company and its Subsidiaries and the knowledge reasonably imputed to such persons assuming prudent performance of their respective duties as officers and directors of the Company.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

OMNICARE, INC.                                                STOCKHOLDERS:


By:/s/ JOEL F. GEMUNDER                        By:/s/ DALE B. EVANS, Ph.D.
   ---------------------------------           ---------------------------------
   Name:   Joel F. Gemunder                       Dale B. Evans, PH.D.
   Title:  President


                                               By:/s/ ALICE G. FEDORY
                                               ---------------------------------
COROMED ACQUISITION CORPORATION                   Alice G. Fedory


By:/s/ JOEL F. GEMUNDER                        By:/s/ THOMAS J. MASSEY
   ---------------------------------           ---------------------------------
   Name:   Joel F. Gemunder                       Thomas J. Massey
   Title:  President


                                               By:/s/ RONALD E. WEISHAAR, Ph.D.
                                               ---------------------------------
COROMED, INC.                                     Ronald E. Weishaar, PH.D.


By:/s/ DALE B. EVANS
   ---------------------------------
   Name:   Dale B. Evans
   Title:  President and Chief Executive Officer

                                                                       EXHIBIT A
                                                                       TO MERGER
                                                                       AGREEMENT

                            FORM OF AFFILIATE LETTER

Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of COROMED, Inc., a Delaware corporation ("Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of _____________, 1997 (the "Agreement"), by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), Coromed Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Omnicare ("Merger Sub"), Company and the Stockholders who are signatories thereto, Merger Sub will be merged with and into Company (the "Merger").

                  As a result of the Merger, I may receive shares of common stock, par value $1.00 per share, of Omnicare (the "Omnicare Securities") in exchange for shares owned by me of common stock, par value $.01 per share, of Company.

                  I represent, warrant and covenant to Omnicare that in the event I receive any Omnicare Securities as a result of the Merger:

                  A. I shall not make any sale, transfer or other disposition of the Omnicare Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Omnicare Securities to the extent I felt necessary, with my counsel or counsel for Company.

                  C. I have been advised that the issuance of Omnicare Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Omnicare Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Omnicare Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Omnicare, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that Omnicare is under no obligation to register the sale, transfer or other disposition of the Omnicare Securities by me or on my behalf under the Act or to take any


                                     A-A-1
other action necessary in order to make compliance with an exemption from such registration available.

                  E. I also understand that stop transfer instructions will be given to Omnicare's transfer agents with respect to the Omnicare Securities and that there will be placed on the certificates for the Omnicare Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ____________, BETWEEN THE REGISTERED HOLDER HEREOF AND OMNICARE, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF OMNICARE, INC."

                  F. I also understand that unless the transfer by me of my Omnicare Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Omnicare reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Omnicare Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Omnicare Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Omnicare has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Omnicare, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                  I further represent to and covenant with Omnicare that I will not sell, transfer or otherwise dispose of any Omnicare Securities received by me in the Merger or any other shares of the capital stock of Omnicare until after such time as financial results covering at least 30 days of combined operations of Company and Omnicare have been published by Omnicare, in the form of a quarterly earnings report, an effective registration statement registered with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Omnicare shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Omnicare Securities received by me in the Merger during the aforementioned period.


                                     A-A-2

                  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                  With a view to making available to me the benefits of Rule 145(d)(1) or any successor rule thereto, Omnicare agrees to use its reasonable efforts to file with the Commission in a timely manner all reports required to be filed by Omnicare under Sections 13 and 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") for as long as the Omnicare Securities are registered pursuant to Section 12 of the Exchange Act or until such earlier time as any other rule or regulation of the Commission is available which permits me to sell Omnicare Securities to the public without registration under the Act.

                  If, upon consummation of the Merger, the Omnicare Securities which I receive pursuant to the Merger have not been registered under the Act, Omnicare agrees to use its reasonable best efforts to file with the Commission, as promptly as practicable, a Registration Statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 of the Act registering the resale by me of such Omnicare Securities. Omnicare agrees to use its reasonable best efforts to keep such Registration Statement effective under the Act until the earlier of two years from the effective date of the Merger and the date on which all such Omnicare Securities are sold. Notwithstanding the foregoing, the Company may, at its discretion in good faith and for business reasons, suspend use of such Registration Statement, in which case the two year period referenced in the previous sentence shall be extended for the length of all such suspensions. I will cooperate with Omnicare in connection with such registration and will provide to Omnicare such information in connection therewith as it may reasonably request.

                                               Very truly yours,


                                               ---------------------------------
                                               Name:

Agreed and Accepted this
    day of           , 1997


OMNICARE, INC.


By:
   ---------------------------------
   Name:
   Title:


                                     A-A-3

                                   APPENDIX B


                                SUPPORT AGREEMENT

                  THIS SUPPORT AGREEMENT is made and entered into as of January 27, 1997, by and among Omnicare, Inc., a Delaware corporation ("Omnicare"), COROMED, Inc., a Delaware corporation (the "Company") and Dale B. Evans, Ph.D., Alice G. Fedory, Thomas J. Massey and Ronald E. Weishaar, Ph.D., each being a stockholder (each, a "Stockholder," and collectively, the "Stockholders") of the Company.

                  WHEREAS, concurrently with the execution and delivery of this Agreement, Omnicare, Coromed Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Omnicare ("Merger Sub"), the Company and the Stockholders are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub with and into the Company, as a result of which the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive shares of common stock, par value $1.00 per share, of Omnicare (the "Omnicare Common Stock"), and the Company will become a wholly-owned subsidiary of Omnicare;

                  WHEREAS, the Stockholders are collectively the owners beneficially and of record of the number of shares of the Company Common Stock set forth on Schedule A (collectively, the "Existing Shares," together with any shares of Company Common Stock acquired after the date hereof, hereinafter collectively referred to as the "Shares"); and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Omnicare has requested that the Stockholders agree, and the Stockholders have agreed, to support the Merger as provided herein. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  NOW, THEREFORE, to induce Omnicare to enter into the Merger Agreement and in consideration of the aforesaid and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                  1. Option. (a) Grant of Option. Subject to the terms of this
Section 1, each Stockholder hereby grants to Omnicare an irrevocable option (the options granted by the Stockholders being collectively referred to herein as the "Option") to purchase, in whole but not in part, at the election of Omnicare, all of such Stockholder's Shares in exchange for the number of shares of Omnicare Common Stock equal to the number of Shares to be purchased by Omnicare multiplied by the Exchange Ratio (calculated using the date the Option is exercised as the deemed date of the Effective Time for purposes of calculating the Average Closing Price) (the "Purchase Price"). Each Stockholder may elect, in his or her sole discretion, to cause Omnicare to pay all or a portion of the Purchase Price in cash, with each share of Omnicare Common Stock that would have been issued hereunder being deemed to have a value equal to the Average Closing Price calculated as set forth above. If Omnicare elects to exercise the Option with respect to one Stockholder, then Omnicare must elect to exercise the Option with respect to all Stockholders.

                  (b) Closing. Subject to the terms and conditions of this Agreement, if Omnicare elects to exercise the Option in accordance with Section 1(c) hereof, each Stockholder will, at the Closing (as defined in Section 1(c)), sell, transfer, assign and deliver such Stockholder's Shares to Omnicare, and Omnicare will acquire, accept, purchase and pay for such Stockholder's Shares.

                  (c) Exercise of Option. The Option may only be exercised by Omnicare, in whole but not in part, following the occurrence of a Purchase Event (as defined below); provided, that the Option shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms (other than upon or during the continuance of a Purchase Event) or (iii) one month following any termination of the Merger Agreement upon or during the continuance of a Purchase Event (or, if, at the expiration of such one month period the Option cannot be exercised by reason of any applicable judgment, decree or order, 20 business days after such impediment to exercise shall have been removed or shall become final and not subject to appeal).

                  The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof: (i) Coromed shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) or (ii) the Merger Agreement shall have been terminated by Omnicare or the Company under circumstances which would entitle Omnicare to termination fees under Section 11.5 of the Merger Agreement.

                  The Stockholders shall notify Omnicare promptly in writing of the occurrence of any Acquisition Transaction; provided, however, that the giving of such notice by the Stockholders shall not be a condition to the right of Omnicare to exercise the Option.

                  In the event Omnicare wishes to exercise the Option, Omnicare shall send a written notice (a "Closing Notice") to the Stockholders specifying a place and time (the "Closing Date") between one and ten business days inclusive from the date of the Closing Notice for the closing of such purchase (the "Closing").

                  (d) Payment for Shares; Delivery of Shares. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of each Stockholder contained herein and in full payment for the Shares, at the Closing, Omnicare will deliver, or cause to be delivered, to each Stockholder, certificates representing the shares of Omnicare Common Stock to be paid pursuant to this Section 1 duly issued to each Stockholder, together with any necessary stock transfer stamps properly affixed, or, at the election of each Stockholder, cash in the amount of the Purchase Price. At the Closing, each Stockholder will deliver, or cause to be delivered, to Omnicare certificates representing such Stockholder's Shares duly endorsed to Omnicare or accompanied by stock powers duly executed by such Stockholder in blank, together with any necessary stock transfer stamps properly affixed.

                  (e) Adjustments. In the event of any change in the Company Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like,
(i) the number and kind of Shares subject to this Agreement and the purchase price per Share pursuant to the Option shall be appropriately adjusted to reflect changes made in the Company Common Stock so that Omnicare shall receive, upon exercise of the Option and payment of the Purchase Price, the number and class of shares, other securities, property or cash that Omnicare would have received in respect of the Shares if the Option had been exercised and the Shares had been issued to Omnicare immediately prior to such event or the record date therefor, as applicable, and (ii) the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged and such dividends, distributions and shares, as the case may be, shall be paid to Omnicare at the Closing or promptly following the receipt of such dividend or distribution, if the Closing theretofore shall have occurred.

                  2. Agreement to Vote Shares. Each Stockholder agrees that, during the period commencing on the date hereof and continuing until the termination of the Option,, he or she will vote (or cause to be voted) all of the Shares which such Stockholder is entitled to vote (or to provide his or her written consent thereto) at any annual, special or other meeting of the stockholders of the

Company, and at any adjournment or adjournments thereof, or by written consent without a meeting with respect to all Shares as follows: (i) in favor of approval and adoption of the Merger Agreement, the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) against any action or agreement other than the Merger Agreement or the transactions contemplated thereby that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including without limitation: (a) any extraordinary corporate transaction, such as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any Subsidiary; or (b) a sale or transfer, directly or indirectly, of a substantial equity interest in or a substantial portion of the assets of the Company or any Subsidiary (each an "Acquisition Transaction").

                  3. Agreement to Retain Shares. Each Stockholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until the termination of the Option, such Stockholder will not, and will not agree to, directly or indirectly, without the prior written consent of Omnicare (i) sell, transfer, assign, pledge, hypothecate, cause to be redeemed or otherwise dispose of any of the Shares beneficially owned by him or her; (ii) grant any proxy or interest in or with respect to such Shares or deposit such Shares into a voting trust or enter into a voting agreement or any arrangement with respect to such Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his or her obligations under this Agreement. In addition, during the period commencing on the date hereof and continuing until the termination of the Option, each Stockholder covenants and agrees that such Stockholder will not initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, provide any confidential information or data to, or have any discussions with, any individual, corporation, partnership or other person, entity or group relating to, an Acquisition Transaction. The Stockholders further covenant and agree that during the period commencing on the date hereof and continuing until the termination of the Option, the Stockholders will collectively be the beneficial and record owners of a majority of the outstanding shares of Company Common Stock on a fully diluted basis (assuming all options to purchase shares of Company Common Stock are exercised in full).

                  4. Representation and Warranties of the Stockholders. Each Stockholder represents and warrants to Omnicare that (a) on the date hereof he or she is the beneficial and record owner of the number of Existing Shares set forth opposite his or her name on Schedule A hereto, which Existing Shares collectively represent 60.33386% of all outstanding shares of Company Common Stock 59.75196% of all outstanding shares of Company Common Stock on a fully diluted basis assuming the exercise of all outstanding options); (b) such Existing Shares are all of the securities of the Company owned of record or beneficially by such Stockholder on the date hereof (other than shares representing less than 1.0% of the outstanding shares of Company Common Stock held jointly with a spouse); (c) each Stockholder has, and Omnicare will receive at the Closing, good and marketable title to all of such Stockholder's Shares free and clear of all claims, liens, pledges, options, charges, security interests or other similar interests, encumbrances, judgments or imperfections of title of any nature whatsoever (collectively, "Encumbrances") and with no restriction on the voting rights pertaining thereto; (d) each Stockholder has not granted any proxy with respect to Shares or deposited such Shares into a voting trust; (e) each Stockholder is not a party to any agreement, contract, commitment or understanding (other than this Agreement) which affects or relates to the voting or giving of written consents with respect to the Shares or any Stockholder's beneficial ownership of the Shares other than the Shareholders Agreement referred to in Section 5 below; and (f) each Stockholder does not have any rights to acquire additional shares of Company Common Stock except pursuant to stock options granted under the Company Stock Option Plan.

                  5. Waiver of Rights. The Company and each Stockholder hereby waive any and all rights which any of them may have in connection with the transactions contemplated by this


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
Agreement pursuant to any Shareholders Agreement entered into by the Company and any Stockholder.

                  6. Legends. (i) Promptly after the execution of this Agreement, and upon the acquisition of any additional Shares during the term of this Agreement, each Stockholder agrees to cause the following legend to be set forth on all certificates representing his or her Shares:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS OF OMNICARE, INC. AND COROMED ACQUISITION CORPORATION AS SET FORTH IN THAT CERTAIN SUPPORT AGREEMENT, DATED AS OF JANUARY 27, 1997, A COPY OF WHICH WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON THE RECEIPT BY OMNICARE OF A WRITTEN REQUEST THEREFOR, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, CAUSED TO BE REDEEMED OR OTHERWISE DISPOSED OF OR ENCUMBERED EXCEPT IN COMPLIANCE WITH SAID SUPPORT AGREEMENT."

                  (ii) Upon exercise of the Option, all certificates representing shares of Company Common Stock issued to Omnicare shall be endorsed with a legend to reflect the restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act").

                  (iii) Upon exercise of the Option, all certificates representing shares of Omnicare Common Stock issued to such Stockholder, if any, shall be endorsed with a legend to reflect the restrictions imposed by the Securities Act.

                  7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                  8. Binding Effect and Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Omnicare, except that Omnicare may assign its rights hereunder to any direct or indirect subsidiary.

                  9. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any individual, corporation, partnership or other person, entity or group to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  10. Specific Performance; Injunctive Relief; Revocation of Proxies. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Omnicare and the Stockholders for any breach of any agreement, covenant or representation hereunder. This Agreement shall revoke all prior proxies given by each Stockholder at any time with respect to the Shares.

                  11. Additional Documents. Each Stockholder will, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by Omnicare to be necessary to complete the Agreement granted herein or to carry out the provisions hereof.


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
                  12. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           If to Omnicare:

                           Joel F. Gemunder
                           President
                           Omnicare, Inc.
                           2800 Chemed Center
                           255 East Fifth Street
                           Cincinnati, Ohio 45202
                           Facsimile:  (513) 762-6905

                           with a copy to:

                           Morton A. Pierce
                           Dewey Ballantine
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Facsimile: (212) 259-6333

                           If to the Stockholders:

                           At the addresses set forth on
                           Schedule A hereto

                           with a copy to:

                           Stephen M. Goodman
                           Morgan, Lewis & Bockius
                           2000 One Logan Square
                           Philadelphia, Pennsylvania 19103
                           Facsimile: (215) 963-4663

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

                  13. Severability. If any term, provision, covenants, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

                  14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts taken together shall constitute one and the same document.

                  IN WITNESS WHEREOF, Omnicare, the Company and the Stockholders have caused this Agreement to be duly executed on the date first written above.


                                                    OMNICARE, INC.

                                                    By: /s/ JOEL F. GEMUNDER
                                                       -------------------------
                                                       Name:   Joel F. Gemunder
                                                       Title:  President

COROMED, INC.

By: /s/ DALE B. EVANS
   ---------------------------------
   Name:   Dale B. Evans
   Title:  President and Chief Executive Officer


THE STOCKHOLDERS:


By: /s/ DALE B. EVANS, Ph.D.
   ---------------------------------
    Dale B. Evans, Ph.D.


By: /s/ ALICE G. FEDORY
   ---------------------------------
    Alice G. Fedory


By: /s/ THOMAS J. MASSEY
   ---------------------------------
    Thomas J. Massey


By: /s/ RONALD E. WEISHAAR, Ph.D.
   ---------------------------------
    Ronald E. Weishaar, Ph.D.

                                   SCHEDULE A

Name:                                       Number of Shares
-----                                       ----------------

Dale B. Evans, Ph.D.                        127,885
16 Amity Pointe
Clifton Park, NY 12065

Alice G. Fedory                             129,231
78 Manix Road
East Greenbush, NY 12061

Thomas J. Massey                            115,681
50 Galmoral Court
Valatie, NY 12184

Ronald E. Weishaar, Ph.D.                   11,000
6 Algonquin Road
Clifton Park, NY 12065

                                   APPENDIX C

                               Section 262 of the
                        Delaware General Corporation Law

         262 APPRAISAL RIGHTS.- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the


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
shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record


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
date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section
228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in

Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be home the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving resulting corporation.

                                   APPENDIX D

                       WESSELS, ARNOLD & HENDERSON, L.L.C.


February 19, 1997


The Board of Directors
COROMED, Inc.
Rensselear Technology Park
185 Jordan Road
Troy, NY  12180

Ladies and Gentlemen:

You have requested us to render an opinion as to the fairness, from a financial point of view, to the stockholders of COROMED, Inc. ("COROMED" or the "Company"), of the consideration to be received by COROMED's stockholders in the proposed merger of COROMED (the "Merger") with COROMED Acquisition Corporation, a wholly owned subsidiary of Omnicare, Inc. ("Omnicare"), pursuant to the terms of the Agreement and Plan of Merger dated January 27, 1997 by and among COROMED, COROMED Acquisition Corporation and Omnicare ("the Agreement"). Capitalized terms used herein shall have the meaning used in the Agreement unless otherwise defined herein.

Pursuant to the Agreement, Omnicare will acquire all of the outstanding stock of COROMED in exchange for shares of Omnicare Common Stock having an aggregate value of $40,000,000, as determined in accordance with, and subject to the adjustments contemplated by, the exchange ratio formula set forth in Section 4.2 of the Agreement. Following the Merger, COROMED will be a wholly owned subsidiary of Omnicare.

Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the COROMED Board of Directors in connection with the Merger and will receive fees for our services, including the rendering of this opinion.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain publicly available financial statements and other information of Omnicare; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iv) reviewed and analyzed certain financial projections concerning the Company prepared by the management of the Company; (v) reviewed and analyzed certain financial projections concerning Omnicare prepared by institutional equity research analysts; (vi) conducted

The Board of Directors, COROMED, Inc.
February 19, 1997
Page 2


discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (vii) reviewed the historical and projected financial performance and market valuations of certain comparable, publicly traded companies; and (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax and other information provided to us by the Company and Omnicare, and have not independently verified such information. We have not performed an independent evaluation or appraisal of any of the respective assets or liabilities of the Company or Omnicare and we have not been furnished with any such valuations or appraisals. With respect to the Company's financial forecasts, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the financial forecasts prepared by institutional equity research analysts about Omnicare, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of such analysts as to the future financial performance of Omnicare. We have also assumed that the Merger will qualify for pooling-of-interests accounting treatment and be a tax-free transaction for the stockholders of COROMED.

This letter is provided solely for the information of the Board of Directors of the Company and is not on behalf of, and shall not confer rights or remedies upon, any stockholder of the Company, or any other person other than the Company's Board of Directors. This letter may not be published or otherwise used and no public references to Wessels, Arnold & Henderson, L.L.C. may be made without our prior consent. Further, our opinion speaks only as of the date hereof and is based on conditions as they exist and information which we have been supplied as of the date hereof. We specifically disclaim any obligation to update our opinion after the date hereof.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by COROMED's stockholders in the proposed Merger, as described in the Agreement, is fair, from a financial point of view, to such stockholders.

Our opinion set forth herein confirms the oral advice that we delivered to certain members of the Board of Directors prior to COROMED's execution of the Agreement.

Very truly yours,

Wessels, Arnold & Henderson, L.L.C.


By: /s/ BRYSON D. HOLLIMON
    ----------------------
        Bryson D. Hollimon
        Managing Director and
        Head of Investment Banking

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 The Omnicare Certificate provides that a director of Omnicare will not be liable to Omnicare or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the DGCL, as amended or interpreted from time to time.

                 DGCL Section 102(b)(7) allows a company to limit the personal liability of the directors of the company for violations of their fiduciary duties. In effect, a director will not be personally liable for monetary damages for actions involving a breach of his fiduciary duty of care, including any such actions involving gross negligence. However, a director's liability to the company or its stockholders for monetary damages may not be eliminated or limited (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit.

                 In addition, the Omnicare Certificate states that Omnicare shall, to the full extent permitted by the DGCL, as amended or interpreted from time to time, indemnify all directors, officers and employees whom it may indemnify pursuant thereto and in addition, Omnicare may, to the extent permitted by the DGCL, indemnify agents of Omnicare or other persons.

                 DGCL Section 145 gives a corporation broad powers to indemnify officers, directors and employees who were, are or are threatened to be made party to a suit due to their roles as such or were serving at the request of the corporation as a director, officer, or employee or agent of another entity at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement fees, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation. The indemnification allowed under DGCL Section 145 is not deemed exclusive of any other rights that such person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors.

                 DGCL Section 145 also allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against any liability asserted against such person whether or not the corporation would have the power to indemnify him against such liability under this section.

         Omnicare carries Liability Insurance for its directors and officers.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)  EXHIBITS

                                           2.1    -  Agreement and Plan of Merger, dated as of January 27, 1997, by and among
                                                     Omnicare, Merger Sub, Coromed and certain Principal Stockholders of Coromed.
                                                     Attached as Appendix A to the Proxy Statement/Prospectus included in this
                                                     Registration Statement.

                                           2.2    -  Support Agreement, dated as of January 27, 1997, by and among Omnicare and certain Principal Stockholders of Coromed.  Attached as Appendix B to the
                                                     Proxy Statement/Prospectus included in this Registration Statement.

                                           3.1    -  Restated Certificate of Incorporation of Omnicare.(1)

                                           3.2    -  Amended Bylaws of Omnicare.(2)

                                           4.1    -  Indenture, dated as of October 1, 1993, between Omnicare and NBD Bank, N.A.,
                                                     Trustee, as amended October 20, 1993, for the 5-3/4% Convertible Subordinated
                                                     Notes due 2003. Incorporated by reference from Registrant's Form 8-K, filed
                                                     October 20, 1993.

                                           5.1    -  Opinion of Dewey Ballantine.

                                           8.1    -  Form of Opinion of Morgan, Lewis & Bockius LLP as to certain federal income tax matters.
                                          10.1    -  Executive Salary Protection Plan, as amended, May 22, 1981.(3)

                                          10.2    -  1981 Stock Incentive Plan, as amended. Incorporated by reference from
                                                     Registrant's Form 10-K, filed March 25, 1988.

                                          10.3    -  1989 Stock Incentive Plan.  Incorporated by reference from Registrant's Proxy
                                                     Statement for 1989 Annual Meeting of Principal Stockholders dated April 10,
                                                     1989.

                                          10.4    -  1992 Long-Term Stock Incentive Plan.  Incorporated by reference from
                                                     Registrant's Proxy Statement for 1992 Annual Meeting of Principal Stockholders
                                                     dated April 6, 1992.

                                          10.5    -  1995 Premium-Priced Stock Option Plan. Incorporated by reference from
                                                     Registrant's Proxy Statement for 1995 Annual Meeting of Principal Stockholders
                                                     dated April 10, 1995.

                                          10.6    -  Excess Benefits Plan.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1988.

                                          10.7    -  Asset Purchase Agreement, dated as of March 18, 1993, between Omnicare and
                                                     Clar-Ron, Inc. Incorporated by reference from Registrant's Form 8-K, filed
                                                     April 7, 1993.

                                          10.8    -  Asset Purchase Agreement, dated as of September 2, 1994, between Omnicare and
                                                     Evergreen Pharmaceutical, Inc.  Incorporated by reference from Registrant's
                                                     Form 8-K, filed September 2, 1994.

                                          10.9    -  Form of Indemnification Agreement with Directors and Officers.  Incorporated by reference from Registrant's Proxy Statement for 1987 Annual Meeting of
                                                     Principal Stockholders dated April 14, 1987.

                                          10.10   -  Employment Agreements with J.F. Gemunder and C.D. Hodges dated August 4, 1988.
                                                     Incorporated by reference from Registrant's Form 10-K, filed March 29, 1989.

                                          10.11   -  Amendment to Employment Agreements with J.F. Gemunder and C.D. Hodges dated
                                                     May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed
                                                     March 25, 1994.

                                          10.12   -  Employment Agreement with T.R. Marsh dated August 4, 1988 and Amendment dated
                                                     May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed
                                                     March 25, 1994.

                                          10.13   -  Employment Agreement with P.E. Keefe dated March 4, 1993.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.

                                          10.14   -  Employment Agreement with K.W. Chesterman dated May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.

                                          10.15   -  Amendment to Employment Agreements with J.F. Gemunder, K.W. Chesterman, P.E.
                                                     Keefe, C.D. Hodges and T.R. Marsh dated May 16, 1994. Incorporated by reference from Registrant's Form 10-K, filed March 25, 1995.

                                          10.16   -  Amendment to Employment Agreements with J.F. Gemunder, K.W. Chesterman, P.E.
                                                     Keefe and C.D. Hodges dated May 15, 1995.(3)

                                          10.17   -  Split Dollar Agreement with E.L. Hutton dated June 1, 1995 (Agreement in the same Form exists with J.F. Gemunder).(3)

                                          10.18   -  Split Dollar Agreement with K.W. Chesterman dated June 1, 1995 (Agreements in the same Form exists with the following Executive Officers:  C.D. Hodges and
                                                     P.E. Keefe).(3)

                                          11.1    -  Statement re computation of per share earnings of Omnicare.


                                          11.2    -  Statement re computation of per share earnings of Coromed.

                                          21.1    -  Subsidiaries of the Registrant.(3)

                                          23.1    -  Consent of Dewey Ballantine (included as part of its opinion filed as Exhibit
                                                     5.1 hereto).

                                          23.2    -  Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 8.1 hereto).

                                          23.3    -  Consent of Coopers & Lybrand L.L.P.

                                          23.4    -  Consent of Price Waterhouse LLP.

                                          24.1    -  Power of Attorney, included as part of the Signature page in this Registration
                                                     Statement.

                                          99.1    -  Form of Proxy for holders of Coromed Common Stock.

                                          99.2    -  Form of Letter to Coromed stockholders.

                                          99.3    -  Form of Notice to Coromed stockholders.

                                          99.4    -  Fairness Opinion of Wessels, Arnold & Henderson, L.L.C.  Attached as Appendix
                                                     D to the Proxy Statement/Prospectus included in this Registration Statement.


         (b)     FINANCIAL STATEMENT SCHEDULES

                 Schedule II - Valuation & Qualifying Accounts

____________________

 (1) Incorporated by reference from Registrant's Registration Statement on Form S-3, Registration No. 33-59689.

 (2) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

 (3) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


ITEM 22.         UNDERTAKINGS.

                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 4th day of March, 1997.

March 4, 1997                              OMNICARE, INC.

                                           /s/ JOEL F. GEMUNDER
                                           ---------------------
                                               Joel F. Gemunder, President


                               POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward L. Hutton, Joel F. Gemunder and Cheryl D. Hodges his or her true and lawful attorneys-in-fact and agents, with full power of substitution, and each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-4, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.


                 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                               Title                                       Date

/s/EDWARD L. HUTTON                     Chairman and Director                       March 4, 1997
------------------------
   Edward L. Hutton                     (Principal Executive Director)              March 4, 1997

/s/JOEL F. GEMUNDER                     President and Director                      March 4, 1997
------------------------
   Joel F. Gemunder                     (Principal Executive Officer)               March 4, 1997

/s/DAVID W. FROESEL, JR.                Senior Vice President and                   March 4, 1997
------------------------                Chief Financial Officer
   David W. Froesel, Jr.                (Principal Financial Officer and
                                        Principal Accounting Officer)

/S/RONALD K. BAUER                      Director                                    March 4, 1997
------------------------
   Ronald K. Bauer

/s/KENNETH W. CHESTERMAN                Director                                    March 4, 1997
------------------------
   Kenneth W. Chesterman

/s/CHARLES H. ERHART, JR.               Director                                    March 4, 1997
-------------------------
   Charles H. Erhart, Jr.

/s/MARY LOU FOX                         Director                                    March 4, 1997
-------------------------
   Mary Lou Fox

/s/CHERYL D. HODGES                     Director                                    March 4, 1997
-------------------------
   Cheryl D. Hodges


/s/ THOMAS C. HUTTON                        Director                                    March 4, 1997
--------------------------
    Thomas C. Hutton

/s/ PATRICK E. KEEFE                        Director                                    March 4, 1997
--------------------------
    Patrick E. Keefe

/s/ SANDRA E. LANEY                         Director                                    March 4, 1997
--------------------------
    Sandra E. Laney

/s/ ANDREA R. LINDELL                       Director                                    March 4, 1997
--------------------------
    Andrea R. Lindell

/s/ SHELDON MARGEN, M.D.                    Director                                    March 4, 1997
--------------------------
    Sheldon Margen, M.D.

/s/ KEVIN J. MCNAMARA                       Director                                    March 4, 1997
--------------------------
    Kevin J. Mcnamara

/s/ JOHN M. MOUNT                           Director                                    March 4, 1997
--------------------------
    John M. Mount

/s/ TIMOTHY S. O'TOOLE                      Director                                    March 4, 1997
--------------------------
    Timothy S. O'Toole

/s/ D. WALTER ROBBINS, JR.                  Director                                    March 4, 1997
--------------------------
    D. Walter Robbins, Jr.

                                 EXHIBIT INDEX

 (a)  EXHIBITS

                                           2.1    -  Agreement and Plan of Merger, dated as of January 27, 1997, by and among
                                                     Omnicare, Merger Sub, Coromed and certain Principal Stockholders of Coromed.
                                                     Attached as Appendix A to the Proxy Statement/Prospectus included in this
                                                     Registration Statement.

                                           2.2    -  Support Agreement, dated as of January 27, 1997, by and among Omnicare and certain Principal Stockholders of Coromed.  Attached as Appendix B to the
                                                     Proxy Statement/Prospectus included in this Registration Statement.

                                           3.1    -  Restated Certificate of Incorporation of Omnicare.(1)

                                           3.2    -  Amended Bylaws of Omnicare.(2)

                                           4.1    -  Indenture, dated as of October 1, 1993, between Omnicare and NBD Bank, N.A.,
                                                     Trustee, as amended October 20, 1993, for the 5-3/4% Convertible Subordinated
                                                     Notes due 2003. Incorporated by reference from Registrant's Form 8-K, filed
                                                     October 20, 1993.

                                           5.1    -  Opinion of Dewey Ballantine.

                                           8.1    -  Form of Opinion of Morgan, Lewis & Bockius LLP as to certain federal income tax matters.

                                          10.1    -  Executive Salary Protection Plan, as amended, May 22, 1981.(3)

                                          10.2    -  1981 Stock Incentive Plan, as amended. Incorporated by reference from
                                                     Registrant's Form 10-K, filed March 25, 1988.

                                          10.3    -  1989 Stock Incentive Plan.  Incorporated by reference from Registrant's Proxy
                                                     Statement for 1989 Annual Meeting of Principal Stockholders dated April 10,
                                                     1989.

                                          10.4    -  1992 Long-Term Stock Incentive Plan.  Incorporated by reference from
                                                     Registrant's Proxy Statement for 1992 Annual Meeting of Principal Stockholders
                                                     dated April 6, 1992.

                                          10.5    -  1995 Premium-Priced Stock Option Plan. Incorporated by reference from
                                                     Registrant's Proxy Statement for 1995 Annual Meeting of Principal Stockholders
                                                     dated April 10, 1995.

                                          10.6    -  Excess Benefits Plan.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1988.

                                          10.7    -  Asset Purchase Agreement, dated as of March 18, 1993, between Omnicare and
                                                     Clar-Ron, Inc. Incorporated by reference from Registrant's Form 8-K, filed
                                                     April 7, 1993.

                                          10.8    -  Asset Purchase Agreement, dated as of September 2, 1994, between Omnicare and
                                                     Evergreen Pharmaceutical, Inc.  Incorporated by reference from Registrant's
                                                     Form 8-K, filed September 2, 1994.

                                          10.9    -  Form of Indemnification Agreement with Directors and Officers.  Incorporated by reference from Registrant's Proxy Statement for 1987 Annual Meeting of
                                                     Principal Stockholders dated April 14, 1987.

                                          10.10   -  Employment Agreements with J.F. Gemunder and C.D. Hodges dated August 4, 1988.
                                                     Incorporated by reference from Registrant's Form 10-K, filed March 29, 1989.

                                          10.11   -  Amendment to Employment Agreements with J.F. Gemunder and C.D. Hodges dated
                                                     May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed
                                                     March 25, 1994.

                                          10.12   -  Employment Agreement with T.R. Marsh dated August 4, 1988 and Amendment dated
                                                     May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed
                                                     March 25, 1994.

                                          10.13   -  Employment Agreement with P.E. Keefe dated March 4, 1993.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.

                                          10.14   -  Employment Agreement with K.W. Chesterman dated May 17, 1993.  Incorporated by reference from Registrant's Form 10-K, filed March 25, 1994.

                                          10.15   -  Amendment to Employment Agreements with J.F. Gemunder, K.W. Chesterman, P.E.
                                                     Keefe, C.D. Hodges and T.R. Marsh dated May 16, 1994. Incorporated by reference from Registrant's Form 10-K, filed March 25, 1995.

                                          10.16   -  Amendment to Employment Agreements with J.F. Gemunder, K.W. Chesterman, P.E.
                                                     Keefe and C.D. Hodges dated May 15, 1995.(3)

                                          10.17   -  Split Dollar Agreement with E.L. Hutton dated June 1, 1995 (Agreement in the same Form exists with J.F. Gemunder).(3)

                                          10.18   -  Split Dollar Agreement with K.W. Chesterman dated June 1, 1995 (Agreements in the same Form exists with the following Executive Officers:  C.D. Hodges and
                                                     P.E. Keefe).(3)

                                          11.1    -  Statement re computation of per share earnings of Omnicare.

                                          11.2    -  Statement re computation of per share earnings of Coromed.

                                          21.1    -  Subsidiaries of the Registrant.(3)

                                          23.1    -  Consent of Dewey Ballantine (included as part of its opinion filed as Exhibit
                                                     5.1 hereto).

                                          23.2    -  Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 8.1 hereto).

                                          23.3    -  Consent of Coopers & Lybrand L.L.P.

                                          23.4    -  Consent of Price Waterhouse LLP.

                                          24.1    -  Power of Attorney, included as part of the Signature page in this Registration
                                                     Statement.

                                          99.1    -  Form of Proxy for holders of Coromed Common Stock.

                                          99.2    -  Form of Letter to Coromed stockholders.

                                          99.3    -  Form of Notice to Coromed stockholders.

                                          99.4    -  Fairness Opinion of Wessels, Arnold & Henderson, L.L.C. Attached as Appendix D
                                                     to the Proxy Statement/Prospectus included in this Registration Statement.

         (b)     FINANCIAL STATEMENT SCHEDULES

                 Schedule II - Valuation & Qualifying Accounts


----------------
(1) Incorporated by reference from Registrant's Registration Statement on Form S-3, Registration No. 33-59689.

(2) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

(3) Incorporated by reference from Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.